Exhibit 10.1

AMENDED AND RESTATED MASTER LEASE AGREEMENT

BY AND AMONG

THE ENTITIES LISTED ON SCHEDULE 1-A ATTACHED HERETO,

collectively, jointly and severally, Lessor

AND

THE ENTITIES LISTED ON SCHEDULE 1-B ATTACHED HERETO,

collectively, jointly and severally, as Lessee

March 21, 2016

i

ARTICLE IX. REPAIRS; RESERVES		44

9.1.	Maintenance; Repair and Remodel	44
9.2.	Security Deposit	45

ARTICLE X. CAPITAL ADDITIONS		46

10.1.	Reserved	46
10.2.	Construction of Capital Additions to the Leased Property	46
10.3.	Capital Additions Financed by Lessee	47
10.4.	Capital Additions Funded by Lessor	47
10.5.	Salvage	48

ARTICLE XI. LIENS		48

11.1.	General Restrictions	48
11.2.	Permitted Leasehold Mortgages	49

ARTICLE XII. PERMITTED CONTESTS		49

12.1.	Permitted Contests	49

ARTICLE XIII. INSURANCE		50

13.1.	General Insurance Requirements	50
13.2.	Additional Insurance	53
13.3.	Waiver of Subrogation	53
13.4.	Form of Insurance	54
13.5.	Increase in Limits	55
13.6.	Blanket Policy	55
13.7.	No Separate Insurance	56
13.8.	Insurance Required under Oklahoma Ground Lease	56
13.9.	Insurance Required under Kershaw Medical Center Lease	56

ARTICLE XIV. FIRE AND CASUALTY		56

14.1.	Insurance Proceeds	56
14.2.	Reconstruction in the Event of Damage or Destruction Covered by Insurance	57
14.3.	Reconstruction in the Event of Damage or Destruction Not Covered by Insurance	57
14.4.	Lessee’s Personal Property	58
14.5.	Restoration of Lessee’s Property	58
14.6.	No Abatement of Rent	58
14.7.	Damage Near End of Term	58
14.8.	Waiver	58

ARTICLE XV. CONDEMNATION		58

15.1.	Parties’ Rights and Obligations	58
15.2.	Total Taking	59

15.3.	Partial Taking	59
15.4.	Award Distribution	59
15.5.	Temporary Taking	59

ARTICLE XVI. DEFAULT		59

16.1.	Events of Default	59
16.2.	Additional Expenses	67
16.3.	Waivers	68
16.4.	Application of Funds	68
16.5.	Notices by Lessor	69

ARTICLE XVII. LESSOR’S RIGHT TO CURE		69

ARTICLE XVIII. INTENTIONALLY DELETED		69

ARTICLE XIX. HOLDING OVER		69

ARTICLE XX. LESSOR CONSENT		70

ARTICLE XXI. RISK OF LOSS		70

ARTICLE XXII. INDEMNIFICATION		70

ARTICLE XXIII. ASSIGNMENT, SUBLETTING AND SUBLEASE SUBORDINATION		72

23.1.	Assignment and Subletting	72
23.2.	Sublease Limitations	73
23.3.	Sublease Subordination and Non-Disturbance	73
23.4.	Existing Subleases	74

ARTICLE XXIV. OFFICER’S CERTIFICATES; FINANCIAL STATEMENTS; NOTICES AND OTHER CERTIFICATES		74

ARTICLE XXV. INSPECTIONS		77

ARTICLE XXVI. NO WAIVER		78

ARTICLE XXVII. REMEDIES CUMULATIVE		78

ARTICLE XXVIII. SURRENDER		78

ARTICLE XXIX. NO MERGER OF TITLE		78

ARTICLE XXX. TRANSFERS BY LESSOR; SEVERANCE RIGHTS		78

30.1.	Transfers by Lessor	78
30.2.	Severance Rights	79

ARTICLE XXXI. QUIET ENJOYMENT		80

ARTICLE XXXII. NOTICES		80

ARTICLE XXXIII. APPRAISAL		81

ARTICLE XXXIV. PURCHASE RIGHTS		82

34.1.	Lessor’s Option to Purchase Lessee’s Personal Property	82
34.2.	Lessee’s First Right of Refusal.	82

ARTICLE XXXV. SUBSTITUTION RIGHTS		84

ARTICLE XXXVI. FINANCING OF THE LEASED PROPERTY		86

ARTICLE XXXVII. SUBORDINATION AND NON-DISTURBANCE		87

ARTICLE XXXVIII. LICENSES		87

38.1.	Maintenance of Licenses	87
38.2.	No Transfers or Alterations of Licenses	88
38.3.	Notifications; Corrective Actions	88
38.4.	Termination of Lease	88
38.5.	Material Condition of Lease	89

ARTICLE XXXIX. INTENTIONALLY OMITTED		89

ARTICLE XL. MISCELLANEOUS		89

40.1.	General	89
40.2.	Bankruptcy Waivers	90
40.3.	Lessor’s Expenses	90
40.4.	Entire Agreement; Modifications	91
40.5.	Lessor Securities Offering and Filings	91
40.6.	Non-Recourse as to Parties	92
40.7.	Covenants, Restrictions and Reciprocal Easements	92
40.8.	Force Majeure	92
40.9.	Management Agreements	93
40.10.	Lessee Non-Competition	93
40.11.	Lessor Non-Competition	94
40.12.	Governing Law	95
40.13.	Jurisdiction and Venue	95
40.14.	True Operating Lease	96
40.15.	Intentionally Deleted	96
40.16.	Compliance with Anti-Terrorism Laws	96
40.17.	Electronically Transmitted Signatures	97
40.18.	Waiver of Jury Trial	97
40.19.	Counterparts	97
40.20.	Survival	97
40.21.	Continuation of Defaults	97
40.22.	Specific Performance	98
40.23.	Joint Drafting	98
40.24.	Joint and Several Obligations	98
40.25.	Representations, Agreements and Covenants relating to Certain Properties	98
40.26.	Oklahoma Ground Lease	98
40.27.	Kershaw Medical Center Lease; Parking License	99
40.28.	Arbitration	992

ARTICLE XLI. MEMORANDUM OF LEASE		101

EXHIBITS AND SCHEDULES:

Exhibit A-1	Oklahoma Owned Land
Exhibit A-2	Oregon Land
Exhibit A-3	South Carolina Land
Exhibit A-4	Oklahoma Ground Leased Land
Exhibit A-5	Kershaw Owned Land
Exhibit A-6	Kershaw Leased Land
Exhibit B-1	Permitted Exceptions—Oklahoma Owned Land
Exhibit B-2	Permitted Exceptions—Oregon Land
Exhibit B-3	Permitted Exceptions—South Carolina Land
Exhibit B-4	Permitted Exceptions—Oklahoma Ground Leased Land
Exhibit B-5	Permitted Exceptions – Kershaw Owned Land
Exhibit B-6	Permitted Exceptions – Kershaw Leased Land
Exhibit C	Lessee Representations and Warranties
Exhibit D	Form Intercreditor Agreement with Leasehold Mortgagee
Exhibit E	Existing Subleases
Exhibit F	Kershaw Facilities
Schedule 1-A	Lessors
Schedule 1-B	Lessees
Schedule 3.1(a)	Lease Bases
Schedule 9.2	Allocation of Security Deposit
Schedule 40.25	State Specific Provisions

v

AMENDED AND RESTATED MASTER LEASE AGREEMENT

This AMENDED AND RESTATED MASTER LEASE AGREEMENT (the “Lease”) is dated this 21st day of March, 2016 (to become immediately effective upon the Effective Date (as herein defined), and is by and among the entities listed on Schedule 1-A attached hereto and made a part hereof by reference and incorporation (collectively, jointly and severally, the “Lessor”), having their principal office at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, and the entities listed on Schedule 1-B attached hereto and made a part hereof by reference and incorporation (collectively, jointly and severally, the “Lessee”), having their principal office at 510 Corporate Drive, Suite 200, Franklin, TN 37067.

STATEMENT OF INTENT

Subject to Articles V, XIV, XV, XXX and Section 16.1, this Lease constitutes one unitary, indivisible, non-severable true lease of all the Leased Property. This Lease does not constitute separate leases contained in one document each governed by similar terms. The use of the expression “unitary lease” to describe this Lease is not merely for convenient reference. It is the conscious choice of a substantive appellation to express the intent of Lessor and Lessee in regard to an integral part of this transaction, which is to accomplish the creation of an indivisible lease. Lessor and Lessee agree that from an economic point of view the portions of the Leased Property leased pursuant to this Lease constitute one economic unit and that the Rent and all other provisions have been negotiated and agreed to based upon a lease of all the portions of the Leased Property as a single, composite, inseparable transaction. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), all provisions of this Lease, including definitions, commencement and expiration dates, rental provisions, use provisions, renewal provisions, breach, default, enforcement, termination and assignment and subletting provisions, shall apply equally and uniformly to all the Leased Property as one unit and are not severable. The economic terms of this Lease would have been substantially different had separate leases or a “divisible” lease been acceptable to Lessor. A default of any of the terms or conditions of this Lease occurring with respect to any particular Property shall constitute a default under this Lease with respect to all the Leased Property. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), Lessor and Lessee agree that the provisions of this Lease shall at all times be construed, interpreted and applied such that the intention of Lessor and Lessee to create a unitary lease shall be preserved and maintained. Lessor and Lessee agree that for the purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amendment or successor section thereof, this is one indivisible and non-severable lease dealing with and covering one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property.

W I T N E S S E T H:

WHEREAS, Lessor is the current owner of that certain real property more particularly described on Exhibits A-1 et seq. attached hereto and incorporated herein by reference (collectively, the “Owned Land”), and is also the current owner of all of the Leased Improvements (as hereinafter defined) located on the Owned Land;

WHEREAS, pursuant to that certain Assignment and Assumption of Ground Lease dated as of August 31, 2015, the Oklahoma Lessee assigned to the Oklahoma Lessor all of its right, title and interest in, to and under the Oklahoma Ground Lease (as hereinafter defined) whereby the Oklahoma Lessor (i) holds a leasehold interest in the Oklahoma Ground Leased Land (as hereinafter defined), and (ii) owns the improvements located on the Oklahoma Ground Leased Land during the term of the Oklahoma Ground Lease (after which time the improvements located on the Oklahoma Ground Leased Land revert to the “Landlord” under the Oklahoma Ground Lease);

WHEREAS, pursuant to that certain Assignment and Assumption dated as of October 30, 2015, the Kershaw Lessee assigned to the Kershaw Lessor all of its right, title and interest in, to and under the Kershaw Medical Center Lease (as hereinafter defined) whereby the Kershaw Lessor (i) holds a leasehold interest in the Kershaw Leased Land (as hereinafter defined), and (ii) owns the improvements located on the Kershaw Leased Land during the term of the Kershaw Medical Center Lease (after which time the improvements located on the Kershaw Leased Land revert to the “Landlord” under the Kershaw Medical Center Lease);

WHEREAS, pursuant to that certain Master Lease Agreement dated as of August 31, 2015, as amended by that certain Joinder and Amendment to Master Lease Agreement dated as of October 30, 2015 (the “Master Lease”), Lessor leased the Land (as hereinafter defined) and the Leased Improvements to MPT of Hartsville-Capella Hospital, LLC, MPT of McMinnville-Capella Hospital, LLC, MPT of Muskogee-Capella Hospital, LLC and MPT of Kershaw-Capella Hospital, LLC, each a Delaware limited liability company (collectively, the “MPT TRS Entities”);

WHEREAS, pursuant to that certain Master Lease Agreement dated August 31, 2015, as amended by that certain Joinder and Amendment to Master Lease Agreement dated as of October 30, 2015 (the “Original Lease”), the MPT TRS Entities subleased the Land and Leased Improvements to Lessee;

WHEREAS, this Lease is being entered into in connection with the consummation of the transactions contemplated under that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Capella Health Holdings, LLC, a Delaware limited liability company, RegionalCare Hospital Partners Holdings, Inc., a Delaware corporation, and Crimson Merger Sub, LLC, a Delaware limited liability company (the “Merger Agreement”) (it is acknowledged and agreed that this Lease has been executed and delivered on the date set forth in the preamble and shall be automatically effective as of the “Closing” under the Merger Agreement (the “Effective Date”), without any further action of the parties);

WHEREAS, pursuant to that certain Termination of Lease and Related Documents, dated as of the date hereof and to effective upon the Effective Date, the Master Lease shall be terminated and Lessor shall become the lessor under the Original Lease (it is acknowledged and agreed that if the Merger Agreement is terminated in accordance with its terms at any time prior to the Closing Date (as therein defined), then this Lease shall also terminate ab initio and be of no further force or effect simultaneously with such termination, and the Original Lease shall remain in full force and effect); and

WHEREAS, Lessor and Lessee desire to amend and restate the Original Lease, effective as of the Effective Date, to reflect Lessor as landlord and to amend certain other provisions of the Original Lease as provided herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Certain Defined Terms. Capitalized terms used herein shall have the respective meanings ascribed to them in this Section 1.1.

Acceptable Replacement Guarantor: One or more Persons that (i) (a) is Controlled by Capella Holdings or (b) has been approved in writing by Lessor (such approval not to be unreasonably withheld) to replace an initial Guarantor in connection or to become an additional Guarantor, as applicable; (ii) executes, acknowledges and delivers to Lessor a joinder to the Guaranty; (iii) for whom Lessor shall have received confirmation of financial and credit characteristics reasonably satisfactory to Lessor; and (iv) either Controls any Facility Lessee or owns a direct or indirect ownership interest in such Facility Lessee.

ACH: As defined in Section 3.1.

Additional Charges: As defined in Section 3.2.

Adjustment Date: As defined in Section 3.1(b).

Affiliate: With respect to any Person (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, 10% or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, partner, member, manager or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such Person). For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or otherwise. Whenever the term Affiliate is used to describe

Lessor’s Affiliates, it shall not be deemed to include Lessee, Sunergeo Health, RegionalCare Holdings, Capella Holdings, any of their respective Subsidiaries, Apollo Global Management, LLC, its affiliated investment funds or alternative investment vehicles, and Affiliates of any of the foregoing.

Affiliate Lessee: The Hot Springs Lessee.

Affiliate Separate Lease: The Hot Springs Lease, as modified, amended or restated from time to time.

AIREA: The American Institute of Real Estate Appraisers, or any successor organization.

Allocated Base Rent: As defined in Section 3.1(a).

Allocated Deposit: As defined in Section 9.2.

Anti-Terrorism Laws: Any applicable laws, statutes and regulations relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the laws, statutes and regulations comprising or implementing the Bank Secrecy Act, and the laws, statutes and regulations administered by OFAC.

Auriga: As defined in Section 13.1(a).

Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

Bankruptcy Code: Chapter 11 U.S.C. § 101, et seq.

Base Rent: At any time the total Allocated Base Rent payable with respect to the Properties for any period.

Binding Agreement: As defined in Section 34.2(a).

Blocked Person: Any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned 50% or more by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which Lessor is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, or (d) a Person that is named a “specially designated national” or “blocked person” on the OFAC List.

Business: With respect to each of the Properties, the operation of a general acute care hospital facility thereon and, in each case, the engagement in and pursuit and conduct of any business venture or activity incident or related thereto, including any business that relates to the business currently conducted by the Company (such as bariatric centers and/or health plans).

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which money centers in the City of New York, New York are authorized or obligated by law or executive order to close.

Capella Holdings: Capella Holdings, Inc., a Delaware corporation.

Capella Healthcare: Capella Healthcare, Inc., a Delaware corporation.

Capital Additions: With respect to each Property, (a) extraordinary renovations or expansions of buildings, structures or other improvements currently located on that Property (or on additional parcels added to such Property), (b) the addition of one or more parcels of land to such Property (whether by purchase or ground lease), or (c) the addition of one or more new buildings or additional structures placed on such Property or any such additional parcels of land, including, without limitation, the construction of a new wing or new story.

Cash Collections: Any and all payments received for patient related services that are posted to Lessee’s accounting system for a Facility, including, without limitation, any such payments received from patients, insurance companies, managed care and preferred provider organizations, Medicaid, Medicare, or other payors.

Casualty Impacted Property: As defined in Section 14.2(a).

CERCLA: As defined in the definition of “Hazardous Materials Law.”

Change of Control Transaction: With respect to any Lessee (other than the Guarantors or Permitted Holders), the transfer of more than Fifty Percent (50%) of the direct Equity Interests in such Lessee (whether stock, partnership interests, membership interests or other interests) without Lessor’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned if such transfer is to a Person with substantially equal experience to Lessee with respect to properties similar to the Leased Properties, operating characteristics reasonably satisfactory to Lessor, and substantially similar creditworthiness). With respect to any Guarantor, any transaction pursuant to which any Major Healthcare REIT other than the Permitted Holders (or any holding company parent of such Guarantor owned directly or indirectly by the Permitted Holders) shall have acquired (i) direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934 (as amended)) in such Guarantor of Fifty Percent (50%) or more, or (ii) direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934 (as amended)) of voting power of the Equity Interests of such Guarantor having more than fifty percent (50%) of the ordinary voting power for the election of directors or managers of such Guarantor.

Claim: As defined in Section 8.2(b).

CMS: As defined in Section 38.1.

Code: The United States Internal Revenue Code of 1986, as amended through the date hereof, and all regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

Combined Obligors: Collectively, Lessee and the Affiliate Lessee, in each case, as of the date hereof.

Combined Obligor Payments: For any period, the sum of the payment obligations of all Combined Obligors under (a) this Lease and (b) the Affiliate Separate Lease.

Commencement Date: The Initial Commencement Date, provided that as to any New Property, Commencement Date shall mean the date that such New Property becomes subject to this Lease.

Competing Business: As defined in Section 40.10.

Condemnation: Either (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or (b) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending, in all of the foregoing cases with respect to any portion of the Leased Property.

Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Consolidated Net Income: The aggregate Net Income of Capella Holdings and its Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), any severance, relocation or other restructuring expenses, any expenses related to any New Project or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facility closing costs, rebranding costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facility opening costs, signing, retention or completion bonuses, and expenses or charges related to any offering of equity interests or debt securities of Capella Holdings or any of its Subsidiaries, any investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and expenses related to the Transactions incurred before, on or after the Effective Date), in each case, shall be excluded,

(ii) any net after-tax income or loss from disposed of, abandoned, closed or discontinued operations or fixed assets and any net after-tax gain or loss on the dispositions of disposed of, abandoned, closed or discontinued operations or fixed assets shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the management of Capella Holdings) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, hedging agreements or other derivative instruments shall be excluded,

(v) (A) the Net Income for such period of any Person that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent Person or a Subsidiary thereof from any Person in excess of, but without duplication of, the amounts included in subclause (A),

(vi) the cumulative effect of a change in accounting principles during such period shall be excluded,

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and its subsidiaries and including the effects of adjustments to (A) deferred rent, (B) deferred franchise fees, (C) capitalized lease obligations or other obligations or deferrals attributable to capital spending funds with suppliers or (D) any other deferrals of income) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP, shall be excluded,

(ix) any non-cash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(x) accruals and reserves that are established or adjusted within twelve months after the Effective Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded,

(xii) any gain, loss, income, expense or charge resulting from the application of any LIFO method shall be excluded,

(xiii) any non-cash charges for deferred tax asset valuation allowances shall be excluded,

(xiv) any currency translation gains and losses related to currency remeasurements of indebtedness, and any net loss or gain resulting from hedging agreements for currency exchange risk, shall be excluded,

(xv) any deductions attributable to minority interests shall be excluded,

(xvi) (A) the non-cash portion of “straight-line” rent expense shall be excluded and (B) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,

(xvii) (A) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days following the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and (B) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period), and

(xviii) without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such Person in respect of such period for income taxes shall be included as though such amounts had been paid as income taxes directly by such Person for such period.]

Consolidated Fixed Charges: For any period, for Capella Holdings and its Subsidiaries on a consolidated basis, an amount equal to the sum for such period of (a) rent payments, plus, (b) consolidated interest charges, plus (c) consolidated maintenance capital expenditures, plus (d) consolidated funded debt payments.

CPI: The Consumer Price Index, all urban consumers, all items, U.S. City Average, published by the United States Department of Labor, Bureau of Labor Statistics, in which 1982-1984 equals one hundred (100). If the Consumer Price Index is discontinued or revised during the term of this Lease, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

Credit Enhancements: With respect to each Property, all security deposits, security interests, letters of credit, pledges, guaranties, prepaid rent or other sums, deposits or interests held by Lessee, if any, with respect to such Property, the Tenant Leases relating to such Property or the Tenants or subtenants thereunder.

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

Decision Period: As defined in Section 34.2(a).

Declarations: As defined in Section 40.7.

Defaulted Property: As defined in Section 16.1B.

DHS: As defined in Section 38.1.

DHHS: As defined in Section 38.1.

EBITDAR: With respect to Capella Holdings and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Capella Holdings and its Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xiii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDAR is being determined):

(i) provision for taxes based on income, profits or capital of Capella Holdings and its Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations),

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of Capella Holdings and its Subsidiaries for such period,

(iii) depreciation and amortization expenses of Capella Holdings and its Subsidiaries for such period including the amortization of intangible assets, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) and Pre-Opening Expenses,

(v) any other non-cash charges; provided, that for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vi) [reserved],

(vii) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of equity interests, investment, acquisition, New Project, disposition, recapitalization or the incurrence, modification or repayment of indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful),

(viii) [reserved],

(ix) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Capella Holdings or its Subsidiaries (other than contributions received from Capella Holdings or its Subsidiaries) or net cash proceeds of an issuance of equity interests of Capella Holdings,

(x) [reserved],

(xi) the amount of any loss attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided, that (A) such losses are reasonably identifiable and factually supportable and certified by an officer of Capella Holdings and (B) losses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (xi),

(xii) with respect to any joint venture that is not a Subsidiary and solely to the extent relating to any net income referred to in clause (v) of the definition of “Consolidated Net Income”, an amount equal to the proportion of those items described in clauses (i) and (ii) above relating to such joint venture corresponding to Capella Holdings’ and its Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary), and

(xiii) one-time costs associated with commencing Public Company Compliance, and

(xiv) the amount of any rent or other similar charges with respect to the lease of real property;

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDAR is being determined) non-cash items increasing Consolidated Net Income of Capella Holdings and its Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDAR in any prior period);

Effective Date: As defined in the recitals; provided, however that if the Merger Agreement is terminated in accordance with its terms at any time prior to the Closing Date (as therein defined), then this Lease shall also terminate ab initio and be of no further force or effect simultaneously with such termination, and the Original Lease shall remain in full force and effect.

Eliminated Property: As defined in Section 35.1.

Elgin Center: Collectively, the outpatient services center, primary care facility and urgent care facility located at 40 Pinnacle Parkway and 52 Pinnacle Parkway, Elgin, Kershaw County, South Carolina, commonly known as KershawHealth Primary Care (Elgin), KershawHealth Outpatient Center at Elgin, and KershawHealth Urgent Care at Elgin which are operated at the Kershaw Leased Property.

Entered Property: As defined in Section 16.1A.

Environmental Indemnification Agreement: That certain Amended and Restated Environmental Indemnification Agreement, dated as of the date hereof, executed and delivered by each Guarantor to and in favor of Lessor, Hot Springs Lessor and certain of their Affiliates, as the same may be amended, modified and/or restated from time to time.

Equity Constituents: With respect to any Person, as applicable, the members, general or limited partners, shareholders, stockholders or other Persons, however designated, who are the owners of the issued and outstanding equity or ownership interests of such Person.

Equity Cure Expiration Date: As defined in Section 16.1(j)(iii).

Equity Cure Right: As defined in Section 16.1(j)(iii).

Equity Interests: With respect to any Person, the voting power, ownership, or other equitable interests of such Person, including any interest represented by any capital stock, convertible or participating debt instruments, membership interest, partnership interest, or any similar interest therein.

Escalator: As defined in Section 3.1(b).

Event of Default: As defined in Section 16.1.

Existing Subleases: As defined in Section 23.4.

Extension Notice: As defined in Article II.

Extension Term(s): As defined in Article II.

Facility: Each of the Oklahoma Facility, the Oregon Facility, the South Carolina Facility and the Kershaw Facility, sometimes collectively referred to as the “Facilities.”

Facility Instrument: A note (whether secured or unsecured), loan agreement, credit agreement, guaranty, security agreement, mortgage, deed of trust or other agreement pursuant to which a Facility Lender has provided financing to Lessor in connection with any portion of the Leased Property or any part thereof, or funding provided to Lessee, if such funding is provided by Lessor or any Affiliate of Lessor (other than any Obligors) or in connection with a Capital Addition, and any and all renewals, replacements, modifications, supplements, consolidations and extensions thereof.

Facility Lender: A holder (which may include any Affiliate of Lessor) of any Facility Instrument.

Facility Lessee: The Oklahoma Lessee, with respect to the Oklahoma Property, the Oregon Lessee, with respect to the Oregon Property, the South Carolina Lessee, with respect to the South Carolina Property, the Kershaw Lessee, with respect to the Kershaw Property and the Lessee party thereto, with respect to any New Property.

Facility Lessor: The Oklahoma Lessor, with respect to the Oklahoma Property, the Oregon Lessor, with respect to the Oregon Property, the South Carolina Lessor, with respect to the South Carolina Property, the Kershaw Lessor, with respect to the Kershaw Property, and the Lessor party thereto, with respect to any New Property.

Facility Loan: A loan made by a Facility Lender.

Fair Market Value: With respect to each Property, the Fair Market Value of such Property, including all Capital Additions with respect thereto, (a) as shall be determined in accordance with the appraisal procedures set forth in Article XXXIII or in such other manner as shall be mutually acceptable to Lessor and Lessee, and (b) which shall not take into account any reduction in value resulting from any damage, destruction or condemnation of any part of such Property or any indebtedness to which such Property is subject and which encumbrance Lessee or Lessor is otherwise required to remove pursuant to any provision of this Lease or agrees to remove at or prior to the closing of the transaction as to which such Fair Market Value determination is being made. With respect to each Property, and notwithstanding anything contained in this Lease to the contrary, any appraisal of such Property shall assume the Lease is in place for a term of fifteen (15) years, and shall not take into account any purchase options.

Fair Market Value Rent: With respect to each Property, the fair market annual rental value of the Property as of the first day of the third (3rd) Extension Term with the following characteristics: an absolute net lease for a five year term with no more than one (1) five-year extension option of comparable healthcare facility space, with the Leased Property considered as vacant and in its then “as is” condition but with all of Lessee’s Personal Property removed, with Lessor providing no services to Lessee, and an annual increase in base rent after the first year of the term equal to the Escalator. The calculation of Fair Market Value Rent shall also take into account all other reasonable relevant factors. Lessor shall advise Lessee (the “Rent Notice”) of

Lessor’s determination of Fair Market Value Rent within sixty (60) days following Lessee’s exercise of the extension option for the third Extension Term. If Lessee disputes Lessor’s determination of Fair Market Value Rent, the dispute shall be resolved by arbitration as provided in Section 40.28. If the Allocable Base Rent payable during the third Extension Term is not determined prior to the first day of the third Extension Term, then, commencing on the the first Business Day of the third Extension Term, Lessee shall pay Allocable Base Rent in an amount equal to the Allocable Base Rent payable by Lessee during the last year of the second Extension Term, as increased by the Escalator (the “Interim Rent”). Upon final determination of the Allocable Base Rent for the third Extension Term (if this occurs after the commencement of such Extension Term), Lessee shall commence paying such Allocable Base Rent as so determined, and within thirty (30) days after such determination Lessee shall pay any deficiency in prior payments of Allocable Base Rent.

Financial Statements: For any fiscal year or other accounting period for the applicable Person, balance sheets, statements of operations and capital accounts, and statements of cash flows setting forth in comparative form the corresponding figures for the year-earlier fiscal period.

Fixed Term: As defined in Article II.

Fixtures: All equipment, machinery, fixtures, and other items of real property, including all components thereof, now and hereafter located in, on, or used in connection with, and that are, in each case, permanently affixed to the Land, or affixed or incorporated into the buildings and structures on the Land, including, without limitation, all affixed furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

Force Majeure: As defined in Section 40.8.

Full Replacement Cost: As defined in Section 13.1.

GAAP: Generally accepted accounting principles in the United States as in effect from time to time and applied consistently throughout the periods involved.

Governmental Body: Any United States federal, state or local, or any supra national or non U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, court, tribunal or judicial or arbitral body, in each case of competent jurisdiction, including the Securities and Exchange Commission.

Guarantors: Collectively, Capella Holdings and Capella Healthcare.

Guaranty: That certain Amended and Restated Guaranty, dated as of the date hereof, executed and delivered by the Guarantors in favor of Lessor, Hot Springs Lessor and certain of their Affiliates, as the same may be modified, amended, restated and/or supplemented from time to time.

Hazardous Materials: Any asbestos or any substance containing asbestos and deemed hazardous under any Hazardous Materials Law, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, radon gas, and any items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Laws.

Hazardous Materials Laws: Each federal, state and local law and regulation relating to pollution or protection of the environment, including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Materials, and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including, without limitation, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes and ordinances, and the regulations, orders, and decrees now or hereafter promulgated thereunder, in each case as amended from time to time.

Health Benefit Laws: Laws relating to the licensure, certification, qualification or authority to transact business relating to the provision of, or payment for, or both the provision of and payment for, health benefits, health care or insurance coverage, including ERISA, COBRA, HIPAA, SCHIP, Medicare, Medicaid, CHAMPUS/TriCare, and laws relating to the regulation of workers compensation and coordination of benefits.

Health Compliance Laws: All applicable laws pertaining to billing, kickbacks, false claims, self-referral, claims processing, marketing, HIPAA security standards for the storage, maintenance, transmission, utilization and access to and privacy of patient information, and HIPAA and state standards for electronic transactions and data code sets, including, without limitation, the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback Statute (42 U.S.C. Section 1320a-7a(b)), the Stark Law, the Civil Monetary Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. Section 1347), Mail Fraud (18 U.S.C Section 1341), Wire Fraud (18 U.S.C. Section 1343), Theft or Embezzlement (18 U.S.C. Section 669), Fraud and False Statements (18 U.S.C. Section 1001), False Statements Relating to Health Care Matters (18 U.S.C. Section 1035), and any other applicable federal health care law or equivalent state statutes or any rule or regulation promulgated by a Governmental Body with respect to any of the foregoing, as any of the same may be amended, modified and/or restated from time to time.

Healthcare Laws: Health Benefit Laws, Health Compliance Laws and Information Privacy and Security Laws.

Healthcare Real Estate: Any real estate and the improvements located thereon that is operated as hospitals, medical centers, surgical centers, ambulatory centers, diagnostic centers, emergency departments, assisted living facilities and skilled nursing facilities.

Healthcare Real Estate Investment Trust: As of the date of determination, a real estate investment trust (a) primarily in the business of directly owning Healthcare Real Estate and (b) with not less than fifty percent (50%) of its total assets by then current book value, comprised of investments in Healthcare Real Estate. For the avoidance of doubt, no investment bank, private equity or hedge fund or other investment vehicle (e.g. Blackstone) whose primary business is investment but who owns or controls a Healthcare Real Estate Investment Trust, will itself be deemed a Real Estate Investment Trust for purposes of this Lease.

HIPAA: The Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

Hot Springs Lease: That certain Amended and Restated Lease Agreement, dated of even date herewith, between Hot Springs Lessor (as successor thereunder to Hot Springs TRS) and Hot Springs Lessee, as modified, amended or restated from time to time.

Hot Springs Lessee: Hot Springs National Park Hospital Holdings, LLC, a Delaware limited liability company.

Hot Springs Lessor: MPT of Hot Springs-Capella, LLC, a Delaware limited liability company.

Hot Springs TRS: MPT of Hot Springs-Capella Hospital, LLC, a Delaware limited liability company.

Impartial Appraiser: As defined in Section 13.1.

Impositions: Collectively, with respect to each Property, all civil monetary penalties, fines and overpayments imposed by state and federal regulatory authorities (excluding all penalties or fines caused by the action or inaction of any Lessor), all Real Estate Taxes, all state and local sales and use taxes, single business, gross receipts, transaction privilege, rent or similar taxes, all assessments, charges and costs imposed under the Permitted Exceptions (including, without limitation, all penalties, fines, damages, costs and expenses for any violation of or a default under any of the Permitted Exceptions), franchise taxes (including but not limited to taxes based on capital, net worth or assets), license, business entity, annual report, registration and statutory representation fees and other taxes imposed on any business entities, including limited partnerships, limited liability companies and other “pass through” entities, and any such items imposed on Lessor or Lessor’s Affiliates (including Lessor’s parent organizations), all assessments for utilities, public improvements or benefits, ground rents, water, wastewater, sewer, sanitary sewer or other rents and charges, excises, tax levies, fees (including, without limitation, impact, development, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of such Property, the Rent relating thereto (including all interest and penalties thereon due to any failure in payment by Lessee), and all other fees, costs and expenses which at any time, during or in respect of the Term may be charged, assessed or imposed on or in respect of or be a lien upon (a) Lessor or Lessor’s interest in all or any portion of such Property, (b) such Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, sales from, or activity conducted on, or in connection with, such Property or the leasing or use of such Property or any part thereof. Notwithstanding any provision hereof to the contrary, nothing contained in this Lease shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a financial institutions or other tax) imposed on Lessor, or (2) any transfer tax of Lessor, or (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any Property or the proceeds thereof or (4) except as expressly provided elsewhere in this Lease, any principal or interest on any Lien on any Property, except to the extent that any tax, assessment, tax levy or charge which Lessee is obligated to pay pursuant to the first sentence of this definition and which is in effect at any time during the Term is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof, in which case the substitute tax, assessment, tax levy or charge shall be deemed to be an Imposition.

Information Privacy or Security Laws: The HIPAA Laws and any other laws concerning the privacy and/or security of personal information, including but not limited to the Gramm-Leach-Bliley Act, state data breach notification laws, state health information privacy laws, the Federal Trade Commission Act and state consumer protection laws.

Initial Commencement Date: August 31, 2015.

Insurance Premiums: As defined in Section 4.4.

Insurance Requirements: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

Intercreditor Agreement: An Intercreditor Agreement substantially in the form attached hereto as Exhibit D.

Interest Expense: With respect to Capella Holdings for any period, the gross interest expense of Capella Holdings for such period on a consolidated basis, including the portion of any payments or accruals with respect to capitalized lease obligations allocable to interest expense. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Capella Holdings and its Subsidiaries with respect to hedging agreements, and interest on a capitalized lease obligation shall be deemed to accrue at an interest rate reasonably determined by Capella Holdings to be the rate of interest implicit in such capitalized lease obligation in accordance with GAAP.

Interim Capital Addition Rent: As defined in Section 3.1(b).

Joint Commission: As defined in Article XXIV.

Kershaw Facility: The healthcare facilities or operations listed on Exhibit F attached hereto.

Kershaw Land: Collectively, the Kershaw Owned Land and the Kershaw Leased Land.

Kershaw Lease Rent: As defined in Section 3.4.

Kershaw Leased Land: That certain real property located in Camden, Kershaw County, South Carolina as more particularly described on Exhibit A-6 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

Kershaw Leased Property: The Kershaw Leased Land and related Leased Improvements located thereon relating to the Kershaw Medical Center and the Elgin Center.

Kershaw Lessee: Kershaw Hospital LLC, a South Carolina limited liability company, together with its successors and permitted assigns.

Kershaw Lessor: MPT of Kershaw-Capella, LLC, a Delaware limited liability company, together with its successors and assigns.

Kershaw Medical Center: That certain One Hundred Twenty-One (121)-licensed bed general acute care hospital facility operated at the Kershaw Leased Land, commonly known as KershawHealth Medical Center.

Kershaw Medical Center Lease: That certain Lease Agreement, dated as of October 30, 2015, between Kershaw Seller and Kershaw Lessor, relating to the Kershaw Medical Center, as modified, amended or restated from time to time.

Kershaw Owned Land: That certain real property located in Kershaw County, South Carolina and Lancaster County, South Carolina as more particularly described on Exhibit A-5 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

Kershaw Parking License Agreement: That certain Parking License Agreement, dated as of October 30, 2015 (effective as of November 1, 2015), between Kershaw Seller and Kershaw Lessee, as such parking license was assigned to Kershaw Lessor pursuant to that certain Assignment and Assumption of Lease, dated effective as of November 1, 2015, and such parking license relating to approximately 7.02 acres of land being commonly known as 1213 Lakeshore Drive, Camden, South Carolina, as modified, amended or restated from time to time.

Parking License: The parking license granted under the Parking License Agreement.

Kershaw Property: The Kershaw Land and related Leased Improvements located thereon relating to the Kershaw Facility.

Kershaw Seller: KershawHealth, a South Carolina special purpose district.

Land: The Oklahoma Land, the Oregon Land, the South Carolina Land and the Kershaw Land, each together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto, and any other parcel of land acquired or leased and made subject to this Lease.

Late Payment Penalty: Shall mean an amount equal to the product of Four Percent (4%) and the amount of any overdue and unpaid amount under this Lease.

Lease: As defined in the Preamble.

Lease Assignments: Those certain Assignments of Rents and Leases, executed and delivered by each Facility Lessee to and in favor of Lessor and certain of its Affiliates, as each may be amended, modified and/or restated from time to time.

Lease Base: As to each Property, as defined on Schedule 3.1(a) attached hereto and made a part hereof by reference and incorporation.

Lease Rate: A per annum rate equal to Eight Percent (8.0%), subject to the Escalator as set forth in Section 3.1(b).

Leased Improvements: As defined in Article II(b).

Leased Property: Collectively, those items described in Article II, as well as all Capital Additions thereto.

Leasehold Mortgagee: As defined in Section 11.2.

Legal Requirements: With respect to each Property and the conduct of the Business thereon, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting such Property, Lessee’s operation of the Business on such Property, or the construction, use or alteration of such Property (including, without limitation, the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973), whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications, or alterations in or to such Property, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee, at any time in force affecting such Property.

Lessee: Collectively and jointly and severally, the Oklahoma Lessee, the Kershaw Lessee, the Oregon Lessee and the South Carolina Lessee, together with their respective successors and permitted assigns.

Lessee Parties: As defined in Section 40.6.

Lessor: Collectively and jointly and severally, the Oklahoma Lessor, the Kershaw Lessor, the Oregon Lessor and the South Carolina Lessor, and their respective successors and assigns.

Lessor Noncompete Period: As defined in Section 40.11.

Lessor’s Notice Address: As defined in Section 13.4.

Lessor Parties: As defined in Section 40.6.

Licenses: As defined in Article XXXVIII.

Liens: As defined in Article XXXVI.

Limited Remedy Event of Default: As defined in Section 16.1L.

Major Event of Default: The occurrence of (i) an Event of Default under clause (a) or (j) of Section 16.1; (ii) an Event of Default by any Guarantor under clause (c) or (g) of Section 16.1 (subject to the cure right described herein); (iii) a “Major Event of Default” under and as defined in any Affiliate Separate Lease, or (iv) a monetary “Event of Default” under and as defined in the Seller Note.

Major Healthcare REIT: Any publicly listed Healthcare Real Estate Investment Trust with total assets of more than $2,500,000,000, or (b) any Person in which a publicly listed Healthcare Real Estate Investment Trust with total assets of more than $2,500,000,000 owns, directly or indirectly, a beneficial or record interest of twenty-five percent (25%) or more at the time of the applicable transfer.

Management Agreement: Any contract or agreement for the provision of management services to a Facility Lessee with respect to the operation of a hospital on the applicable Property.

Management Company: Any person, firm, corporation or other entity or individual who or which will provide management services to a Facility Lessee with respect to the operation of a hospital on a Property.

Master Lease: As defined in the recitals.

Material Obligation: Any obligation of any of the Guarantors or any Facility Lessee (other than any obligations owing to Lessor or any of its Affiliates) which (i) is in excess of Fifteen Million and No/100 Dollars ($15,000,000.00) and (ii) is not an obligation owed to a lender or creditor that is a party to an Intercreditor Agreement.

Medicaid: The medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.

Medicare: The health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.

Merger Agreement: As defined in the recitals.

MPT: MPT Operating Partnership, L.P., an Affiliate of Lessor.

MPT Damages: As defined in Section 8.2(b).

MPT Indemnified Parties: As defined in Section 8.2(b).

MPT TRS: MPT Camaro Opco, LLC, a Delaware limited liability company.

MPT TRS Entities: As defined in the recitals.

New Project: Each (x) facility or branch which is either a new facility or branch or an expansion, relocation, remodeling or substantial modernization of an existing facility or branch owned by Capella Holdings or its Subsidiaries which in fact commences operations and (y) creation (in one or a series of related transactions) of a business unit (including, without limitation, individual facilities) to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

New Property: Any real property (other than real property constituting a Capital Addition to a Property that is already subject to this Lease) that becomes subject to this Lease after the Initial Commencement Date.

Net Income: The net income (or loss) of a Person determined in accordance with GAAP.

Noncompete Period: As defined in Section 40.10.

Non-Competition Agreements: Means that certain Amended and Restated Non-Competition Agreement, dated as of the date hereof, executed by Capella Holdings and Capella Healthcare in favor of Lessor, Hot Springs Lessor, and MPT TRS, as the same is amended, modified, and/or restated from time to time.

Obligation Documents: Individually and collectively, this Lease, the Seller Note, the Affiliate Separate Lease, the Guaranty, the Environmental Indemnification Agreement and the Non-Competition Agreements, as any of the same may be modified, amended or restated from time to time.

Obligors: Collectively, Lessee, the Guarantors, and their successors and permitted assigns.

Occurrence Date: As defined in Section 16.1L.

OFAC: The U.S. Department of Treasury Office of Foreign Assets Control.

OFAC List: The list of specially designated nationals and blocked persons subject to financial sanctions that is maintained and published by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained and published by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any law, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website http://www.treasury.gov/ofac/downloads/t11sdn.pdf.

Officer’s Certificate: With respect to each Facility Lessee, a certificate of such Facility Lessee signed by the representative(s) authorized to so sign by the governing body of such Facility Lessee, or any other Person whose power and authority to act has been properly authorized.

Oklahoma Facility: That certain three hundred twenty (320)-licensed bed general acute care hospital facility operated at the Oklahoma Land and related Leased Improvements.

Oklahoma Ground Lease: That certain Lease Agreement, dated as of April 3, 2007, between Muskogee Medical Center Authority (doing business as Muskogee Regional Medical Center), an Oklahoma public trust, as landlord, and Oklahoma Lessor (as successor-by-assignment from Oklahoma Lessee), as the same may be modified, amended, restated or supplemented from time to time.

Oklahoma Ground Lease Rent: As defined in Section 3.3.

Oklahoma Ground Leased Land: That certain real property located in Muskogee, Muskogee County, Oklahoma, as more particularly described on Exhibit A-4 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

Oklahoma Ground Leased Property: The Oklahoma Ground Leased Land and related Leased Improvements located thereon relating to the applicable Oklahoma Facility.

Oklahoma Land: Collectively, (a) the Oklahoma Owned Land, and (b) the Oklahoma Ground Leased Land.

Oklahoma Lessee: Muskogee Regional Medical Center, LLC, a Delaware limited liability company, together with its successors and permitted assigns.

Oklahoma Lessor: MPT of Muskogee-Capella, LLC, a Delaware limited liability company, together with its successors and assigns.

Oklahoma Owned Land: That certain real property located in Muskogee, Muskogee County, Oklahoma, as more particularly described on Exhibit A-1 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

Oklahoma Property: The Oklahoma Land and related Leased Improvements located thereon relating to the Oklahoma Facility.

Operating Agreements: With respect to each Facility Lessee, all written agreements to which such Facility Lessee is a party with respect to the ownership, operation or management of the Business at a Property, including, without limitation, any and all service and maintenance contracts, management agreements, equipment leases, consulting agreements, laboratory servicing agreements, pharmaceutical contracts and physician, other clinician or other professional services provider contracts, but excluding employment contracts and any Participation Agreements, as the same may from time to time be amended, restated, supplemented, renewed or modified.

Oregon Facility: That certain eighty-eight (88)-licensed bed general acute care hospital facility operated at the Oregon Property.

Oregon Land: That certain real property located in Willamette, Amhill County, Oregon, as more particularly described on Exhibit A-2 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

Oregon Lessee: Willamette Valley Medical Center, LLC, a Delaware limited liability company, together with its successors and permitted assigns.

Oregon Lessor: MPT of McMinnville-Capella, LLC, a Delaware limited liability company, together with its successors and assigns.

Oregon Property: The Oregon Land and related Leased Improvements located thereon relating to the Oregon Facility.

Organizational Documents: With respect to any Person, the articles of incorporation or organization, certificate of incorporation or formation or other formation document, together with all other documents creating and governing such Person, including stockholder agreements, limited liability company or operating agreements, partnership agreements and bylaws.

Original Lease: As defined in the recitals.

Other Credit Enhancements: As defined in Section 30.2.

Overdue Rate: On any date, the Lease Rate plus Five Percent (5%).

Participation Agreements: With respect to each Facility Lessee, all third-party payor participation or reimbursement agreements, and provider numbers and provider agreements, to which such Facility Lessee is a party relating to rights to payment or reimbursement from, and claims against, private insurers, managed care plans, employee assistance programs, Blue Cross and/or Blue Shield, governmental authorities, Medicare, Medicaid and TRICARE, and other third-party payors, as the same may from time to time be amended, restated, extended, supplemented or modified, together with all rights, privileges and entitlements thereunder.

Patriot Act: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as the same may be amended, modified or restated from time to time.

Permitted Exceptions: As defined in Article II.

Permitted Holders: Apollo Management VIII, L.P., RegionalCare Holdings and each of their respective Affiliates.

Person: An individual, a corporation, a limited liability company, a general or limited partnership, an unincorporated association, a joint venture, a Governmental Body or another entity or group.

Personal Property: With respect to a Facility Lessee, all of such Facility Lessee’s consumable inventory and supplies, machinery, equipment, furniture, furnishings, trailers, movable walls or partitions, computers, trade fixtures and other tangible or intangible personal property (including all such items not permanently affixed to the applicable Property), currently owned and acquired after the execution of this Lease, and necessary, used, or useful in the operation of the applicable Facility, but excluding any items within the definition of Fixtures.

Portfolio Sale: A (i) sale, transfer, assignment or conveyance by Medical Properties Trust, Inc., MPT, any Facility Lessor or any of their respective Affiliates of a larger group or portfolio of healthcare facilities; provided, that, the aggregate purchase price of such larger group or portfolio is at least One Hundred Million Dollars ($100,000,000) more than the aggregate purchase price allocated to the healthcare facilities leased to the Lessees and other Affiliates of Capella Holdings that are included in such larger group or portfolio, or (ii) as applicable, sale of equity, merger, combination, sale of all or substantially all of the assets of or similar transaction involving Medical Properties Trust, Inc., MPT, or their respective Affiliates and any other Person; provided, that, the aggregate purchase price payable in connection with any such sale of equity, merger, combination, sale of all or substantially all of its assets or similar transaction is at least One Hundred Million Dollars ($100,000,000) more than the aggregate purchase price allocated to the equity, merger, combination, sale or similar transaction involving just the healthcare facilities leased to Lessees and any Affiliates of Capella Holdings that are included in such larger group or portfolio.

Pre-Opening Expenses: With respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to facilities which are classified as “pre-opening expenses” or “facility-opening costs” (or any similar or equivalent caption) in the applicable financial statements of Capella Holdings and its Subsidiaries for such period, prepared in accordance with GAAP.

Primary Intended Use: As defined in Article VII.

Pro Forma Basis: As to Capella Holdings, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) pro forma effect shall be given to any disposition, acquisition, investment, capital expenditure, construction, repair, replacement, improvement, development, merger, amalgamation, consolidation (including the Transactions), any dividend, distribution or other similar payment, any New Project, and any restructurings of the business of Capella Holdings and its Subsidiaries that Capella Holdings or any of its Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments Capella Holdings determines are reasonable as set forth in a certificate of an officer of Capella Holdings (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period and (ii) in making any determination on a Pro Forma Basis, (x) all indebtedness (including indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, but excluding normal fluctuations in revolving indebtedness incurred for working capital purposes) issued, incurred, assumed or permanently repaid during the Reference Period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) Interest Expense of such person attributable to interest on any indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) in giving effect to clause (i) above with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period, taking into account any seasonality adjustments determined by Capella Holdings in good faith.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by an officer of Capella Holdings and may include adjustments to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the Transactions).

Properties; Property: Individually and collectively, all of the Oklahoma Property, the Oregon Property, the South Carolina Property, the Kershaw Property and, following the Effective Date, any New Property, each sometimes individually referred to as a “Property.”

Property Substitution: As defined in Section 35.1.

Property Substitution Date: With respect to any applicable Property, the effective date of a Property Substitution.

Proprietary Information: As defined in Article XXIV(j).

Public Company Compliance: Compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

Qualified Manager: A management company with experience managing assets of the size, use and value of the applicable Property, including those managers listed on Schedule Q which are hereby approved by Lessor, and any other managers reasonably approved by Lessor.

RCRA: As defined in the definition of “Hazardous Materials Law.”

Real Estate Taxes: All taxes, assessments and special assessments, and dues which are levied or imposed during the Term upon the Leased Property.

RegionalCare Holdings: RegionalCare Hospital Partners Holdings, Inc., a Delaware corporation.

Rent: Collectively, the Base Rent (as increased in accordance with the provisions of Section 3.1(b)), the Oklahoma Ground Lease Rent, the Kershaw Lease Rent, and the Additional Charges.

Rent Schedule: As defined in Section 3.1(c).

Replacement Property: As defined in the definition of Substitute Property.

Request: As defined in Section 10.4.

Requesting Party : As defined in Section 40.5.

Revised Sale Terms: As defined in Section 34.2(b).

ROFO Exercise Notice: As defined in Section 10.4.

SARA: As defined in the definition of “Hazardous Materials Law.”

Security Deposit: As defined in Section 9.2.

Seller Note: That certain Seller Note, dated as of the date hereof, executed by DSB Holdings, Inc., a Delaware corporation, in favor of MPT TRS, as the same may be modified, amended or restated from time to time.

Severance Date: As defined in Section 30.2.

Severance Notice: As defined in Section 30.2.

Severed Lease: As defined in Section 30.2.

Severed Property: As defined in Section 30.2.

Single Purpose Entity: With respect to each Facility Lessee, an entity which (i) exists solely for the purpose of owning and/or leasing the Property operated by such Facility Lessee and conducting the operation of the Business thereon, including any business that relates to the business currently conducted by Capella Holdings (such as bariatric centers and/or health plans), (ii) conducts business only in its own name, (iii) does not engage in any business other than the ownership and/or leasing of such Property and the Personal Property and the operation of the Business thereon, (iv) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the interest in such Property, the Personal Property and the other assets incident to the operation of the Business, (v) has its own separate books, records, accounts, financial statements and tax returns, except that financial statements of the individual Facility Lessees may be consolidated, (vi) holds itself out as being a company separate and apart from any other entity, and (vii) maintains all entity formalities independent of any other entity.

South Carolina Facility: That certain one hundred sixteen (116)-licensed bed general acute care hospital facility operated at the South Carolina Property.

South Carolina Land: That certain real property located in Hartsville, Darlington County, South Carolina, as more particularly described on Exhibit A-1 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

South Carolina Lessee: Hartsville, LLC, a South Carolina limited liability company, together with its successors and permitted assigns.

South Carolina Lessor: MPT of Hartsville-Capella, LLC, a Delaware limited liability company, together with its successors and assigns.

South Carolina Property: The South Carolina Land and related Leased Improvements located thereon relating to the South Carolina Facility.

Specified Equity Contribution: As defined in Section 16.1(j)(iii).

State Regulatory Authorities: As applicable to each Facility, the state licensing and certification agencies, together with all applicable statutes and regulations, related to healthcare facilities in each respective state.

Strategic Agreement: That certain Strategic Agreement, dated as of the date hereof, among MPT, RegionalCare Holdings and Capella Holdings, as modified, amended or restated from time to time.

Subsidiary or Subsidiaries: With respect to any Person, any other Person, of which an amount of the voting securities, voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which), is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

Substitute Property: With respect to any Property, a fee interest in land and improvements thereon which may be included in the Property Substitution, with respect to which: (i) such improvements consist solely of a general acute care hospital location (the “Replacement Property”), and which may also include medical office buildings, clinics and other improvements either necessary for or commonly associated with the operation of a Replacement Property or consented to by Lessor in its sole and absolute discretion (provided, however, that if such Replacement Property and related improvements shall have existed and have been operated by an Affiliate of Lessee for not less than two (2) full years prior to the proposed Property Substitution Date, then Lessor’s consent to such Replacement Property and related improvements shall not be unreasonably withheld, conditioned or delayed); (ii) financial records pertaining to such operations (which records will include audited financial statements if available) shall have been made available to Lessor; (iii) all certificates of need, permits, approvals and authorizations pertaining to ownership and operation of such land and improvements as Replacement Property shall be in full force and effect, free of material defaults or notices of material default; (iv) neither the Property Substitution nor the utilization of such land and improvements in a Property Substitution will result in the realization of taxable income or gain to MPT or its Equity Constituents under the Code, as determined by MPT in its sole discretion; and (v) neither the Property Substitution nor the utilization of such land and improvements in a Property Substitution will jeopardize MPT’s status as a qualified real estate investment trust under the Code, as determined by MPT in its sole discretion.

Sunergeo Health: Sunergeo Health Partners, LLC, a Delaware limited liability company.

Taking: A taking or voluntary conveyance during the Term of all or part of any Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding affecting such portion of the Leased Property whether or not the same shall have actually been commenced.

Tenant(s): The lessees, tenants, sublessees or subtenants under the Tenant Leases, if any.

Tenant Leases: All leases, subleases, pharmacy leases and other rental agreements (written or verbal, now or hereafter in effect), if any, including any Existing Subleases as described in Section 23.1, pursuant to which any Facility Lessee has granted or will grant a possessory interest in and to any space in or any part of the Leased Property, or that otherwise provide rights with respect to the Leased Property, and all Credit Enhancements, if any, held in connection therewith.

Term: With respect to a particular Property, the actual duration of this Lease, including the Fixed Term and the Extension Terms (if extended by Lessee).

Terminated Property: As defined in Section 16.1D.

Third Party Offer: As defined in Section 34.2(a).

Third Party Offer Notice: As defined in Section 34.2(a).

Transactions: The transactions contemplated by the Merger Agreement.

Unsuitable for Its Use or Unsuitable for Its Primary Intended Use: As used anywhere in this Lease, the terms “Unsuitable for Its Use” or “Unsuitable for Its Primary Intended Use” shall mean that, with respect to any Property or part thereof, by reason of damage or destruction or a partial Taking by Condemnation, such Property cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, all relevant factors (including, without limitation, anticipated repairs and/or restorations), and the effect of such damage or destruction or partial Taking.

USPAP: The Uniform Standards of Professional Appraisal Practice, as amended from time to time.

Vacated Property: As defined in Section 16.1A.

1.2. Interpretation; Terms Generally. The definitions set forth in Section 1.1 and elsewhere in this Lease shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof and “hereunder” and words of similar import shall be deemed to refer to this Lease (including the Schedules and Exhibits) in its entirety and not to any part hereof, unless the context shall otherwise require. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections and Schedules of, and Exhibits to, this Lease, unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Lease to a “day” or number of “days” that does not refer explicitly to a “Business Day” or “Business Days” shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. For all purposes hereunder, whenever reference is made to “continuance” or “continuation” of an Event of Default (or words of similar import), such reference shall mean that the relevant Event of Default has not been waived in writing by the Lessor (or Affiliate of Lessor) or (as to any Event of Default that is subject to cure) cured within the applicable cure period.

1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Defined terms and calculations in connection with the covenants and other provisions of this Lease, including Section 16.1(j), shall be based upon and utilize GAAP applied in a manner consistent with that used in preparing the financial statements referred to in Article XXIV(b)(i)-(iii). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Lease, and Lessee shall so request, Lessor and Lessee shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Lessee shall provide to Lessor financial statements and other documents required under this Lease or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, (x) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to an election under Statement of Financial Accounting Standards 159 (or any similar accounting principal) permitting a Person to value its financial liabilities at the fair market value thereof, and (y) any obligations of a Person under a lease (whether now existing or entered into in the future) that is not (or would not be) a finance obligation under GAAP as in effect on the Commencement Date, shall not be treated as a finance obligation solely as a result of the adoption of changes in GAAP outlined by Leases, Topic 842, issued as Accounting Standards Update No. 2016-02 in February 2016.

1.4. Certain Matters Relating to References to Leased Property. References herein to “a portion” of the Leased Property (or words or phrases of similar import) shall mean, unless the context clearly indicates otherwise, a specific Property.

ARTICLE II.

LEASED PROPERTY; TERM

Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee and Lessee rents from Lessor all of Lessor’s rights and interest in and to the following property (collectively, and as modified from time to time pursuant to the terms of this Lease, the “Leased Property”):

(a) the Land; and

(b) the existing improvements on the Land and the buildings and any improvements constructed on the Land, including, but not limited to, all buildings, structures, Fixtures and other improvements of every kind, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land, Capital Additions and all hereditaments, easements, rights of way and other appurtenances related thereto (collectively, the “Leased Improvements”).

SUBJECT, HOWEVER, to all applicable matters of record and any other matters as set forth on Exhibits B-1 et seq. (the “Permitted Exceptions”), Lessee shall have and hold the Leased Property for a fixed term (the “Fixed Term”) commencing on the Commencement Date and ending at midnight on the last day of the One Hundred Sixty-Second (162nd) full month after the Initial Commencement Date, unless sooner terminated as herein provided.

So long as no Event of Default then exists and no event has then occurred which with the giving of notice or the passage of time or both would constitute such an Event of Default, Lessee shall have the option to extend the Fixed Term on the same terms and conditions set forth herein for four (4) additional periods of five (5) years each (each an “Extension Term”); which extension option may be exercised with respect to any or all of the Properties. In the event that, prior to the expiration of the Fixed Term, Accounting Standards Update, Leases (Topic 842), or any other accounting standard or official pronouncement of United States generally accepted accounting principles is adopted, which causes this Lease not to be an operating lease as defined in Accounting Standards Codification Topic 840, then Lessor and Lessee shall discuss potential alternative renewal terms under this Lease. With respect to the third (3rd) Extension Term, the Base Rent during the first year of the third (3rd) Extension Term shall be an amount equal to the Fair Market Value Rent as of the first day of such Extension Term (but in no event less than the annual Base Rent payable by Lessee during the last year of the second (2nd) Extension Term) and shall thereafter be increased as set forth in Section 3.1(b), including the fourth (4th) Extension Term, if applicable. Lessee may exercise each such option by giving written notice to Lessor at least one hundred eighty (180) days prior to the expiration of the Fixed Term or Extension Term, as applicable (the “Extension Notice”). If, during the period following the delivery of the Extension Notice to Lessor and prior to the effective date of such extension, an Event of Default shall occur which is continuing on the commencement date of the Extension Term, at Lessor’s option, the Term shall not be so extended and Lessee shall be deemed to have forfeited all subsequent options to extend the Fixed Term of this Lease. If Lessee elects not to exercise its option to extend with respect to any one or more of the Properties, all subsequent options to extend with respect to such Properties shall be deemed to have lapsed and be of no further force or effect.

Notwithstanding the foregoing, this Lease is expressly made subject to the terms and conditions of the Oklahoma Ground Lease and the Kershaw Medical Center Lease, copies of which have been provided to Lessee prior to the execution hereof. Notwithstanding anything to the contrary contained in this Lease, if (a) during (i) the final Extension Term of this Lease, the Oklahoma Ground Lease expires by its terms, or (ii) during the Term, the Kershaw Medical Center Lease expires by its terms, in either case, without Lessor or Lessee being able to negotiate an extension of the respective terms thereof acceptable to the parties, or (b) Lessor rejects the Oklahoma Ground Lease or the Kershaw Medical Center Lease in a bankruptcy proceeding, the Base Rent shall be reduced in accordance with Section 5.2. To the extent either the Oklahoma Ground Lease or the Kershaw Medical Center Lease have any renewal options that cover a period during the Term, Lessee and Lessor agree that Lessor shall exercise such renewal options.

ARTICLE III.

RENT

3.1. Rent. During the Term, Lessee shall pay to Lessor, in advance and without notice, demand, set off or counterclaim, in lawful money of the United States of America, at Lessor’s address set forth herein or at such other place or to such other person, firm or entity as Lessor may designate from time to time in writing in accordance with Article XXXII, the Rent as provided in this Lease. Lessor has the sole discretion to determine the method of payment of Rent, and will require that such payments initially be forwarded to Lessor utilizing the Automated Clearing House (“ACH”) Network. Lessee shall take all reasonably necessary steps and bear any and all reasonable costs associated with utilizing ACH to timely deliver payments of Rent to Lessor. All payments of Rent made through ACH remain payments of Rent and, as such, are subject to all terms and conditions of this Lease, including, but not limited to, the default provisions. With respect to each Facility, Rent shall be calculated and payable as follows:

(a) Allocated Base Rent. With respect to each Property, subject to adjustment as provided herein (including adjustments set forth in Section 3.1(b) below), Lessee shall pay to Lessor in advance on the first (1st) day of each calendar month during the Term base rent allocated thereto (the “Allocated Base Rent”) in an amount equal to the product of (i) the Lease Base for such Property as of the last day of the immediately preceding month (or as of the Commencement Date with respect to the amount payable for the first month of the Term), multiplied by (ii) the Lease Rate, divided by (iii) twelve (12); provided, however, if the Commencement Date with respect to such Property is other than the first day of a calendar month, Allocated Base Rent for the period from the Commencement Date for such Property to the first day of the first (1st) full month shall be prorated on a per diem basis based upon three hundred sixty (360) days and shall be paid on the Commencement Date. Lessor and Lessee acknowledge that the Allocated Base Rent is payable in advance and, accordingly, with respect to additions to the Lease Base and Capital Additions funded by Lessor with respect to any Property on or after the first (1st) day of any month (and, therefore, not included in the calculation of the Allocated Base Rent paid in advance for a particular month with respect to such Property), Allocated Base Rent shall include a per diem Allocated Base Rent for the prior month (prorated based upon a three hundred sixty (360) day year in the same manner as set forth above) to be calculated by multiplying the amount of any such advance by the Lease Rate for such Property. Lessor shall provide Lessee with an invoice of such amounts prior to the first day of the next calendar month (the “Interim Capital Addition Rent”); provided, however, Lessor’s failure to provide Lessee with an invoice for the Interim Capital Addition Rent relating to any Property prior to the first day of the next calendar month shall not limit or affect the Lessee’s obligations hereunder to pay such Interim Capital Addition Rent. Allocated Base Rent and Interim Capital Addition Rent relating to each Property shall be payable in advance in equal, consecutive monthly installments.

(b) Adjustment of Allocated Base Rent. With respect to each Property, commencing on January 1, 2017, and continuing on each January 1 thereafter (each an “Adjustment Date”) during the Term, the Lease Rate applicable to such Property shall be increased (and in no event decreased) and shall be equal to the sum of (i) the Lease Rate for such Property previously in effect, and (ii) the product of such previous Lease Rate multiplied by the greater of (A) Two Percent (2.0%) and (B) the percentage by which the CPI published for the month of October prior to the applicable Adjustment Date shall have increased over the CPI figure published for the month of October prior to the previous Adjustment Date (the CPI figure published for the month of October 2015 shall be used in connection with the recalculation on January 1, 2017) (such escalator used in calculating the adjusted Lease Rate being referred to herein as the “Escalator”); provided, however, that in no event shall the Escalator be greater than Four Percent (4.0%) on any Adjustment Date; provided further, however, that on the first day of the third Extension Term, the Allocable Base Rent for each Property shall be reset to the Fair Market Value Rent (but in no event less than the annual Base Rent payable by Lessee during the last year of the second (2nd) Extension Term), and on each Adjustment Date thereafter, the Allocable Base Rent shall increase by an amount equal to the Escalator. For any monetary increases or adjustments that cannot be determined as of the applicable Adjustment Date due to then unknown variables (such as CPI), such amounts shall become due (and calculated retroactively to the Adjustment Date) and payable as of the time of determination.

(c) Rent Schedule. From time to time during the Term, Lessor may, in its reasonable discretion, calculate the Base Rent and Interim Capital Addition Rent payable hereunder (the “Rent Schedule”), and provide a copy of such Rent Schedule to Lessee. Base Rent, as calculated in accordance with Sections 3.1(a) and 3.1(b) above, shall include Interim Capital Addition Rent and Allocated Base Rent payable with respect to the entire Leased Property. The Rent Schedule shall be adjusted and substituted on a periodic basis by Lessor, in its reasonable discretion, as the Interim Capital Addition Rent and Base Rent are adjusted and calculated during the Term as provided herein. Lessor’s failure to provide a copy of the Rent Schedule or substitute or adjusted Rent Schedule shall not limit or affect the Lessee’s obligations hereunder.

3.2. Additional Charges. In addition to the Base Rent and the Oklahoma Ground Lease Rent that Lessee assumes or agrees to pay under this Lease, (a) Lessee will pay and discharge as and when due and payable other amounts, liabilities, obligations and Impositions related to the ownership, use, possession and operation of the Leased Property, including, without limitation, all costs of owning and operating each Facility, all Real Estate Taxes, Insurance Premiums, maintenance and capital improvements, all violations of and defaults under any of the Permitted Exceptions, and all licensure violations, civil monetary penalties and fines, and (b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (a) above, Lessee will also promptly pay and reimburse Lessor, and/or its Affiliates for all such amounts paid by Lessor, and/or its Affiliates and promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) above being referred to herein collectively as the “Additional Charges”), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided in this Lease, by statute, or otherwise, in the case of non-payment of the Additional Charges, as in the case of the Base Rent. If any installment of Base Rent or Additional Charges shall not be paid within five (5) Business Days after the applicable due date, Lessee, in addition to all other obligations hereunder, will pay to Lessor on demand as Additional Charges, a late charge computed at the Overdue Rate on the amount of such installment from the due date of such installment to the date of payment thereof, and a Late Payment Penalty with respect to such installment. To the extent that Lessee pays any Additional Charges to Lessor pursuant to clause (b) above or pursuant to any other requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due. Nothing in this Section 3.2 limits the provisions of Article XXII.

3.3. Rent and Payments under the Oklahoma Ground Lease. Lessee shall pay all rent and all other charges and amounts due and payable under the Oklahoma Ground Lease (collectively, the “Oklahoma Ground Lease Rent”) during the Term directly to the “Landlord” thereunder as and when the same becomes due and payable as required under the Oklahoma Ground Lease, and Lessee shall provide Lessor with reasonable evidence of payment each month confirming that the Oklahoma Ground Lease Rent has been timely paid.

3.4. Rent and Payments under the Kershaw Medical Center Lease. Lessee shall pay all rent and all other charges and amounts due and payable under the Kershaw Medical Center Lease (collectively, the “Kershaw Lease Rent”) during the Term directly to the “Landlord” thereunder as and when the same becomes due and payable as required under the Kershaw Medical Center Lease, and Lessee shall provide Lessor with reasonable evidence of payment each month confirming that the Kershaw Lease Rent has been timely paid.

ARTICLE IV.

IMPOSITIONS

4.1. Payment of Impositions. Subject to and without limiting Article XII relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, with such payments to be made directly to the taxing or assessing authorities, and Lessee will promptly furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessee’s obligation to pay such Impositions shall be deemed absolutely fixed upon the date that any such Imposition becomes a lien upon the Leased Property or any part thereof. If any such Imposition may lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may, with Lessor’s consent, not to be unreasonably withheld, conditioned or delayed, exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term

(subject to and without limiting Lessee’s right of contest pursuant to the provisions of Article XII) as the same respectively become due. Lessor, at its expense, shall, to the extent permitted by applicable law, prepare and file all tax returns and reports as may be required by governmental authorities in respect of Lessor’s net income, gross receipts, franchise taxes and taxes on its capital stock, and Lessee, at its expense, shall, to the extent permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority with respect to any Imposition paid by Lessee, the same shall be paid over to, or retained by, Lessee. Lessor and Lessee shall, upon request of the other, provide any data (i) that is maintained by the party to whom the request is made, and (ii) that pertains to the Leased Property, as may be necessary to prepare any required returns and reports. In the event that any Governmental Body classifies any property covered by this Lease as personal property, Lessee shall file all personal property tax returns in such jurisdictions where it may legally so file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. In the event that Lessor is legally required to file personal property tax returns, Lessee will be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Lessee to file a protest. After obtaining written approval from Lessor, which approval shall not to be unreasonably withheld, conditioned or delayed, Lessee may, at Lessee’s sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments, and Lessor, at Lessee’s expense as aforesaid, shall fully cooperate with Lessee in such protest, appeal, or other action. Billings for reimbursement by Lessee to Lessor of personal property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.

4.2. Adjustment of Impositions. Impositions that are levied or assessed with respect to the tax-fiscal period during which the Term terminates, shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination, and Lessee’s obligation to pay its prorated share thereof shall survive such termination.

4.3. Utility Charges. Lessee will contract for, in its own name, and will pay or cause to be paid all charges for electricity, power, gas, oil, sewer, water and other utilities used in connection with the Leased Property during the Term, including, without limitation, all impact and tap fees necessary for the operation of the Facilities, except to the extent that such impact and tap fees were or are to be paid by Lessor as part of the cost of a Capital Addition.

4.4. Insurance Premiums. Lessee shall contract for, in its own name, and shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article XIII during the Term (the “Insurance Premiums”).

ARTICLE V.

ABSOLUTE NET LEASE; NO TERMINATION;

TERMINATION WITH RESPECT

TO FEWER THAN ALL PROPERTIES

5.1. Absolute Net Lease; No Termination. The parties understand, acknowledge and agree that this is an absolute net lease and this Lease shall yield to Lessor the full amount of the installments of Base Rent and the payments of Additional Charges throughout the Term. Lessee further acknowledges and agrees that all charges, assessments or payments of any kind are due and payable without notice, demand, set off or counterclaim (other than notices to Lessee that are expressly required hereunder) and shall be paid by Lessee as they become due and payable. Lessee shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Lessor to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent (except as expressly provided herein), or set-off against the Rent, nor shall the respective obligations of Lessor and Lessee be otherwise affected by reason of (a) any damage to, or destruction of, any Property from whatever cause or any Taking of any Property or any portion thereof (except as expressly provided herein), (b) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Leased Property, or any portion thereof, or the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title; (c) any claim which Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, or (e) any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (ii) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

5.2. Termination with Respect to Fewer than All Properties. Wherever in this Lease the action of terminating this Lease with respect to a particular Property (or action of similar import) is described or permitted, such action shall mean the termination of Lessee’s rights in and to such Property. Notwithstanding anything in this Lease to the contrary, if this Lease shall be terminated by Lessor or Lessee pursuant to rights granted hereunder with respect to any particular Property, such termination shall not affect the Term of this Lease with respect to the balance of the Leased Property relating to Properties not so terminated and this Lease shall continue in full force and effect with respect to such portion of the Leased Property, except that (a) the total Base Rent payable hereunder shall be reduced by the amount of Allocated Base Rent with respect to the Property as to which this Lease has been so terminated, (b) all references herein to Leased Property shall thereafter no longer include such terminated Property, (c) the terminated Property shall no longer be leased hereunder, (d) the unapplied portion of the Allocated Deposit with respect to such Property shall be returned to the applicable Facility Lessee; and (e) provided that all of Lessee’s obligations hereunder with respect to such portion of the Leased Property (excluding unasserted contingent indemnification obligations) have been paid in full to Lessor, the relevant Facility Lessee shall no longer be a Facility Lessee hereunder or a party hereto with respect to such Property (and for the avoidance of doubt, if all Properties of a Facility Lessee shall have been so terminated, such Facility Lessee shall no longer be a Facility Lessee hereunder or a party hereto); subject, however, to Lessor’s right, in the event of any such termination because of an Event of Default, to recover damages with respect to any such terminated Property. Notwithstanding any term or provision herein to the contrary, Lessor and Lessee acknowledge and agree that the Oklahoma Property may be severed from this Lease in the event Lessor sells or conveys the Oklahoma Property pursuant to Section 4.1 of the Strategic Agreement and, in such event, the parties take the necessary actions described in said Section 4.1.

ARTICLE VI.

OWNERSHIP OF LEASED PROPERTY AND PERSONAL PROPERTY

6.1. Ownership of the Leased Property. Lessee acknowledges that the Leased Improvements located on the Oklahoma Ground Leased Land and the Kershaw Leased Land will revert to the “Landlord” under the Oklahoma Ground Lease and the Kershaw Medical Center Lease, respectively, upon the expiration of the Oklahoma Ground Lease and the Kershaw Medical Center Lease, respectively, and that Lessee has only the right to the possession and use of the Oklahoma Property and Kershaw Property as a sublessee of Lessor and upon and subject to the terms, provisions and conditions of this Lease, the Oklahoma Ground Lease, the Kershaw Medical Center Lease and the Existing Subleases.

6.2. Lessee’s Personal Property. Lessee, at its expense, shall install, affix, assemble and place on the Leased Property the Lessee’s Personal Property. Lessee shall provide and maintain during the entire Term all such Lessee’s Personal Property as shall be necessary to operate each Property in compliance in all material respects with all licensure and certification requirements, in compliance in all material respects with all applicable Legal Requirements and Insurance Requirements, and otherwise substantially in accordance with customary practice in the industry for the Primary Intended Use. Following the expiration or earlier termination of this Lease with respect to any one or more of the Properties and subject to Lessor’s option to purchase such Lessee Personal Property as provided in Section 34.1, Lessee agrees that all of Lessee’s Personal Property relating to such one or more Properties not removed by Lessee within fifteen (15) days following the expiration or earlier termination of this Lease with respect thereto shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor (at Lessee’s cost) with prior written notice thereof to Lessee, without any payment to Lessee and without any obligation to Lessee to account therefor. Lessee will, at its expense, restore the Leased Property and repair all damage to the Leased Property caused by the installation or removal of Lessee’s Personal Property, ordinary wear and tear excepted, whether affected by Lessee, Lessor, any Lessee lender, or any Facility Lender, unless caused by the gross negligence or willful misconduct of Lessor or any Facility Lender. Lessee shall have the right to create a security interest in the Lessee’s Personal Property in favor of any lender of Lessee, and Lessor hereby waives any liens on (all rights to assert any lien on) any of Lessee’s Personal Property. Lessor hereby agrees that Lessee’s lender may enter onto the Leased Property and take possession of the Lessee’s Personal Property in accordance with the Intercreditor Agreement and in such a manner as to not unreasonably disrupt the normal operations of the applicable Property; provided, that, Lessee, at its sole cost and expense, shall be liable to repair any damage or destruction caused to the Leased Property by Lessee’s lender or its representatives in connection therewith.

ARTICLE VII.

CONDITION AND USE OF LEASED PROPERTY

7.1. Condition of the Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined and otherwise has acquired knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for its purpose hereunder. Lessee is leasing the Leased Property “as is” and “where is” in its present condition. Lessee has not relied on any representation or warranty by Lessor and hereby waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, SUITABILITY, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT. ACCORDINGLY, LESSEE HEREBY ACKNOWLEDGES THAT LESSOR HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LESSOR BE DEEMED TO HAVE MADE ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ALL WARRANTIES THAT THE LEASED PROPERTY IS FREE FROM VICES, DEFECTS AND DEFICIENCIES, WHETHER HIDDEN OR APPARENT OR ANY WARRANTY AS TO THE FITNESS, DESIGN OR CONDITION OF THE LEASED PROPERTY FOR ANY PARTICULAR USE OR PURPOSE OF SUCH LEASED PROPERTY. THE PROVISIONS OF THIS SECTION 7.1 HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LESSOR, EXPRESS, IMPLIED OR CREATED BY APPLICABLE LAW, WITH RESPECT TO THE CONDITION OF THE LEASED PROPERTY.

7.2. Use of the Leased Property. Each Property (other than the Kershaw Property) shall be operated as a licensed general acute care hospital facility and for such other legal ancillary uses as may be necessary in connection with or incidental to such uses and, in each case, subject to all covenants, restrictions, easements and all other matters of record (including those set forth in the Permitted Exceptions) relating to the applicable Property; provided that with respect to the Kershaw Property, (a) the portion of the Kershaw Leased Property on which the Kershaw Medical Center is located shall be used and operated as a general acute care hospital, (b) the portion of the Kershaw Leased Property on which the Elgin Center is located shall be used and operated as an outpatient services center, primary care facility and urgent care center, (c) all other portions of the Kershaw Property (excluding those described in clauses (a) and (b) above) shall be used and operated for commercial uses consistent with the current uses as of the Commencement Date for the Kershaw Property, and, in each case, for such other legal ancillary uses as may be necessary in connection with or incidental to such uses and, in each case, subject to all covenants, restrictions, easements, and all other matters of record (including those set forth in the Permitted Exceptions) (collectively, the “Primary Intended Use”). Lessee shall comply in all material respects with all Legal Requirements and shall maintain all Licenses, including, but not limited to, Medicare and/or Medicaid certifications, provider numbers and agreements, certificates of need, governmental approvals, and full accreditation from all applicable governmental authorities, if any, that are necessary for the operation of Business with respect to the applicable Property consistent with the Primary Intended Use.

(a) Except as expressly authorized herein, Lessee shall not use any Property for any use other than as provided herein, nor change the number or type of beds within any Facility, in either case, to the extent such change in use or decrease has a material adverse effect on the Primary Intended Use or the ability of the Lessee to meet its obligations under this Lease without the prior written consent of Lessor, not to be unreasonably withheld, conditioned or delayed.

(b) No use shall be made or permitted to be made of the Leased Property and no acts shall be done which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof, nor shall Lessee sell or otherwise provide to residents or patients therein, or permit to be kept, used or sold in or about the Leased Property any article which is prohibited by law or by the standard form of fire insurance policies, any other insurance policies required to be carried hereunder, or fire underwriters regulations. Lessee shall, at its sole cost, comply in all material respects with all of the requirements, covenants and restrictions pertaining to the Leased Property, including, without limitation, all of the Permitted Exceptions, and other requirements of any insurance board, association, organization or company necessary for the maintenance of the insurance, as herein provided, covering the Leased Property and Lessee’s Personal Property.

(c) Lessee shall continuously operate the Leased Property only in accordance with the Primary Intended Use and as a provider of goods and services incidental thereto and Lessee shall maintain its certifications for reimbursement and licensure and all accreditations.

(d) Lessee shall not commit or suffer to be committed any waste on the Leased Property, or in any of the Facilities, nor shall Lessee cause or permit any nuisance thereon.

(e) Lessee shall neither suffer nor permit the Leased Property or any portion thereof, including any Capital Addition whether or not funded by Lessor, or Lessee’s Personal Property, to be used in such a manner as (i) might reasonably tend to impair Lessor’s (or Lessee’s, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

(f) With respect to each Property, Lessor shall have the right and option to erect a sign on such Property stating that such Property is owned by Lessor. Such sign shall be in a size, and shall be erected in a location acceptable to Lessor and approved by Lessee, which approval shall not be unreasonably withheld, conditioned or delayed. Lessor shall be responsible for all costs related to such signage and complying with all Legal Requirements with respect to such signage.

7.3. Lessor to Grant Easements. From time to time during the Term, upon the request of Lessee, and so long as no Event of Default then exists, and no event has then occurred which with the giving of notice or the passage of time or both would constitute such an Event of Default, Lessor may, in its reasonable discretion, subject to the terms of the Oklahoma Ground Lease (if applicable) and the Kershaw Medical Center Lease (if applicable), and at Lessee’s cost and expense, (a) grant easements and other rights in the nature of easements, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property or any portion thereof; (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes; (d) execute petitions to have the Leased Property or any portion thereof annexed to any municipal corporation or utility district; (e) execute amendments to any covenants and restrictions affecting the Leased Property or any portion thereof; and (f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Leased Property), but only upon delivery to Lessor of such information as Lessor may reasonably require confirming that such grant, release, dedication, transfer, petition or amendment is required for, and not materially detrimental to, the proper conduct of the Primary Intended Use on the Leased Property and does not reduce the value of the Leased Property or any portion thereof.

ARTICLE VIII.

LEGAL AND INSURANCE REQUIREMENTS

8.1. Compliance with Legal and Insurance Requirements. Subject to Article XII relating to permitted contests, Lessee, at its expense, (a) shall comply in all material respects with all Legal Requirements and Insurance Requirements applicable to Lessee and the use, operation, maintenance, repair and restoration of the Facilities and the Leased Property, whether or not compliance therewith shall require structural change in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property; (b) shall not use the Leased Property and Lessee’s Personal Property for any unlawful purpose; (c) shall procure, maintain and comply in all material respects with all Licenses and other governmental approvals and authorizations required for any use of the Leased Property and Lessee’s Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof, including, without limitation, any Capital Additions; and (d) shall use its commercially reasonable efforts consistent with its rights under the Tenant Leases to cause all Tenants to acquire and maintain all licenses, certificates, permits, provider agreements and other authorizations and approvals necessary to operate in its customary manner any portion of the Leased Property subleased to them for the Primary Intended Uses and any other uses conducted on the Leased Property as may be permitted from time to time hereunder, it being acknowledged by Lessor that any failure by any Tenant under this clause (d) shall not cause (or be deemed to cause) a breach by Lessee of this Section 8.1 unless Lessee has so failed to use commercially reasonable efforts. Lessee’s use of the Leased Property, the use of all Lessee’s Personal Property used in connection with the Leased Property, and the maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform in all material respects to all Legal Requirements. Upon Lessor’s request, Lessee shall deliver to Lessor copies of all such Licenses and other approvals and authorizations. Lessee shall indemnify and defend, at Lessee’s sole cost and expense, and hold Lessor, its Affiliates and their respective successors and assigns harmless from and against and agrees to reimburse Lessor, its Affiliates and their respective successors and assigns with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lessor, its Affiliates and their respective successors and assigns, at any time and from time to time by reason or arising out of any breach by Lessee of any of the provisions of this Article VIII or any breach or violation by Lessee of any Legal Requirements, including any and all such claims, demands, liabilities, damages, costs and expenses relating to immaterial violations or breaches of this Section 8.1, except to the extent arising solely as a result of the gross negligence or willful misconduct of Lessor or its Affiliates.

8.2. Hazardous Materials.

(a) Lessee shall ensure that the Leased Property and the operation of the Business thereon complies in all material respects with all Hazardous Materials Laws. Except for Hazardous Materials generated, used, installed, manufactured, treated, handled, refined, produced, processed, stored or disposed of in the normal course of business regarding the Primary Intended Use or the conduct of the Business (which Hazardous Materials shall be handled and disposed of in compliance in all material respects with all Hazardous Materials Laws), Lessee shall not cause any Hazardous Materials to be installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under any Property or in connection with the conduct of the Business thereon in a manner that could result in a material violation of any Hazardous Materials Laws. Lessee shall take commercially reasonable precautions to ensure that no activity shall be undertaken on any Property or in connection with the operation of the Business thereon which would cause (a) any

Property to become a treatment, storage or disposal facility of hazardous waste, infectious waste, biomedical or medical waste, within the meaning of, or otherwise bring such Property within the ambit of RCRA as a treatment, storage or disposal facility, (b) a release of Hazardous Materials from any Property within the meaning of, or otherwise bring such Property within the ambit of, and as would give rise to material liability under CERCLA or SARA or any similar Hazardous Materials Laws, (c) the discharge of Hazardous Materials into any watercourse, surface or subsurface of body of water or wetland, or the discharge into the atmosphere of any Hazardous Materials, except as authorized under a permit under any Hazardous Materials Laws, in a manner that would give rise to a material liability under Hazardous Materials Laws, or (d) a material violation or a material claim under RCRA, CERCLA, SARA or any Hazardous Materials Laws. Lessee shall, at its sole cost, expense, risk and liability, remove or cause to be removed from any Property all Hazardous Materials generated in connection with the Primary Intended Use and as found in hospital and healthcare facilities, including, without limitation, all infectious waste materials, syringes, needles and any materials contaminated with bodily fluids of any type, character or description of whatsoever nature to the extent required to comply in all material respects with all Hazardous Materials Laws. Lessee shall not dispose of any such infectious waste and Hazardous Materials in any receptacles used for the disposal of normal refuse to the extent such disposal is not in compliance in all material respects with any Hazardous Materials Laws.

(b) Lessee shall indemnify and defend, at its sole cost and expense, and hold harmless and reimburse the Lessor, its Affiliates and their respective officers, directors, members, (general and limited) partners, shareholders, employees, agents, representatives, successors and assigns (collectively, the “MPT Indemnified Parties”) from and against any and all claims, demands, actions, causes of action, losses, damages, liabilities, penalties, taxes, costs and expenses (including, without limitation, attorneys’ and accountants’ fees, settlement costs, arbitration costs and any reasonable other expenses for investigating or defending any action or threatened action) (each, a “Claim”) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by any of the MPT Indemnified Parties at any time and from time to time by reason of, arising out of or resulting from (i) events, conditions or circumstances which occurred or existed on, under, in, about, to or from the Property prior to execution of this Agreement and that give rise to a liability under Hazardous Materials Laws, (ii) any liability under Hazardous Materials Laws arising out of the ownership or operation of the Property, or (iii) any Claim arising out of or, in connection with or resulting from any breach by Lessee of this Section 8.2 or any other violation of this Section 8.2 by any Person other than the MPT Indemnified Parties, including any and all such claims, demands, liabilities, damages, costs and expenses relating to immaterial violations or breaches of this Section 8.2 (collectively, “MPT Damages”), except to the extent any such Claim or MPT Damages is found to have resulted from the bad faith, gross negligence or willful misconduct of any MPT Indemnified Party. All such MPT Damages shall be due and payable by Lessee, jointly and severally, within fifteen (15) days after any MPT Indemnified Party’s demand therefor.

(c) In the event any of the MPT Indemnified Parties has a claim for MPT Damages resulting from the assertion of liability by a third party, the applicable Facility Lessor will give Lessee notice of any such third-party claim, and Lessee shall be jointly and severally obligated to undertake the defense thereof by counsel of its own choosing. No Indemnitor shall settle any such third-party claim without the consent of the MPT Indemnified Parties, which consent shall not be unreasonably conditioned or delayed. Any of the MPT Indemnified Parties may, by counsel, participate in such proceedings, negotiations or defense, at their own expense. The MPT Indemnified Parties shall furnish to Lessee in reasonable detail such information as the MPT Parties may have with respect to such claim, including all records and materials that are reasonably required in the defense of such third-party claim. In the event that Lessee does not collectively defend the third-party claim in a diligent manner, any MPT Indemnified Party will have the right (at Lessee’s sole expense) to undertake the defense, compromise or settlement of such claim and any Indemnitor may elect to participate in such proceedings, negotiations or defense at any time at their own expense. No MPT Indemnified Party shall settle any such third-party claim without the consent of Lessee, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Lessor and Lessee acknowledge that, based upon recent environmental reports relating to the Leased Property, the potential for environmental liability for conditions occurring prior to (or existing as of) the Effective Date for all Facilities is remote; provided, that such acknowledgment shall not limit or preclude any Claim by the MPT Indemnified Parties.

8.3. Healthcare Laws.

(a) Lessor and Lessee acknowledge and agree that all compensation paid hereunder between the parties has been determined by the parties through good-faith and arm’s-length bargaining and is believed to represent fair market value for the Leased Property. No payment made under this Lease is contingent on the referral of any patient or any other business. Neither Lessor nor Lessee intends any portion of the payments made under this Lease to influence or reward the referral of any patients or other business that will be paid for from any state or federal health care insurance programs, including Medicare or any state medical assistance program.

(b) Lessee hereby covenants, warrants and represents to Lessor that throughout the Term, each Facility Lessee shall: (a) be validly licensed, Medicare and/or Medicaid certified, and, if required, accredited to operate the Facilities in accordance with the applicable rules and regulations of the State in which the applicable Facility is located, federal governmental authorities, and accrediting bodies, including, but not limited to, DHHS and CMS; (b) be certified by and the holder of valid provider agreements with Medicare/Medicaid issued by DHHS, DHS and/or CMS and shall remain so certified and shall remain such a holder of such licenses and Medicare and/or Medicaid certifications for it to operate in accordance with the Primary Intended Use; (c) be in substantial compliance with all state and federal laws, rules, regulations and procedures with regard to the operation of the Facility operated by such Facility Lessee, including, without limitation, substantial compliance under HIPAA; (d) operate the Facility operated by such Facility Lessee in a manner consistent with quality acute care services and sound reimbursement principles under the Medicare and/or Medicaid programs and as required under state and federal law; and (e) not abandon, terminate, vacate or fail to renew any license, certification, accreditation, certificate, approval, permit, waiver, provider agreement or any other authorization which is required or material for the lawful and proper operation of the Facility operated by such Facility Lessee or in any way commit any act which will or could reasonably be expected to cause any such license, certification, accreditation, certificate, approval, permit, waiver, provider agreement or other authorization required to operate a Facility to be revoked by any federal, state or local governmental authority or accrediting body having jurisdiction thereof.

(c) Lessee represents, warrants and covenants that Lessee, this Lease and all Tenant Leases are, and at all times during the Term will be, in compliance in all material respects with all Healthcare Laws. In the event it is determined that any provision of this Lease is in violation of the Healthcare Laws, the parties in good faith shall renegotiate such provision so that same is in compliance with all Healthcare Laws. Lessee shall add to all of its third party agreements relating to any portion of the Leased Property, including, without limitation, all Tenant Leases, that in the event it is determined that such agreement and/or Tenant Lease is in violation of the Healthcare Laws, such agreement and/or Tenant Lease shall be renegotiated so that same are in compliance with all Healthcare Laws. Lessee shall indemnify and defend, at Lessee’s sole cost and expense, and hold Lessor, its Affiliates and their respective successors and assigns, harmless from and against, and shall reimburse Lessor, its Affiliates and their successors and assigns with respect to, any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lessor, its Affiliates and their respective successors and assigns, at any time and from time to time by reason, or arising out, of any breach by Lessee of any of the provisions set forth in this Section 8.3 or any violation of any Healthcare Laws by Lessee, including any and all such claims, demands, liabilities, damages, costs and expenses relating to immaterial violations or breaches of this Section 8.3.

8.4. Single Purpose Entity. Each Facility Lessee shall remain at all times during the Term a Single Purpose Entity in accordance with the terms of this Lease. Promptly following any written request by Lessor during the Term, each Facility Lessee shall provide Lessor with evidence that such Facility Lessee is a Single Purpose Entity and is in good standing in the state of its organization or incorporation and in the state in which the portion of the Leased Property relating to such Facility Lessee is located.

8.5. Organizational Covenants. Lessee shall not permit or suffer, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed, (a) any material amendment or modification of any Facility Lessee’s Organizational Documents or any material amendment or modification of any Organizational Documents of any constituent entity within such Facility Lessee, including, without limitation, any such amendment that changes such Facility Lessee’s status as a Single Purpose Entity or any amendment changing or modifying the governance or structure of, or changing the manager or managing member of, such Facility Lessee; (b) any dissolution or termination of any Facility Lessee’s existence or sale of substantially all of any Facility Lessee’s assets, whether by sale, transfer, merger, consolidation or otherwise; or (c) a change in any Facility Lessee’s state of formation or any Facility Lessee’s name. Lessee has, simultaneously with the execution of this Lease, delivered to Lessor a true and complete copy of each Facility Lessee’s Organizational Documents. Lessee represents and warrants that the Organizational Documents (i) were duly executed and delivered; and (ii) are in full force and effect, binding upon the applicable Facility Lessee, and enforceable in accordance with their terms.

8.6. Representations and Warranties of Lessee. Each Facility Lessee is making the representations and warranties set forth in Exhibit C attached hereto.

ARTICLE IX.

REPAIRS; RESERVES

9.1. Maintenance; Repair and Remodel.

(a) Lessee, at its expense, will keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto (and Lessee’s Personal Property) in good first class order and repair (whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements, the age of the Leased Property or any portion thereof) and, except as otherwise provided in Article XIV and Article XV, with reasonable promptness, will make all necessary and appropriate repairs thereto of every kind and nature whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise), ordinary wear and tear excepted. All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Lessee will not take or omit to take any action the taking or omission of which is reasonably likely to materially impair the value or the usefulness of the Leased Property or any part thereof for the Primary Intended Use.

(b) Notwithstanding anything contained in this Lease to the contrary, from time to time Lessee may remodel, modify and make additions to the Leased Property, or any portion thereof, which remodeling, modifications and additions are not Capital Additions (it being understood that Capital Additions are subject to the requirements of Article X hereof) but which are necessary or advisable for the Primary Intended Use and which permit Lessee to fully comply with its obligations as set forth in this Lease. Lessee shall undertake any such actions expeditiously and in a workmanlike manner and will not significantly alter the character or purpose, or detract from the value or operating efficiency of, the Leased Property nor significantly impair the revenue producing capability of the Leased Property nor adversely affect the ability of Lessee to comply with the provisions of this Lease.

(c) Lessee shall notify Lessor of any and all repairs, improvements, additions, modifications and remodeling made to any portion of a particular Property in excess of Three Million and No/100 Dollars ($3,000,000) during any consecutive twelve (12) month period for the applicable Property and obtain consent from Lessor (which consent shall not be unreasonably withheld, conditioned or delayed) prior to making such repairs, improvements, additions, modifications or remodeling.

(d) Except as otherwise expressly provided in this Lease, Lessor shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations, or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary or capital in nature, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto in connection with this Lease, or to maintain the Leased Property in any way.

(e) Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor for the provision or performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for, or permit the performance of, any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property or any portion thereof.

(f) Unless Lessor conveys any of the Leased Property to Lessee pursuant to Section 34.2 of this Lease, Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as improved, constructed, repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for (i) ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair during the entire Term), (ii) damage caused by the gross negligence or willful misconduct of Lessor, and (iii) damage or destruction as described in Article XIV or resulting from a Taking as described in Article XV, which Lessee is not required by the terms of this Lease to repair or restore.

9.2. Security Deposit. Concurrently herewith, Lessee shall deposit with Lessor an amount of Three Million Six Hundred Ninety-Seven Thousand One Hundred Fifty and No/100 Dollars ($3,697,150.00) in cash (less the amount of $368,842.77 held by Lessor related to the “Reserve” under the Original Lease, which amount shall be retained by Lessor and applied to Lessee’s obligation under this Section 9.2), which amount shall be allocated among the Properties as set forth on Schedule 9.2 (each, the “Allocated Deposit” and collectively, the “Security Deposit”). Lessee hereby grants Lessor a security interest in and to the Security Deposit. The Allocated Deposit for each Leased Property shall be held by Lessor as security for the performance by the applicable Facility Lessee of all of the covenants of this Lease to be performed by such Facility Lessee with resepct to the applicable Leased Property, and Lessee shall not be entitled to interest thereon unless required by applicable law. Lessor shall not be required to segregate the Security Deposit in a separate account and may commingle the Security Deposit with other assets of Lessor or its Affiliates. The Security Deposit is not an advance payment of rent or a measure of damages. Lessor may from time to time and without prejudice to any other remedy provided in this Lease or by applicable law, use all or a portion of the Allocated Deposit to the extent necessary, with respect to the applicable Leased Property, to (i) satisfy past due Rent, or (ii) satisfy any other loss or damage resulting from the applicable Facility Lessee’s breach of this Lease, including such Facility Lessee’s failure to make any necessary or required repairs to the applicable Leased Property. In the event that Lessor uses or applies all or any portion of the Allocated Deposit for a given Leased Property pursuant to this Section 9.2, Lessee shall deposit with Lessor an amount sufficient to replenish the Allocated Deposit to its original amount within thirty (30) days following receipt of written demand from Lessor. Lessor shall return any unapplied portion of the Security Deposit to Lessee within forty-five (45) days after the latest to occur of: (a) the full and final payment of Rent, and all other amounts and obligations due hereunder; and (b) the expiration or termination of this Lease.

ARTICLE X.

CAPITAL ADDITIONS

10.1. [Reserved]

10.2. Construction of Capital Additions to the Leased Property.

(a) If no Event of Default has occurred, Lessee shall have the right (but not the obligation) upon and subject to the terms and conditions set forth below, to construct or install Capital Additions on any Property with the prior written consent of Lessor, not to be unreasonably withheld, conditioned or delayed (provided that such consent is not required with respect to any Capital Addition that will cost less than One Million Dollars ($1,000,000)). Lessee shall not be permitted to create any Lien on such Property in connection with such Capital Addition, except as provided in Section 10.3. In order to obtain Lessor’s prior written consent, Lessee shall submit to Lessor in writing a proposal setting forth in reasonable detail any such proposed Capital Addition. In addition, Lessee shall promptly furnish to Lessor such additional information relating to such proposed Capital Addition as Lessor may reasonably request. Lessor shall have ten (10) days following receipt of the last information so requested relating to the proposed Capital Addition to respond whether Lessor has approved of such proposed Capital Addition, it being agreed that failure to timely respond shall be deemed a rejection of the proposed Capital Addition.

(b) Prior to commencing construction of any Capital Addition on any Property for which Lessee intends to finance, Lessee shall first grant to Lessor a right of first offer to provide funds to pay for such Capital Addition in accordance with the provisions of Section 10.4. If Lessor declines or is unable to provide such funding, or if the ROFO Exercise Notice is not accepted by Lessee, the provisions of Section 10.3 shall apply. Notwithstanding any other provision of this Article X to the contrary, no Capital Additions shall be made without the consent of Lessor, which consent may be withheld in Lessor’s sole discretion, if the costs for such Capital Addition, when aggregated with the costs of all Capital Additions made by Lessee, would exceed Twenty-Five Percent (25%) of the then Fair Market Value of the applicable Property. Furthermore, no Capital Addition shall be made which would tie in or connect any portion of a particular Property and/or any Leased Improvements thereon with any other improvements on property adjacent to such Property (and not part of the Land covered by this Lease) including, without limitation, tie-ins of buildings or other structures or utilities, unless Lessee shall have obtained the prior written approval of Lessor, which approval may be granted or withheld in Lessor’s sole discretion. As to all other Capital Additions which are not described in the immediately preceding two sentences, Lessor’s consent, if required, shall not be unreasonably withheld, conditioned or delayed. All proposed Capital Additions shall be architecturally integrated and consistent with the applicable Property as determined in the reasonable discretion of Lessor.

10.3. Capital Additions Financed by Lessee. If Lessee provides or arranges to finance any Capital Addition (except for Capital Additions arranged by Lessee but funded by Lessor), this Lease shall be and hereby is amended to provide as follows:

(a) There shall be no adjustment in the Base Rent by reason of any such Capital Addition.

(b) Such Capital Addition shall revert to, and become the property of Lessor upon the expiration or termination of this Lease with respect to the applicable Property.

In connection with any such Capital Addition financed by Lessee (or any Person other than Lessor), Lessee shall be permitted to place (or cause to be placed) a Lien on such Capital Addition as collateral for Lessee’s financing, provided, that, in the reasonable determination of Lessor such Lien shall not materially interfere with Lessor’s ability to finance the applicable Property; it being understood and agreed that (i) Lessor and Lessee shall cooperate in good faith to properly divide such Capital Addition from the applicable Property and to grant such easements and use restrictions as shall be necessary to avoid any disruption of Lessee’s Business on such Property; (ii) to the extent not inconsistent with the provisions of this Section 10.3, such Capital Addition shall remain subject to the other terms and provisions of this Lease; and (ii) upon the expiration or termination of this Lease with respect to such Property, Lessee, at its sole cost and expense, shall cause all such Lien(s) to be released from such Capital Addition and within ten (10) Business Days after such expiration or termination.

10.4. Capital Additions Funded by Lessor. If Lessee desires to obtain third party purchase money, project-based financing (and specifically excluding any corporate level financing) to fund a Capital Addition on the Property, Lessee shall request the same by submitting to Lessor a written request, including a written proposal setting forth in reasonable detail any such proposed Capital Addition (a “Request”). In addition, Lessee shall promptly furnish to Lessor such additional information relating to such proposed Capital Addition as Lessor may reasonably request. Lessor shall have thirty (30) days following receipt of the last of the information so requested to respond by delivering to Lessee (the “ROFO Exercise Notice”) a written offer to fund the proposed Capital Addition, including the proposed terms thereof and the terms of any amendments to this Lease to be executed in connection therewith; it being agreed that Lessor’s failure to timely deliver a ROFO Exercise Notice shall be deemed a rejection of the Request to provide the funding for such proposed Capital Addition. If Lessee accepts the offer set forth in the ROFO Exercise Notice, the parties shall consummate the financing contemplated thereby within sixty (60) days on the terms and conditions set forth in the ROFO Exercise Notice. If Lessee does not accept the offer set forth in a ROFO Exercise Notice, Lessee may, for a period of one hundred eighty (180) days from the date of receipt by Lessee of the ROFO Exercise Notice, obtain a commitment to finance a Capital Addition from any Person on terms and conditions no more favorable, in the aggregate, to the applicable lender than those set forth in such ROFO Exercise Notice. If Lessee does not obtain a commitment for third-party financing before the end of such one hundred eighty (180) day period, Lessee may not finance such Capital Addition without repeating the foregoing procedures of this Article X.

10.5. Salvage. All materials that are scrapped or removed in connection with the making of either Capital Additions or repairs hereunder shall be or become the property of Lessee, and Lessee shall remove the same at its sole cost and expense.

ARTICLE XI.

LIENS

11.1. General Restrictions. Subject to Section 11.2 relating to certain leasehold mortgages and the provisions of Article XII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any Property or any attachment, levy, claim or encumbrance in respect of the Rent, any amounts held in the Security Deposit, or any funds or amounts that are or will be provided by Lessor or its Affiliates to Lessee at any time during the Term in accordance with this Lease; excluding, however, (a) this Lease; (b) the Permitted Exceptions; (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor, or any easements granted pursuant to the provisions of Section 7.3; (d) liens for those taxes of Lessor which Lessee is not required to pay hereunder; (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article XII; (f) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (i) the payment of such sums shall not be postponed for more than sixty (60) days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or GAAP shall be been made therefore, or (ii) any such liens are in the process of being contested as permitted by Article XII; (g) the Tenant Leases; (h) Liens which are permitted in accordance with Section 10.3 hereof; and (i) any liens which are the responsibility of Lessor pursuant to the provisions of Article XXXVI of this Lease. Except as otherwise permitted under Section 11.2, Lessee shall not mortgage or grant any interest or security interest in, or otherwise assign, any part of Lessee’s rights and interests in this Lease or any Property during the Term.

11.2. Permitted Leasehold Mortgages. Notwithstanding anything to the contrary set forth in Section 11.1, Lessor shall permit Lessee to mortgage, pledge, encumber or assign its leasehold interest under this Lease to any leasehold mortgagee(s) that enters into an Intercreditor Agreement with Lessor (each, a “Leasehold Mortgagee”). Lessor covenants and agrees to promptly execute as a counterparty to an Intercreditor Agreement requested by Lessee.

ARTICLE XII.

PERMITTED CONTESTS

12.1. Permitted Contests. After obtaining prior written approval from Lessor, not to be unreasonably withheld, conditioned or delayed, Lessee, at Lessee’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by Article XI, provided that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Lessor and from the Leased Property (or if not so suspended, clause (b) shall be true); (b) neither the Leased Property nor any Rent therefrom nor any part thereof or interest therein would, as determined in Lessor’s reasonable discretion, be in any immediate danger of being sold, forfeited, attached or lost; (c) in the case of a Legal Requirement, Lessor would not be in any immediate danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) in the event that any such contest shall involve a sum of money or potential loss in excess of One Million and No/100 Dollars ($1,000,000.00), then, in any such event, the applicable Facility Lessee shall deliver to Lessor an Officer’s Certificate from a duly authorized officer of the applicable Facility Lessee regarding the matters set forth in clauses (a), (b) and (c), to the extent applicable (it being understood if the relevant amount involved in such contest (or the potential loss) is less than such amount, no such certification is required); (e) in the case of a Legal Requirement and/or an Imposition, lien, encumbrance or charge involving potential loss in excess of One Million and No/100 Dollars ($1,000,000.00), Lessee shall give such reasonable security as may be demanded by Lessor to insure ultimate payment of the same and to prevent any sale or forfeiture of the affected Property or the Rent by reason of such non-payment or non-compliance; provided, however, the provisions of this Article XII shall not be construed to permit Lessee to contest the payment of Rent (except as to contests concerning the method of computation or the basis of levy of any Imposition or the basis for the assertion of any other claim) or any other sums payable by Lessee to Lessor hereunder; (f) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; and (g) if such contest be finally resolved against Lessor or Lessee, Lessee shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Lessor, at Lessee’s expense, shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in any such contest and, if reasonably requested by Lessee or if Lessor so desires, Lessor shall join as a party therein. Lessee shall indemnify and hold Lessor harmless against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom.

ARTICLE XIII.

INSURANCE

13.1. General Insurance Requirements.

(a) During the Term, Lessee shall at all times keep the Leased Property and Lessee’s Personal Property, insured against loss or damage from such causes as are customarily insured against, by prudent owners of similar facilities. Without limiting the generality of the foregoing, and subject to the provisions below, Lessee shall obtain and maintain in effect throughout the Term with respect to the Leased Property the kinds and amounts of insurance described below. This insurance shall be written by insurance companies (i) reasonably acceptable to Lessor (Lessor acknowledging that Auriga Insurance Group (“Auriga”) is acceptable to Lessor for the provision of the coverages described in subsections (vii) and (viii) below), (ii) that are rated at least an “A-VIII” or better by Best’s Insurance Guide (except for Auriga, for which no rating is required), and (iii) unless otherwise approved by Lessor, authorized, licensed and qualified to do insurance business in the state in which the Leased Property is located. Lessee will pay or cause to be paid all Insurance Premiums for the insurance coverage required to be maintained pursuant to this Article XIII during the Term. The commercial property, rental value and business interruption policies shall name Lessor (and any other entity that Lessor may deem reasonably necessary) as additional insureds and loss payees as respects coverage afforded the Leased Property under standard Insurance Services Offices (ISO) commercial property insurance endorsements CP1219 and CP1503, or manuscript equivalents, and as additional insureds and loss payees under boiler and machinery and any other property insurance policy. All other coverage policies (including commercial general liability, professional liability and excess or umbrella liability policies) shall name Lessor (and any other entity that Lessor may deem reasonably necessary) as additional insureds as respects liability arising from Lessee’s use, occupancy or maintenance of the Leased Property. All property, business interruption and boiler and machinery losses shall be payable to Lessor and/or Lessee as provided in Article XIV. Each insurance policy required hereunder must, unless otherwise expressly provided herein (w) provide primary insurance without right of contribution from any other insurance carried by Lessor, (x) contain express permission for Lessee to enter into a waiver of subrogation rights in favor of Lessor, or any right of setoff or counterclaim against any insured party thereunder including Lessor, (y) permit Lessor to pay premiums at Lessor’s discretion, and (z) as respects any third party liability claim brought against Lessor, obligate the insurer to defend Lessor as an additional insured thereunder. In addition, the property, business interruption and boiler and machinery policies shall name as an insured loss payee all Facility Lenders as their interests appear, if any, by way of a standard or other acceptable form of mortgagee’s loss payable endorsement. Any loss adjustment in excess of One Million Dollars ($1,000,000) shall require the written consent of Lessor and each affected Facility Lender. Evidence or verification (as defined herein) of insurance and/or Impositions shall be deposited with Lessor and, if requested, with any Facility Lender. With respect to each Property, the policies required hereunder relating to Lessee and such Property, including the Leased Improvements and Lessee’s Personal Property relating thereto, shall insure against the following risks:

(i) Commercial Property insurance written on a broad “all risk” policy form covering physical loss or damage to the Leased Property including building and improvements and betterments. Insured perils shall include, but not be limited to, terrorism (only if the applicable Property is located inside metropolitan city limits with population exceeding 5,000,000). Unless otherwise provided such coverage shall be in an amount equal to the “Full Replacement Cost” (as herein defined) value basis to the extent of the full insurable replacement value of each Property to be determined by Lessor. The policy shall not exclude coverage for subsidence. The policy exclusion applicable to faulty or defective design, workmanship or materials shall not apply to resultant damage to otherwise sound property. The policy must provide a sublimit of at least One Hundred Thousand and No/100 Dollars ($100,000.00) to cover reasonable expenses incurred by the insured or loss payee for professional services necessary to measure, quantify or determine the amount of any loss covered by this subparagraph (i), such as appraisers, auditors, accountants, architects, and engineers (such expenses shall not include the insured’s or loss payee’s own employees or public adjusters). Unless otherwise provided hereunder, all policy deductibles shall be borne in full by Lessee and must not exceed, per occurrence, an amount in excess of Three Percent (3%), of the insurable value of such Property as determined by Lessor. Further, in the event of a loss, Lessee shall abide by all provisions of the insurance contract, including proper and timely notice of the loss to the insurer. Lessee further agrees that it will notify Lessor of any loss in the amount of One Million Dollars ($1,000,000) or greater and that no claim at or in excess of One Million Dollars ($1,000,000) shall be settled without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) Flood and earthquake insurance shall be required only in the event that a Property is located in a flood plain or earthquake zone. Such insurance to be in an amount equal to the lesser of $50,000,000 or the Lease Base of such Property, subject to no more than a Five Percent (5%) per location per occurrence deductible and such policy shall include coverage for subsidence.

(iii) Rental Value insurance using standard ISO endorsement CP 1503, or its equivalent, as respects rental value coverage on such Property. Such endorsement shall require property insurer to send notice of cancellation or non-renewal to Lessor per Section 13.4.

(iv) Business interruption insurance covering lost earnings and continuing expenses, less rents due Lessor to the extent covered under subparagraph (iii) above, in an amount sufficient to cover not less than the aggregate amount of Lessee’s earnings during (1) the actual time required to rebuild such Property following loss or damage, or (2) twelve (12) months, whichever is longer, plus an additional extended period of indemnity of not less than ninety (90) days shall be provided. Coverage shall be written on an “actual loss sustained” form, for the same perils and other events as described in subparagraph (v) below.

(v) Commercial General Liability in a primary amount of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence, bodily injury for injury or death of any one person and for Property Damage for damage to or loss of the property of others, subject to a Two Million and No/100 Dollars ($2,000,000.00) annual aggregate policy limit applicable separately to such Property for all bodily injury and property damage claims, occurring on or about such Property or in any way related to such Property, including but not limited to, any swimming pools or other rehabilitation and recreational facilities or areas that are located on such Property otherwise related to such Property. The above requirements may be satisfied through an umbrella liability insurance policy. Lessee shall be responsible for funding all deductibles and retentions, including those which may be applicable to Lessor as an additional insured thereunder.

(vi) Automobile and vehicle liability insurance coverage for all owned, non-owned, leased or hired automobiles and vehicles in a primary limit amount of One Million and No/100 Dollars ($1,000,000.00) per occurrence for bodily injury and property damage.

(vii) Umbrella liability insurance in the minimum amount of Twenty Million and No/100 Dollars ($20,000,000.00) for each occurrence and aggregate combined single limit for all liability. The umbrella shall providing primary and non-contributory coverage to Lessor as an additional insured when required by written contract or agreement. The umbrella liability policy shall name in its underlying schedule the policies of commercial general liability, automobile/vehicle liability, professional liability and employer’s liability under the workers compensation policy.

(viii) Professional liability insurance for Lessee and all employed professionals (including any physicians) in an amount, with respect to each Facility, of not less than One Million and No/100 Dollars ($1,000,000.00) per individual claim and Three Million and No/100 Dollars ($3,000,000.00) annual aggregate. All contractors, agents and other persons (including physicians) who perform professional services for Lessee shall meet such required minimum insurance requirements of One Million and No/100 Dollars ($1,000,000.00) per individual claim and Three Million and No/100 Dollars ($3,000,000.00) annual aggregate; provided, however, that the above requirements may be satisfied through an umbrella liability insurance policy.

(ix) Employee Dishonesty coverage covering all employees with a limit of insurance, with respect to each Facility, of not less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per claim.

The term “Full Replacement Cost” as used herein, shall mean the actual replacement cost thereof from time to time as to the Leased Property in its entirety, including increased cost of construction endorsement, less exclusions provided in the normal fire insurance policy. In the event either Lessor or Lessee believes that the Full Replacement Cost has increased or decreased at any time during the Term, it shall have the right to have such Full Replacement Cost re-determined by an impartial third party, hereinafter referred to as the “Impartial Appraiser.” If the Lessor and Lessee are unable to agree on the selection of an Impartial Appraiser, each party shall select one appraiser, and the two appraisers so selected shall jointly select the Impartial Appraiser. The party desiring to have the Full Replacement Cost so re-determined shall forthwith, on receipt of such determination by such Impartial Appraiser, give written notice thereof to the other party. The determination of such Impartial Appraiser shall be final and binding on the parties, and Lessee shall forthwith increase, or may decrease, the amount of the insurance carried pursuant to this Article XIII, as the case may be, to the amount so determined by the Impartial Appraiser. Lessee shall pay the fee, if any, of the Impartial Appraiser.

(b) Intentionally Omitted.

13.2. Additional Insurance. In addition to the insurance described above, Lessee shall at all times maintain adequate worker’s compensation insurance coverage for all persons employed by Lessee on the Leased Property, to the extent required by all applicable local, state and federal laws. Notwithstanding anything contained herein to the contrary, Lessor shall not be prohibited, at its sole cost and expense, from purchasing and maintaining such additional insurance as it may reasonably determine to be necessary to protect its interest in all or any portion of the Leased Property.

13.3. Waiver of Subrogation. Lessee hereby waives any and all rights of recovery against Lessor, its officers, agents and employees, for all injury, loss of or damage to persons or property, howsoever caused, including loss of use, to the extent such injury, loss or damage is covered or should be covered by required insurance or any other insurance maintained by Lessee, including sums within deductibles, retentions or self-insurance applicable thereto. This waiver applies to all first party property, business interruption, equipment, vehicle and workers compensation claims (unless prohibited under applicable state statutes), as well as third party liability claims. This waiver shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to loss of, or damage to, property of the parties hereto. In as much as the above waiver precludes the assignment of any aforesaid claim by way of subrogation to an insurance company, Lessee agrees to give to each insurance company providing coverage under this Lease prompt written notice of the terms of said waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers. Lessee shall indemnify Lessor against any loss or expense, including reasonable attorneys’ fees, resulting from the failure to obtain such waiver from the insurer, if required.

13.4. Form of Insurance. All of the policies of insurance referred to herein shall be written in form reasonably satisfactory to Lessor and by insurance companies reasonably satisfactory to Lessor. Lessee shall pay all of the premiums therefor (except as otherwise provided herein), and shall deliver “verification” of insurance to Lessor as set forth below. All binders and policies delivered to Lessor as required in this Section 13.4 shall also include a statement of insured values and locations for all properties under such blanket policies that share coverage limits. Verification of insurance as used herein is defined as follows:

(a) At least five (5) Business Days prior to the applicable Commencement Date, and thereafter, at least ten (10) Business Days prior to any insurance policy expiration date, Lessee shall provide verification of required insurance coverage for the following year which shall include the following:

(i) an ACORD 75 insurance binder, or similar type of insurance binder acceptable to Lessor, for each policy providing evidence of insurance coverage of the types and in the amounts required hereunder and naming Lessor (and any other entity that Lessor may deem reasonably necessary) as additional insureds and loss payees with respect to property, rental value and business interruption insurance, and as additional insureds with respect to commercial general liability, professional liability, excess or umbrella insurance and all other required policies, together with a sample or pro forma of each policy (if required by Lessor), together with written confirmation of each insurer’s obligation to provide notice of cancellation or non-renewal of each;

(ii) a copy of property statement of values if Lessee maintains blanket insurance covering facilities other than the Leased Property; and

(iii) a summary of insurance program showing significant coverage limits, sublimits, deductibles and retentions.

(b) Thereafter, no later than the date that is sixty (60) days after the applicable Commencement Date and any such insurance policy expiration date, Lessee shall provide further verification of insurance, which verification shall include (i) true and certified copies of the required insurance policies including blanket or specific endorsements reflecting the appropriate status of Lessor (and any other entity that Lessor deems reasonably necessary) as an additional insured and/or loss payee, as the case may be, and providing notice of cancellation or non-renewal under the required insurance; and (ii) a copy of the property statement of values if Lessee maintains blanket insurance covering facilities other than the Leased Property.

(c) In the event Lessee does not provide timely or proper verification, or does not maintain the insurance required hereunder or pay the premiums as required hereunder, Lessor shall be entitled after notice to Lessee, but shall have no obligation, to obtain such insurance and pay the premiums therefor, which premiums shall be repayable to Lessor promptly following request by Lessor (but in no event later than fifteen (15) days after delivery of such request), and failure to adhere to those repayment provisions shall constitute an Event of Default. Lessee shall use commercially reasonable efforts to cause any insurance policies, endorsements and/or binders or certificates to omit language that provides such insurer will “endeavor to” give notice before same may be altered, allowed to expire, or canceled. Notwithstanding anything contained herein to the contrary, all policies of insurance required to be obtained by Lessee hereunder shall provide (i) that such policies will not lapse, terminate, be canceled, or be amended or modified to reduce limits or coverage terms unless and until Lessor has received not less than thirty (30) days’ prior written notice at Lessor’s notice address as specified in this Lease (the “Lessor’s Notice Address”), with a simultaneous copy to (A) MPT Operating Partnership, L.P., Attention: Its President, 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, and (B) McGriff, Seibels & Williams, Inc., Attention: John F. Carter, 2211 7th Avenue South, Birmingham, Alabama 35233, and (ii) that in the event of cancellation due to non-payment of premium, the insurer will provide not less than ten (10) days’ prior written notice to Lessor at Lessor’s Notice Address, with a simultaneous copy to (A) MPT Operating Partnership, L.P., Attention: Its President, 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, and (B) McGriff, Seibels & Williams, Inc., Attention: John F. Carter, 2211 7th Avenue South, Birmingham, Alabama 35233.

13.5. Increase in Limits. In the event that Lessor shall at any time in its reasonable discretion deem the limits of the personal injury, property damage or general public liability insurance then carried to be insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section 13.5. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party selected by the parties.

13.6. Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Lessee’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee provided that:

(a) Any such blanket policy or policies are acceptable to and have been approved by Lessor, which approval shall not be unreasonably withheld;

(b) Any such blanket policy or policies shall not be changed, altered or modified without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed; and

(c) Any such blanket policy or policies shall otherwise satisfy the insurance requirements of this Article XIII (including the requirement of thirty (30) days’ written notice before the expiration or cancellation of such policies as required by Section 13.4) and shall provide for deductibles in amounts acceptable to Lessor. Any aggregate policy limits within such blanket insurance policies shall apply separately to each Property.

13.7. No Separate Insurance. Lessee shall not, on Lessee’s own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished by, or which may reasonably be required to be furnished by, Lessee, or increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Lenders, are included therein as additional insureds and the loss is payable under said insurance in the same manner as losses are required to be payable under this Lease. Lessee shall promptly notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies.

13.8. Insurance Required under Oklahoma Ground Lease. Lessee shall obtain and maintain all insurance required to be maintained by the tenant pursuant to the Oklahoma Ground Lease and provide Lessor with evidence of same.

13.9. Insurance Required under Kershaw Medical Center Lease. Lessee shall obtain and maintain all insurance required to be maintained by the tenant pursuant to the Kershaw Medical Center Lease and provide Lessor with evidence of same.

ARTICLE XIV.

FIRE AND CASUALTY

14.1. Insurance Proceeds. All proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article XIII shall, subject to the rights of any Leasehold Mortgagee set forth in the Intercreditor Agreement, be paid to Lessor and held by Lessor in trust (subject to the provisions of Section 14.7) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor from time to time for the actual cost of such reconstruction or repair; provided, however, that Lessee shall have the right in all events to be reimbursed for amounts expended to repair and restore the Leased Property (including funds expended to modernize, update and improve the Leased Property following a casualty) up to the amount of the proceeds paid to Lessor hereunder and not otherwise used by Lessor for the restoration or reconstruction of the Leased Property. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property, or any portion thereof, shall be paid to and retained by Lessee free and clear upon completion of any such repair and restoration. In the event neither Lessor nor Lessee is required or elects to repair and restore, all such insurance proceeds shall be retained by Lessor free and clear upon completion of any such repair and restoration. All salvage resulting from any risk covered by insurance shall belong to Lessor except that any salvage relating to Capital Additions paid for by Lessee as described in Section 10.3 or to Lessee’s Personal Property shall belong to Lessee as provided in Section 10.5.

14.2. Reconstruction in the Event of Damage or Destruction Covered by Insurance.

(a) Except as provided in Section 14.7, with respect to any Property, if during the Term such Property is totally or partially destroyed from a risk covered by the insurance described in Article XIII and such Property is thereby rendered Unsuitable for its Primary Intended Use (the “Casualty Impacted Property”), Lessee shall elect, by giving written notice to Lessor within sixty (60) days following the date of such destruction, one of the following: (i) to restore such Casualty Impacted Property to substantially the same condition as existed immediately before the damage or destruction, or (ii) so long as the damage or destruction was not caused by the gross negligence of Lessee, its agents, servants, employees or contractors, to terminate this Lease with respect to the Casualty Impacted Property and, in this event, the total Base Rent payable hereunder shall be reduced in accordance with Section 5.2, Lessor shall be entitled to retain the insurance proceeds, and Lessee shall pay to Lessor on demand, the amount of any deductible or uninsured loss arising in connection therewith.

(b) Except as provided in Section 14.7, with respect to any Property, if, during the Term, such Property is totally or partially destroyed from a risk covered by the insurance described in Article XIII, but such Property is not thereby rendered Unsuitable for its Primary Intended Use, Lessee shall restore such Property to substantially the same condition as existed immediately before the damage or destruction. Such damage or destruction shall not terminate this Lease with respect to such Property.

(c) With respect to each Property, if the cost of the repair or restoration of such Property exceeds the amount of insurance proceeds received by Lessor, Lessee shall be obligated to pay any such excess amount needed to restore such Property prior to use of the insurance proceeds; provided that from and after the date on which Lessee expends amounts required to cover such deficiency, Lessor shall make the insurance proceeds available to Lessee for the completion of the restoration.

14.3. Reconstruction in the Event of Damage or Destruction Not Covered by Insurance. Except as provided in Section 14.7 and without limiting Section 14.2, if during the Term a Property is totally or partially damaged or destroyed from a risk not covered by the insurance described in Article XIII but that would have been covered if Lessee carried the insurance customarily maintained by, and generally available to, the operators of reputable health care facilities in the region in which such Property is located, then, whether or not such damage or destruction renders such Property Unsuitable for its Primary Intended Use, Lessee shall, at its sole cost and expense, restore such Property to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease with respect to such Property.

14.4. Lessee’s Personal Property. All insurance proceeds payable by reason of any loss of or damage to any Lessee’s Personal Property or any Capital Addition financed by Lessee shall be paid to Lessee to pay the cost of repairing or replacing the damage to Lessee’s Personal Property or the Capital Additions financed by Lessee.

14.5. Restoration of Lessee’s Property. If Lessee is required or elects to restore any Property as provided in Sections 14.2 or 14.3, Lessee shall also restore all alterations and improvements made to Lessee’s Personal Property with respect thereto and all Capital Additions paid for by Lessee with respect thereto.

14.6. No Abatement of Rent. This Lease shall remain in full force and effect, and Lessee’s obligation to pay Rent and all other charges required by this Lease shall remain unabated during any period required for repair and restoration; provided however, the proceeds of all rental stream inurance, if any, will first be paid to or retained by Lessor in satisfaction of Lessee’s obligations to pay Rent.

14.7. Damage Near End of Term. Notwithstanding any provisions of Sections 14.2 (but without limiting Lessee’s rights under Section 14.2(a)) or 14.3 to the contrary, if damage to or destruction of any Property occurs during the last twenty-four (24) months of the Term, and if such damage or destruction cannot be fully repaired and restored within six (6) months immediately following the date of such loss as determined in Lessor’s reasonable discretion, either party shall have the right to terminate this Lease with respect to such Property by giving notice to the other within thirty (30) days after the date of damage or destruction, in which event Lessor shall be entitled to retain the insurance proceeds and Lessee shall pay to Lessor on demand the amount of any deductible or uninsured loss arising in connection therewith; provided, however, that any such notice given by Lessor shall be void and of no force and effect if Lessee exercises an available option to extend the Term for one (1) Extension Term within thirty (30) days following receipt of such termination notice.

14.8. Waiver. Lessee hereby waives any statutory or common law rights of termination which may arise by reason of any damage to or destruction of any portion of the Leased Property.

ARTICLE XV.

CONDEMNATION

15.1. Parties’ Rights and Obligations. If during the Term there is any Taking of all or any part of a Property or any interest in this Lease relating to such Property by Condemnation, the rights and obligations of the parties shall be determined by this Article XV.

15.2. Total Taking. If there is a Taking of all of a Property by Condemnation, this Lease shall terminate with respect to such Property on the Date of Taking.

15.3. Partial Taking. If there is a Taking of a part, but not all, of a Property by Condemnation, this Lease shall remain in effect with respect to such Property if such Property is not thereby rendered Unsuitable for its Primary Intended Use. If, however, such portion of such Property is thereby rendered Unsuitable for its Primary Intended Use, Lessee shall elect either (a) to restore such portion of such Property, at its own expense and to the extent possible, to substantially the same condition as existed immediately before the partial Taking, or (b) to terminate this Lease with respect to such Property (in which event the Base Rent payable hereunder shall be reduced in accordance with Section 5.2). Lessee shall exercise such election by giving Lessor notice thereof within sixty (60) days after Lessee receives notice of the Taking.

15.4. Award Distribution. In the event of a Taking, the entire Award shall belong to and be paid to Lessor; provided, however, that if this Lease is terminated pursuant to this Article XV with respect to such Property, Lessee shall be entitled to receive a sum attributable to Lessee’s Personal Property relating thereto and any reasonable removal and relocation costs, provided in each case the Award specifically includes such items. If Lessee is required or elects to restore such Property, Lessor agrees that the Award shall be used for that restoration, and it shall hold such portion of the Award in trust for application to the cost of the restoration.

15.5. Temporary Taking. The Taking of any Property or any part thereof by military or other public authority shall constitute a Taking by Condemnation only when the use and occupancy by the Taking authority has continued for longer than six (6) months. During any such six (6)-month period all the provisions of this Lease shall remain in full force and effect and the Rent with respect to such Property shall not be abated or reduced during such period of Taking.

ARTICLE XVI.

DEFAULT

16.1. Events of Default. The occurrence of any one or more of the following events (individually, an “Event of Default”) shall constitute Events of Default hereunder:

(a) if Lessee shall fail to make a payment of the Rent or any other monetary obligation when the same becomes due and payable by Lessee under this Lease (including, but not limited to, any failure to maintain the amount of the Security Deposit or the failure to pay Insurance Premiums or Impositions, other than those that are being disputed by Lessee in good faith pursuant to Article XII) and the same shall remain unpaid for more than five (5) days following receipt by Lessee of written notice thereof from Lessor; provided however, in no event shall Lessor be required to give more than two (2) such written notices hereunder during any consecutive twelve (12) month period; or

(b) if Lessee shall fail to observe or perform in any material respect (without duplication of any materiality qualifier herein) any other term, covenant or condition of this Lease and such failure is not cured by Lessee within a period of thirty (30) days after receipt by Lessee of written notice thereof from Lessor (except that in the event Lessee shall fail to comply with any request pursuant to Sections 38.3 and 38.4 hereof, and such failure shall continue for five (5) days after receipt by Lessee of such request from Lessor), unless such failure cannot with due diligence be cured within a period of thirty (30) days (in Lessor’s reasonable discretion), in which case such failure shall not be deemed to continue so long as Lessee commences to cure such failure within the thirty (30) day period and proceeds with due diligence to complete the curing thereof within sixty (60) days after receipt by Lessee of Lessor’s notice of default (or such longer period as is reasonably required in the determination of Lessor to effect such cure if Lessee is diligently proceeding to do so); provided however, in no event shall Lessor be required to give more than two (2) notices and cure period for Lessee’s failure to observe or perform the same (or repetitive) covenant or condition in any consecutive twelve (12) month period; or

(c) if (i) any Facility Lessee or any Guarantor shall admit in writing its inability to pay its debts as they become due; or (ii) any Facility Lessee or any Guarantor shall file a petition in bankruptcy as a petition to take advantage of any insolvency act; or (iii) any Facility Lessee or any Guarantor shall be declared insolvent according to any law; or (iv) any Facility Lessee or any Guarantor shall make any general assignment for the benefit of its creditors; or (v) if the estate or interest of any Facility Lessee in the Leased Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or sixty (60) days after receipt by Lessee of written notice thereof from Lessor (unless Lessee shall be contesting such lien or attachment in good faith in accordance with Article XII); or (vi) any petition shall be filed against any Facility Lessee or any Guarantor to declare such Facility Lessee or such Guarantor bankrupt, to take advantage of any insolvency act, or to delay, reduce or modify such Facility Lessee’s or such Guarantor’s capital structure and the same shall not be removed or vacated within ninety (90) days from the date of its creation, service or attachment; or (vii) any Facility Lessee or any Guarantor shall, after a petition in bankruptcy is filed against it, be adjudicated a bankrupt, or a court of competent jurisdiction shall enter an order or decree, with or without the consent of such Facility Lessee or such Guarantor, as the case may be, appointing a trustee, examiner or receiver of such Facility Lessee or such Guarantor or the whole or substantially all of its property, or approving a petition filed against such Facility Lessee or such Guarantor seeking reorganization or arrangement of such Facility Lessee or such Guarantor under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof (notwithstanding anything to the contrary set forth herein, in the event the provisions of this Section 16.1(c) are triggered, then prior to an Event of Default arising hereunder or as a cure for any such Event of Default, Guarantor shall have the right and option within twenty (20) days after the occurrence of such an Event of Default or such event which, with the giving of notice or the passage of time or both, would constitute such an Event of Default, to cause an Acceptable Replacement Guarantor to join in and be bound by the Guaranty); or

(d) if any Facility Lessee shall have any of its Licenses (as defined in Article XXXVIII) or participation or certification in Medicare or Medicaid or any material other third party payor program is terminated by the applicable government program for fraud or violation of the terms of such program; or

(e) a Change of Control Transaction shall occur with respect to any Facility Lessee or any Guarantor which is not approved by Lessor in advance;

(f) if, with respect to any Property, (i) the applicable Facility Lessee that operates the Business at such Property abandons or vacates same (such Facility Lessee’s absence therefrom for thirty (30) consecutive days shall constitute abandonment), or (ii) the applicable Facility Lessee fails to continuously operate such Business on such Property in accordance with the terms of this Lease;

(g) if any Facility Lessee or any of the Guarantors shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets, or any such Facility Lessee or any such Guarantor shall enter into an agreement respecting same; or

(h) if a monetary default or a material non-monetary default shall occur under any Obligation Document (other than this Lease) which is not waived in writing or cured within the cure period as provided therein; or

(i) if any monetary or material non-monetary default or event of default occurs with respect to any Material Obligation of any Facility Lessee or any Guarantor which is not waived in writing or cured within the applicable cure period provided by the document evidencing the Material Obligation; or

(j) if, at any time during the Term, for two (2) consecutive calendar quarters:

(i) EBITDAR (calculated on a Pro Forma Basis) shall be less than One Hundred Fifty Percent (150%) of the Combined Obligor Payments (as determined utilizing the trailing twelve (12) month operating and financial results of Capella Holdings and its Subsidiaries and measured on a calendar quarterly basis; or

(ii) EBITDAR (calculated on a Pro Forma Basis) shall be less One Hundred Twenty-Five Percent (125%) of Consolidated Fixed Charges (as determined utilizing the trailing twelve (12) month operating and financial results of Capella Holdings and its Subsidiaries and measured on a calendar quarterly basis).

(iii) Notwithstanding the foregoing, in the event that Lessee fails (or, but for the operation of this paragraph, would fail) to comply with the requirements of Section 16.1(j)(i) or (ii), until the thirtieth (30th) day subsequent the earlier of (1) the date that Lessee becomes aware of such non-compliance or (2) the date of delivery of written notice from Lessor relating to such failure (the “Equity Cure Expiration Date”), Capella Holdings shall have the right to issue its equity interests for cash or to receive an equity contribution in respect of its equity interests (the “Equity Cure Right”), and upon the receipt by Capella Holdings of such cash (the “Specified Equity Contribution”) EBITDAR shall be recalculated giving effect to the following pro forma adjustments:

(A)

EBITDAR for the applicable calendar quarter (and any four-quarter period that contains such quarter) shall be increased, solely for the purpose of determining compliance with Section 16.1(j)(i) and (ii), by an amount equal to the Specified Equity Contribution; and

(B)

if, after giving effect to the foregoing recalculations, Lessee shall then be in compliance with the requirements of Section 16.1(j)(i) and (ii), Lessee shall be deemed to have satisfied the requirements of such section as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default that had occurred shall be deemed cured for purposes of this Lease.

(iv) Notwithstanding anything herein to the contrary, after the failure comply with the requirements of Section 16.1(j), if Lessee has given Lessor notice that Lessee intends to cure such failure with the proceeds of a Specified Equity Contribution, Lessor shall not exercise any rights or remedies under Section 16 available during the continuance of any Event of Default on the basis of any actual or purported failure to comply with Section 16.1(j) until such failure is not cured on or prior to the Equity Cure Expiration Date.

(v) With respect to Section 16.1(j)(i) and (ii) above, it is understood and agreed that Lessor and Lessee agree to work together in good faith to adjust such covenants after the Initial Commencement Date to reflect future acquisitions of real property joined under this Lease.

If an Event of Default has occurred, Lessor shall have the right at its election, then or at any time thereafter, to pursue any one or more of the following remedies, in addition to any remedies which may be permitted by law, by other provisions of this Lease or otherwise, without notice or demand, except as hereinafter provided:

A. If Lessee deserts, abandons or vacates any Property (the “Vacated Property”), Lessor may enter upon and take possession of either (i) the Vacated Property; or (ii) if there has occurred a Major Event of Default, any one or more (including all, if so elected by Lessor) of the Properties, regardless of whether such Event of Default emanated from or related primarily to a single Property (whether one or more, and whether pursuant to clause (i) or (ii), the “Entered

Property”), to protect it from deterioration and continue to demand from Lessee Rent and other charges as provided in this Lease, without any obligation to relet (except to the extent required by applicable law); but if Lessor does relet the Entered Property (on such terms and conditions as Lessor, in its sole discretion, shall deem reasonable), such action by Lessor shall not be deemed an acceptance of Lessee’s surrender of the Entered Property unless Lessor expressly notifies Lessee of such acceptance in writing, Lessee hereby acknowledging that Lessor shall otherwise be reletting as Lessee’s agent and Lessee furthermore hereby agreeing to pay to Lessor on demand any deficiency that may arise between the Rent and other charges as provided in this Lease and that are actually collected by Lessor relating to the Entered Property.

B. Lessor, or anyone acting on Lessor’s behalf, may without notice or demand to Lessee, either (i) enter the Property from which such Event of Default emanated or to which such Event of Default related primarily; or (ii) if there has occurred a Major Event of Default, enter any one or more (including all, if so elected by Lessor) of the Properties, regardless of whether such Event of Default emanated from or related primarily to a single Property (whether one or more, and whether pursuant to clause (i) or (ii), the “Defaulted Property”), by force, if necessary, to the extent permitted by applicable laws and regulations without liability to action for prosecution or damages for such entry or for the manner thereof, and do whatever Lessee is obligated or permitted to do under this Lease. Lessee hereby releases and discharges Lessor and its agents from all claims, actions, suits, damages and penalties for or by reason of any such entry. Lessee agrees to reimburse Lessor on demand for all expenses, including, without limitation, reasonable attorneys’ fees and expenses, that Lessor may incur in effecting compliance with Lessee’s obligations under this Lease, and Lessee further agrees that Lessor shall not be liable for any damages resulting to Lessee from such action.

C. Lessor may immediately terminate Lessee’s right of possession of the Defaulted Property, but not terminate this Lease with respect to the Defaulted Property, and without notice or demand, except as may be required by applicable law, enter upon such Defaulted Property or any part thereof and take absolute possession of the same, and at Lessor’s sole option may relet such Defaulted Property or any part thereof for such terms and such rents as Lessor may reasonably elect. In the event of such reletting, the rent received by Lessor from such reletting shall be applied in the manner set forth in Section 16.4, and Lessee shall satisfy and pay any deficiency upon demand therefor from time to time. Any entry into and possession of the Defaulted Property by Lessor shall be without liability or responsibility to Lessee and shall not be in lieu of or in substitution for any other legal rights of Lessor hereunder. Lessee further agrees that Lessor may file suit to recover any sums due under the terms of this Lease and that no recovery of any portion due Lessor hereunder shall be any defense to any subsequent action brought by Lessor for any other amounts not reduced to judgment in favor of Lessor. Reletting any portion of the Defaulted Property relating to any one or more of the Properties shall not be construed as an election on the part of Lessor to terminate this Lease with respect to such Defaulted Property and, notwithstanding any such reletting without termination, Lessor may at any time thereafter elect to terminate this Lease for default with respect to the Defaulted Property.

D. Lessor may terminate this Lease with respect to the Defaulted Property (whether one or more, the “Terminated Property”), by written notice to Lessee, in which event Lessee shall immediately surrender to Lessor such Terminated Property, and if Lessee fails to do so, Lessor may, without prejudice to any other remedy which Lessor may have for possession or arrearages in Rent or any other payments under this Lease (including any interest and payment penalty which may have accrued pursuant to the terms of this Lease), enter upon and take possession of such Terminated Property and expel or remove the applicable Facility Lessee and any other Person who may be occupying such Terminated Property or any part thereof, by force, if necessary, to the extent permitted by applicable laws and regulations without being liable for prosecution or any claim for damages therefor. Except as otherwise may be required by applicable law or as otherwise expressly required under this Lease, Lessee hereby waives any statutory requirement of prior written notice for filing eviction or damage suits for nonpayment of Rent or any other payments under this Lease. In addition, Lessee agrees to pay to Lessor on demand the amount of all loss and damage which Lessor may suffer by reason of any termination effected pursuant to this Section 16.1D, which loss and damage shall be determined, at Lessor’s option, by either of the following alternative measures of damages:

(i) Until Lessor is able to relet such Terminated Property, although Lessor shall be under no obligation to attempt to do so (unless required by applicable law), Lessee shall pay to Lessor, on or before the first day of each calendar month, the monthly rentals and other charges provided in this Lease relating to such Terminated Property. After such Terminated Property has been relet by Lessor, Lessee shall pay to Lessor on the tenth (10th) day of each calendar month the difference between the monthly rentals and other charges provided in this Lease related to such Terminated Property for the preceding calendar month (had this Lease not been terminated) and those actually collected by Lessor with respect to such reletting for that month. If it is necessary for Lessor to bring suit to collect any deficiency, Lessor shall have the right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Lessor to bring a similar action for any subsequent deficiency or deficiencies. Any amount collected by Lessor from subsequent Tenants related to such Terminated Property for any calendar month in excess of the monthly Rent (including Additional Charges) herein allocated to such Terminated Property had this Lease not been terminated with respect thereto shall be credited to Lessee in reduction of Lessee’s liability for any calendar month for which the amount collected by Lessor will be less than the monthly Rent (including Additional Charges) herein allocated to such Terminated Property had this Lease not been terminated with respect thereto such Terminated Facility, but Lessee shall have no right to any excess other than the above described credit.

(ii) When Lessor desires, Lessor may demand a final settlement with respect to such Terminated Property. Upon demand for a final settlement, Lessor shall have a right to, and Lessee hereby agrees to pay, the difference between the total of all monthly Rent (including Additional Charges) allocated to such Terminated Property for the remainder of the Term and the reasonable rental value thereof for such period, with such difference to be discounted to present value at a rate equal to the 5-Year U.S. Treasury Rate plus Two Percent (2%) per annum in effect upon the date of determination.

If Lessor elects to exercise the remedies prescribed in subsections A or B above, this election shall in no way prejudice Lessor’s right at any time thereafter to cancel said election in favor of the remedy prescribed in subsection D or elsewhere in this Lease. Similarly, if Lessor elects to compute damages in the manner prescribed by subsection D(i) above, this election shall in no way prejudice Lessor’s right at any time thereafter to demand a final settlement in accordance with subsection D(ii). Pursuit of any of the above remedies shall not preclude pursuit of any other remedies prescribed in other sections of this Lease and any other remedies provided by law or equity. Forbearance by Lessor to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default.

E. In the event that Lessor has either repossessed a Vacated Property pursuant to subsection A, repossessed a Defaulted Property pursuant to subsection C, or terminated this Lease with respect to one or more (or all, if so elected by Lessor) Defaulted Properties pursuant to subsection D, and Lessor elects to enter upon such portion of the Leased Property as provided herein, Lessor may change, alter, and/or modify the door locks on all entry doors of such portion of the Leased Property, thereby permanently excluding Lessee and its officers, principals, agents, employees, representatives and invitees therefrom. Lessor shall not thereafter be obligated to provide Lessee with a key to such portion of Leased Property at any time, regardless of any amounts subsequently paid by Lessee; provided, however, that in any such instance, during Lessor’s normal business hours and at the convenience of Lessor, and upon receipt of written request from Lessee accompanied by such written waivers and releases as Lessor may reasonably require, Lessor may either (at Lessor’s option) (1) escort Lessee or its authorized personnel to such Leased Property to retrieve any personal belonging or other property of Lessee not subject to Lessor’s right of purchase as provided in Section 34.1, or (2) obtain a list from Lessee of such personal property not subject to Lessor’s right of purchase as provided in Section 34.1, whereupon Lessor shall remove such property and make it available to Lessee at a time and place designated by Lessor. However, if Lessor elects option (2), Lessee shall pay, in cash in advance, all reasonable costs and expenses estimated by Lessor to be incurred in removing such property and making it available to Lessee and all moving and/or storage charges theretofore incurred by Lessor with respect to such property (plus an additional Seven Percent (7%) thereof to cover Lessor’s administrative costs). If Lessor elects to exclude Lessee from any Defaulted Property (or all of the Defaulted Properties if so elected by Lessor) without repossessing or terminating pursuant to the foregoing provisions of this Lease, then Lessor shall not be obligated to provide Lessee a key to re-enter such Property or Properties until such time as all delinquent Rent has been paid in full and all other defaults, if any, have been completely cured to Lessor’s satisfaction (if such cure occurs prior to any actual repossession or termination), and Lessor has been given assurance reasonably satisfactory to Lessor evidencing Lessee’s ability to satisfy its remaining obligations under this Lease. To the extent permitted by law, the foregoing provision shall override and control any conflicting provisions of any applicable statute governing the right of a lessor to change the door locks of commercial leases.

F. Intentionally Deleted.

G. In addition to any other available remedies, at Lessor’s option, with respect to each Defaulted Property or Entered Property, Lessor shall have those rights (i) to purchase Lessee’s Personal Property in the manner provided in Section 34.2 hereof and (ii) to effect a transfer of the Licenses pursuant to the terms of Article XXXVIII hereof.

H. Exercise any and all other rights and/or remedies granted or allowed to landlords by any existing or future statute or other law of the applicable State where the Entered Property or the Defaulted Property, as applicable, is located.

I. In the event, and only in the event, that applicable law requires Lessor to attempt to mitigate damages following the termination of Lessee’s rights under this Lease with respect to any one or more of the Properties as provided in subsection D(i) above, Lessor shall use reasonable efforts to the extent required by applicable law to relet such Property or Properties on such terms and conditions as Lessor, in its sole good faith judgment, may determine (including, without limitation, a lease term different than the Term, rental concessions, alterations and repair any such Property); provided, however, that, with respect to any such Property or Properties (i) Lessor shall not be obligated to relet such Property before leasing other vacant space owned or operated by Lessor, (ii) Lessor reserves the right to refuse to lease such Property to any potential tenant that does not meet Lessor’s reasonable standards and criteria for leasing any other comparable space owned or operated by Lessor (it being understood and agreed that it shall be deemed reasonable for Lessor to refuse to lease to a prospective tenant who owns, leases or operates a business similar to that conducted on such Property in the County where such Property is located), and (iii) Lessor shall not be obligated to undertake any greater efforts to relet such portion of the Leased Property than Lessor utilizes to lease any other vacant space owned or operated by Lessor. In any proceeding in which Lessor’s efforts to mitigate damages and/or its compliance with this subsection is at issue, Lessor shall be presumed to have used reasonable efforts to mitigate damages and Lessee shall bear the burden of proof to establish that such reasonable efforts were not used.

J. No receipt of moneys by Lessor from Lessee after a termination of this Lease with respect to any one or more of the Properties or of Lessee’s rights under this Lease by Lessor with respect thereto shall reinstate, continue or extend the Term of this Lease with respect to such one or more Properties or affect any notice theretofore given to Lessee, or operate as a waiver of the right of Lessor to enforce the payment of Rent and any related amounts to be paid by Lessee to Lessor then due or thereafter falling due, it being agreed that after the commencement of suit for possession of any such Property, or after final order or judgment for the possession of any such Property, Lessor may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such suit, order or judgment, all such money collected being deemed payments on account of the use and occupation of any such Property or, at the election of Lessor, on account of Lessee’s liability hereunder. Lessee hereby waives any and all rights of redemption provided by any law, statute or ordinance now in effect or which may hereafter be enacted.

K. No right or remedy herein conferred upon or reserved to Lessor is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or at any time existing. The failure of Lessor to insist upon the strict performance of any provision or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future, and no acceptance of full or partial payment of Rent or any other payment due under the terms of this Lease during the continuance of any such breach shall constitute a waiver of any such breach or any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach. Lessor and Lessee agree that no waiver shall be effective hereunder unless it is in writing.

L. Notwithstanding anything to the contrary herein contained, or any other provisions of this Lease or any other transaction document, if Lessor is exercising remedies due solely to an Event of Default caused by the failure to comply with the obligations set forth in Section 13.5 or Section 16.1(e), (h), or (i) above (each, a “Limited Remedy Event of Default”), the aggregate amount Lessee shall be required to pay to Lessor from and after the date of the occurrence of such Limited Remedy Event of Default (the “Occurrence Date”) for all damages incurred by Lessor, including without limitation, any costs incurred to relet the Property, tenant improvement costs, and brokerage commissions, shall be limited to the sum of (i) the present value as of the Occurrence Date, discounted at the annual rate of nine percent (9.0%), of all basic rent for the unexpired portion after the Occurrence Date of the Term devised herein as if this Lease had not expired or been terminated, (ii) any Additional Charges which are due and payable or have accrued under this Lease through the Occurrence Date, and (iii) any Additional Charges which are due and payable or have accrued under this Lease after the Occurrence Date while the Lessee remains in possession of the Leased Property and which relate to Real Estate Taxes, insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other routine and customary costs and expenses of operating and maintaining the Leased Property in substantial compliance with the terms of this Lease. Furthermore, additional reimbursement for any unpaid damages caused solely by a Limited Remedy Event of Default may not be claimed by Lessor under any other provision of this Lease or transaction documents. In the event of a conflict between the provisions under this Section 16.1(L) and any other provision of any other transaction document with respect to the subject matter of this Section 16.1(L), the provisions contained in this Section 16.1(L) shall prevail.

16.2. Additional Expenses . It is further agreed that, in addition to payments required pursuant to Section 16.1 above and the provisions of Section 40.3, Lessee shall compensate Lessor and its Affiliates for (a) all reasonable expenses incurred by Lessor and its Affiliates in enforcing the provisions of this Lease and in repossessing the Leased Property or any portion thereof (including among other expenses, any increase in insurance premiums caused by the vacancy of all or any portion of the Leased Property); (b) all reasonable expenses incurred by Lessor and its Affiliates in reletting (including among other expenses, repairs, remodeling, replacements, advertisements and brokerage fees); (c) all concessions granted to a new Tenant or Tenants upon reletting (including among other concessions, renewal options); (d) Lessor’s and its Affiliates’ reasonable attorneys’ fees and expenses arising from or related to an Event of Default; (e) all losses incurred by Lessor and its Affiliates as a direct or indirect result of such Event of Default (including, among other losses, any adverse action by Facility Lenders); and (f) a reasonable allowance for Lessor’s administrative efforts, salaries and overhead attributable directly or indirectly to such Event of Default and Lessor’s pursuing the rights and remedies provided herein and under applicable law.

16.3. Waivers.

(a) If this Lease is terminated pursuant to Section 16.1, Lessee waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; (ii) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article XVI; (iii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt; and (iv) any statutory requirement of prior written notice for filing eviction or damage suits for nonpayment of Rent or any other payments under this Lease. Lessee acknowledges and agrees that no waiver by Lessor of any provision of this Lease shall be deemed to have been made unless made under signature of an authorized representative of Lessor.

(b) To the extent permitted by applicable law, Lessee waives any and all rights or defenses arising by reason of: (i) any “one action” or “anti-deficiency” law or any other law which may prevent Lessor from bringing any action, including a claim for deficiency, against Lessee or any one or more of the Facility Lessees or Guarantors, before or after Lessor’s commencement or completion of any foreclosure or similar action or actions, either judicially or by exercise of a power of sale; (ii) any election of remedies by Lessor which destroys or otherwise adversely affects Lessee or any one or more of the Facility Lessee’s or Guarantor’s subrogation rights or rights to proceed against any Person for reimbursement, including, without limitation, any loss of rights Lessee or Guarantors may suffer by reason of any law limiting, qualifying, or discharging Lessee’s and Guarantors’ obligations under this Lease or the other Obligation Documents (as applicable), (iii) any disability or other defense of any other Person, other than payment in full in legal tender, of Lessee’s and Guarantors’ obligations under this Lease or the other Obligation Documents (as applicable); (iv) any defenses given to guarantors, sureties, and/or co-makers at law or in equity other than actual payment and performance of Lessee’s and Guarantors’ obligations under this Lease or the other Obligation Documents (as applicable); or (vi) any action by Lessor or its Affiliates to enforce its rights and remedies under this Lease and the other Obligation Documents.

16.4. Application of Funds. Any payments otherwise payable by Lessee which are received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee’s obligations in the order which Lessor may reasonably determine.

16.5. Notices by Lessor. The provisions of this Article XVI concerning notices shall be liberally construed insofar as the contents of such notices are concerned, and any such notice shall be sufficient if reasonably designed to apprise Lessee of the nature and approximate extent of any default, it being agreed that Lessee is in as good or a better position than Lessor to ascertain the exact extent of any default by Lessee hereunder.

ARTICLE XVII.

LESSOR’S RIGHT TO CURE

Subject to the provisions of Article XII relating to permitted contests, if Lessee shall fail to make any payment, or to perform any act required to be made or performed under this Lease and to cure the same within the relevant time periods provided in Section 16.1, after written notice to Lessee, Lessor, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon any portion of the Leased Property for such purpose and take all such action thereon as, in Lessor’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all reasonable costs and expenses (including, without limitation, reasonable, documented, out-of-pocket attorneys’ fees and expenses, in each case, to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor until reimbursed, shall be paid by Lessee to Lessor on demand.

ARTICLE XVIII.

INTENTIONALLY DELETED

ARTICLE XIX.

HOLDING OVER

If Lessee shall for any reason remain in possession of any Property after the expiration of the Term or any earlier termination of the Term with respect to thereto, such possession shall be as a tenancy at will, during which time Lessee shall pay, as rental each month, one and one-half (1-1/2) times the aggregate of (a) one-twelfth (1/12) of the aggregate Allocated Base Rent relating to such Property payable with respect to the last complete twelve (12)-month period prior to the expiration of the Term; (b) all Additional Charges relating to such Property accruing during the month, and (c) all other sums, if any, payable by Lessee pursuant to the provisions of this Lease with respect to such Property. During such period of tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to tenancies at will, to continue its occupancy and use of such Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

ARTICLE XX.

LESSOR CONSENT

Any consents that Lessor or any of its Affiliates has given with respect to this Lease prior to the Effective Date shall be deemed incorporated into this Lease.

ARTICLE XXI.

RISK OF LOSS

During the Term, the risk of loss of, or decrease in, the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Lessor and those claiming from, through or under Lessor) is assumed by Lessee and, Lessor shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Article XXI entitle Lessee to any abatement of Rent except as specifically provided in this Lease.

ARTICLE XXII.

INDEMNIFICATION

NOTWITHSTANDING THE EXISTENCE OF ANY INSURANCE OR SELF INSURANCE PROVIDED FOR IN ARTICLE XIII, AND WITHOUT REGARD TO THE POLICY LIMITS OF ANY SUCH INSURANCE OR SELF INSURANCE, IN ADDITION TO ANY OTHER INDEMNIFICATION OBLIGATIONS OF LESSEE AND GUARANTORS AS PROVIDED IN THIS LEASE, LESSEE WILL PROTECT, INDEMNIFY, SAVE HARMLESS AND DEFEND LESSOR AND THE MPT TRS ENTITIES FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, CLAIMS, DAMAGES, PENALTIES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) TO THE EXTENT PERMITTED BY LAW), IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST LESSOR AND THE MPT TRS ENTITIES BY REASON OF: (A) ANY ACCIDENT, INJURY TO OR DEATH OF PERSONS OR LOSS OF PERSONAL PROPERTY OCCURRING ON OR ABOUT THE LEASED PROPERTY OR ADJOINING SIDEWALKS, INCLUDING WITHOUT LIMITATION ANY CLAIMS OF MALPRACTICE DURING THE TERM OR WHICH RELATE TO THE PERIOD OF LESSEE’S POSSESSION DURING THE TERM, (B) ANY USE, MISUSE, NO USE, CONDITION, MAINTENANCE OR REPAIR BY LESSEE OF THE LEASED PROPERTY DURING THE TERM OR WHICH RELATE TO THE PERIOD OF LESSEE’S POSSESSION DURING THE TERM, (C) ANY IMPOSITIONS (WHICH ARE THE OBLIGATIONS OF LESSEE TO PAY PURSUANT TO THE APPLICABLE PROVISIONS OF THIS LEASE), (D) ANY FAILURE ON THE PART OF LESSEE TO PERFORM OR COMPLY WITH ANY OF THE TERMS OF THIS LEASE, (E) THE NON-PERFORMANCE OF ANY OF THE TERMS AND PROVISIONS OF ANY AND

ALL EXISTING AND FUTURE SUBLEASES OF THE LEASED PROPERTY TO BE PERFORMED BY THE LANDLORD (LESSEE) THEREUNDER DURING THE TERM OR WHICH RELATE TO THE PERIOD OF LESSEE’S POSSESSION DURING THE TERM, (F) ANY AND ALL LAWFUL ACTION THAT MAY BE TAKEN BY LESSOR OR THE MPT TRS ENTITIES IN CONNECTION WITH THE ENFORCEMENT OF THE PROVISIONS OF THIS LEASE, WHETHER OR NOT SUIT IS FILED IN CONNECTION WITH SAME, OR IN CONNECTION WITH LESSEE OR A GUARANTOR AND/OR ANY PARTNER, JOINT VENTURER, MEMBER OR SHAREHOLDER THEREOF BECOMING A PARTY TO A VOLUNTARY OR INVOLUNTARY FEDERAL OR STATE BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING, (G) WITH RESPECT TO EACH PROPERTY, TO THE EXTENT ARISING DURING THE TERM OR WHICH RELATE TO THE PERIOD OF LESSEE’S POSSESSION DURING THE TERM, ANY (I) TO THE EXTENT ARISING DURING THE TERM, ENCROACHMENTS ONTO OR FROM ADJACENT PROPERTIES; (II) VIOLATIONS OF SET-BACK, BUILDING OR SIDE LINES; (III) ENCROACHMENTS ONTO ANY EASEMENTS OR SERVITUDES LOCATED ON SUCH PROPERTY; (IV) PENDING OR THREATENED BOUNDARY LINE DISPUTES; (V) PORTIONS OF SUCH PROPERTY LOCATED IN A FLOOD PLAIN OR IN AN AREA DEFINED AS A WETLAND UNDER APPLICABLE STATE OR FEDERAL LAW; (VI) CEMETERIES OR GRAVESITES LOCATED ON, WITHIN OR UNDER SUCH PROPERTY; OR (VII) MINE SHAFTS UNDER SUCH PROPERTY OR ANY OTHER LATENT DEFECTS, SUCH AS SINKHOLES, REGARDING OR AFFECTING SUCH PROPERTY, (H) ANY GRANTS, CONVEYANCES OR TRANSFERS OF ANY INTERESTS OR RIGHTS IN OR TO THE LEASED PROPERTY (INCLUDING, WITHOUT LIMITATION, EASEMENTS, RIGHTS-WAY, RESTRICTIONS) MADE BY LESSEE OR ANY OTHER PERSON WHICH ARE NOT APPROVED BY LESSOR PRIOR TO PLACING THE SAME OF RECORD ON THE LEASED PROPERTY, INCLUDING, WITHOUT LIMITATION, THOSE PRIOR TO THE LESSOR TAKING TITLE TO THE LEASED PROPERTY, (I) TO THE EXTENT ARISING DURING THE TERM, THE IMPROVEMENTS HAVING INSUFFICIENT ACCESS TO A PUBLIC RIGHT OF WAY OR FAILING TO BE IN COMPLIANCE WITH ALL RULES, REGULATIONS AND ORDINANCES OF ALL GOVERNMENTAL AUTHORITIES HAVING JURISDICTION OVER THE IMPROVEMENTS AND THE LAND, INCLUDING, WITHOUT LIMITATION, THOSE PERTAINING TO ZONING AND PARKING; (J) ANY REVERSION OF THE APPLICABLE LEASED IMPROVEMENTS UNDER OKLAHOMA GROUND LEASE TO THE “LANDLORD” THEREUNDER DURING THE FIXED TERM OR DURING ANY EXTENSION TERM EXERCISED HEREUNDER BY LESSEE, AND (K) ANY REVERSION OF THE APPLICABLE LEASED IMPROVEMENTS UNDER KERSHAW MEDICAL CENTER LEASE TO THE “LESSOR” THEREUNDER DURING THE FIXED TERM OR DURING ANY EXTENSION TERM EXERCISED HEREUNDER BY LESSEE. ANY AMOUNTS WHICH BECOME PAYABLE BY LESSEE UNDER THIS ARTICLE XXII SHALL BE PAID WITHIN FIFTEEN (15) DAYS AFTER DEMAND THEREFOR BY LESSOR AND/OR THE MPT TRS ENTITIES AND, IF NOT TIMELY PAID, SHALL BEAR A

LATE CHARGE (TO THE EXTENT PERMITTED BY LAW) AT THE OVERDUE RATE FROM THE EXPIRATION OF SAID FIFTEEN (15) DAY PERIOD UNTIL THE DATE OF PAYMENT AND A LATE PAYMENT PENALTY ON SUCH AMOUNT. LESSEE, AT ITS EXPENSE, SHALL CONTEST, RESIST AND DEFEND ANY SUCH CLAIM, ACTION OR PROCEEDING ASSERTED OR INSTITUTED AGAINST LESSOR OR THE MPT TRS ENTITIES AND MAY COMPROMISE OR OTHERWISE DISPOSE OF THE SAME, SUBJECT TO THE APPROVAL OF LESSOR AND THE MPT TRS ENTITIES. NOTHING HEREIN SHALL BE CONSTRUED AS INDEMNIFYING LESSOR OR THE MPT TRS ENTITIES AGAINST THEIR OWN GROSSLY NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT.

ARTICLE XXIII.

ASSIGNMENT, SUBLETTING AND SUBLEASE SUBORDINATION

23.1. Assignment and Subletting.

(a) Lessee shall not assign this Lease without Lessor’s prior written consent. Lessor shall not unreasonably withhold, condition or delay its consent to any assignment, provided, that (i) such assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed; and (ii) an original counterpart of the assignment, duly executed by Lessee and such assignee in form and substance reasonably satisfactory to Lessor, shall be delivered promptly to Lessor; it being understood and agreed, however, that if, in connection with any such assignment, Lessee desires that Lessor release Lessee from its obligations under this Lease, Lessor’s review and approval of any assignee shall be in Lessor’s sole and absolute discretion. The parties agree that Lessor’s failure or refusal to approve an assignment to an assignee that does not have the operating characteristics reasonably satisfactory to Lessor shall be reasonable on its face. Notwithstanding anything contained in this Lease to the contrary, any assignment must be of all of Lessee’s right, title and interest in and to this Lease and the Leased Property such that this Lease is not severed with respect to any one or more of the Properties.

(b) Lessee shall not sublease any portion of a particular Property if such Tenant Lease would exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in annual rent without Lessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Lessee agrees that (i) each Tenant Lease shall comply with the provisions of this Article XXIII, (ii) subject to Section 23.4, a copy of each such Tenant Lease, duly executed by Lessee and such Tenant in form and substance reasonably satisfactory to Lessor, shall be delivered promptly to Lessor and (iii) Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the obligations, covenants and conditions to be performed by Lessee hereunder and under all of the other documents executed in connection herewith. Any modifications, amendments and restatements of any Tenant Leases (but excluding renewals and extensions) hereafter entered into (other than those having less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in annual rent) must be approved by Lessor in accordance with this Article XXIII. In no event shall Lessee sublease all or substantially all of any Property without Lessor’s prior written consent, which may be withheld in Lessor’s sole discretion.

23.2. Sublease Limitations. In addition to the sublease limitations as set forth in Section 23.1, above, and notwithstanding anything contained in this Lease to the contrary, Lessee shall not sublet the Leased Property on any basis such that the rental to be paid by the Tenant thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of the Tenant, or (b) any other formula such that any portion of the Tenant Lease rental received by Lessor would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto. Moreover, Lessee shall not sublet any portion of the Leased Property for a term extending beyond the Fixed Term without the express consent of Lessor. In addition, all Tenant Leases shall comply in all material respects with the Healthcare Laws. Lessor and Lessee acknowledge and agree that all Tenant Leases entered into relating to the Leased Property, whether or not approved by Lessor, shall not, without the prior written consent of Lessor, be deemed to be a direct lease between Lessor and any Tenant. Lessee agrees that all Tenant Leases must include provisions to the effect that (i) such sublease is subject and subordinate to all of the terms and provisions of this Lease, to the rights of Lessor hereunder, and to all financing documents relating to any Facility Loan in connection with the Leased Property, (ii) in the event this Lease shall terminate or be terminated before the expiration of the Tenant Lease, the Tenant will, at Lessor’s option, exercisable at any time in Lessor’s discretion, attorn to Lessor and waive any right the Tenant may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease, (iii) in the event of a termination of this Lease with respect to all or the applicable Property, at Lessor’s option, exercisable at any time in Lessor’s discretion, the sublease may be terminated or left in place by Lessor, (iv) Tenant shall from time to time upon request of Lessee or Lessor furnish within twenty (20) days from request an estoppel certificate in form and content reasonably acceptable to Lessor or any Facility Lender relating to the Tenant Lease, and (v) such Tenant Lease shall at all times be subject to the obligations and requirements as set forth in this Article XXIII.

23.3. Sublease Subordination and Non-Disturbance.

(a) At any time during the Term, except with respect to the Existing Subleases, within twenty (20) days following written request by Lessor with respect to any Tenant, Lessee shall cause any applicable Tenant to execute and deliver to Lessor (a) an estoppel certifying such matters as Lessor may reasonably request, including, without limitation, that such Tenant Lease is unmodified and in full force and effect (or setting forth the modifications), the term and expiration thereof and the dates to which the Rent has been paid; and/or (b) a subordination, non-disturbance and attornment agreement relating to the applicable Tenant Lease, which subordination, non-disturbance and attornment agreement shall be in form mutually satisfactory to Lessor and Lessee.

(b) Within twenty (20) days from the date of request of Lessor, a Facility Lender or Lessee, with respect to any Tenant, Lessee shall use commercially reasonable efforts to cause such Tenant and Lessor shall cause such Facility Lender to enter into a written agreement in a form reasonably acceptable to such Facility Lender and such Tenant whereby (i) such Tenant subordinates the Tenant Lease and all of its rights and estate thereunder to each such mortgage or deed of trust that encumbers the Leased Property or any part thereof and agrees with each such Facility Lender that such Tenant will attorn to and recognize such Facility Lender or the purchaser at any foreclosure sale or any sale under a power of sale contained in any such mortgage or deed of trust, as the case may be, as Lessor under this Lease for the balance of the Term then remaining, subject to all of the terms and provisions of the Tenant Lease and (ii) such Facility Lender shall agree that Tenant shall not be disturbed in peaceful enjoyment of the applicable portion of the Leased Property nor shall the applicable Tenant Lease be terminated or canceled at any time, except as specified in the applicable Tenant Lease.

23.4. Existing Subleases. Notwithstanding anything contained herein to the contrary, Lessor and Lessee acknowledge that there currently exist certain leases or subleases on the Leased Property as described on Exhibit E (collectively the “Existing Subleases”). Lessor hereby consents to the Existing Subleases. Any material modifications, amendments and restatements of the Existing Subleases or any Tenant Lease hereafter entered into (but excluding renewals and extensions that do not otherwise materially modify or amend the relevant Existing Sublease or Tenant Lease) must be approved by Lessor in accordance with this Article XXIII.

ARTICLE XXIV.

OFFICER’S CERTIFICATES; FINANCIAL STATEMENTS; NOTICES AND OTHER

CERTIFICATES

(a) At any time and from time to time within twenty (20) days following written request by Lessor, each Facility Lessee shall furnish to Lessor an Officer’s Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications) and the dates to which the Rent has been paid. Any such Officer’s Certificate furnished pursuant to this Article may be relied upon by Lessor and any prospective purchaser of the Leased Property.

(b) Each Facility Lessee shall furnish, or cause to be furnished, to Lessor the following statements, notices and certificates in such form and detail as Lessor may reasonably require:

(i) within one hundred twenty (120) days after the end of each year, audited Financial Statements of such Facility Lessee and RegionalCare Holdings (which Financial Statements may be provided on a consolidated basis so long as such consolidated Financial Statements provide a supplementary schedule of such Facility Lessee’s operating results and balance sheet and statements of operations and of cash flows and consolidating information reflecting material differences between RegionalCare Holdings and its Subsidiaries, on the one hand, and

Capella Holdings and its Subsidiaries, on the other hand) and, if such Facility Lessee owns any assets or conducts any other operations other than the Business, then of the Facility separately, prepared by a nationally recognized accounting firm or an independent certified public accounting firm reasonably acceptable to Lessor, which statements shall include balance sheets and statements of operations and of cash flows, all in accordance with GAAP for the year then ended; and

(ii) within (x) sixty (60) days after the end of the fourth quarter of each year and (y) forty-five (45) days after the end of each other quarter, current balance sheets and quarterly statements of operations and of cash flows of such Facility Lessee and RegionalCare Holdings (including consolidating information reflecting material differences between RegionalCare Holdings and its Subsidiaries, on the one hand, and Capella Holdings and its Subsidiaries, on the other hand), and, if such Facility Lessee owns any assets or conducts any other operations other the Business, then of its Facility separately, certified to be true and correct by an officer of such Facility Lessee; and

(iii) within thirty (30) days after the end of each month, current balance sheets, monthly income statements and cash flows (if available or produced in the ordinary course of business) of such Facility Lessee and statistics of its Facility, including, but not limited to, the number of patient discharges, the number of inpatient days, the case mix index, the payor sources for inpatient days (by inpatient days), outpatient utilization by service (ER, non-ER), and, statements of Cash Collections for each such month; and

(iv) within thirty (30) days after the end of each calendar year, a list of the names, specialties, and ages of all active medical staff members of the Facility operated by such Facility Lessee, certified to be true and correct by an officer of such Facility Lessee; and

(v) within ten (10) days after receipt, any and all notices (regardless of form) from any and all licensing and/or certifying agencies that any license or certification, including, without limitation, the Medicare and/or Medicaid certification and/or managed care contract relating to the Facility operated by such Facility Lessee is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend such Facility’s license or certification; and

(vi) with reasonable promptness, such other information respecting the financial condition and affairs of such Facility Lessee, Capella Holdings and their respective Subsidiaries, or DSB Holdings, Inc., as Lessor may reasonably request from time to time.

(c) Upon Lessor’s request, each Facility Lessee and Capella Holdings shall furnish to Lessor a certificate in form reasonably acceptable to Lessor certifying that no Event of Default then exists and to Lessee’s knowledge no event has occurred (that has not been cured) and no condition currently exists that would, but for the giving of any required notice or expiration of any applicable cure period, constitute an Event of Default, or disclosing that such an event or condition, if any, exists.

(d) Within five (5) Business Days after receipt, each Facility Lessee shall furnish to Lessor copies of all written notices and demands from any third-party payor, including, without limitation, Medicare and/or Medicaid, concerning any overpayment which will or could reasonably be expected to require a repayment or a refund in excess of Three Million and No/100 Dollars ($3,000,000.00) with respect to such Facility Lessee.

(e) Each Facility Lessee shall furnish to Lessor prompt written notice of, and any information related to, any governmental investigations of such Facility Lessee or the Guarantors (or any of their respective Subsidiaries), or any inspections or investigations of the Facility operated by such Facility Lessee which are conducted by the United States Attorney, State Attorney General, the Office of the Inspector General of the Department of Health and Human Services, or any other Governmental Body, and provide to Lessor, on a monthly basis, ongoing status reports (in form and content acceptable to Lessor) of any such government investigations;

(f) Each Facility Lessee shall furnish to Lessor within five (5) Business Days after receipt thereof copies of all pre-termination notices from Medicare and/or Medicaid, all notices of adverse events or deficiencies as defined by the regulations and standards of the state Medicare and/or Medicaid certification agency, the Joint Commission (formerly known as the Joint Commission on the Accreditation of Healthcare Organizations) (the “Joint Commission”) or the equivalent accrediting body relied upon by such Facility Lessee in the operation of the Facility operated by such Facility Lessee or any part thereof, except if any termination, adverse event or deficiency referenced in such notice would not result in a material adverse effect on Lessee, the Properties and the Business taken as a whole.

(g) With respect to each Facility, such Facility Lessee shall furnish to Lessor promptly upon receipt thereof copies of all notices that such Facility Lessee, any Guarantor or their respective Subsidiaries are not, with respect to such Facility, in compliance with the Standards for Privacy of Individually Identifiable Health Information and the Transaction and Code Set Standards which were promulgated pursuant to HIPAA.

(h) Each Facility Lessee shall provide to Lessor prompt written notice of any monetary or material non-monetary default or event of default with respect to any Material Obligation of such Facility Lessee or any Guarantor and, upon Lessor’s request, such Facility Lessee or any Guarantor shall furnish to Lessor a certificate in form reasonably acceptable to Lessor certifying that, with respect to each Material Obligation, no monetary or material non-monetary event of default or, to such Facility Lessee or Guarantor’s knowledge, monetary or material non-monetary default, then exists thereunder.

(i) Lessor reserves the right to require such other financial information from Lessee at such other times as it shall deem reasonably necessary. All financial statements and information must be in such form and detail as Lessor shall from time to time, but not unreasonably, request.

(j) As to any information provided by any Facility Lessee to Lessor pursuant to this Article XXIV (“Proprietary Information”), neither Lessor, nor its agents, representatives, employees, partners, members, officers or directors will disclose any Proprietary Information unless prior consent to such disclosure is obtained from Lessee, which consent may be withheld, conditioned or delayed at Lessee’s sole discretion. Lessor shall hold in strict confidence and shall disclose Proprietary Information only to Lessor’s employees, agents, attorneys, accountants, consultants, investors, potential investors, lenders, potential lenders, purchasers, potential purchasers and service providers who have a reason to know such Proprietary Information in order to assist Lessor. Neither Lessor nor any of its employees, agents, attorneys, accountants, consultants, investors, potential investors, lenders or service providers shall disclose Proprietary Information to any other person or entity except in connection with any tax, regulatory or loan securitization obligations or use Proprietary Information for its or their benefit or for any purpose not expressly agreed upon in writing by Lessee. The obligation hereunder to maintain the confidentiality of Proprietary Information and to refrain from use of Proprietary Information for any purposes not agreed upon shall not expire. The foregoing restriction on the dissemination of Proprietary Information shall not apply to any Proprietary Information which (i) is disclosed in a printed publication available to the public or is otherwise in the public domain through no act of the party to whom the Proprietary Information has been provided, (ii) is approved for release by written authorization of an officer of the party to whom the Proprietary Information belongs or (iii) is required to be disclosed by proper order of a court of competent jurisdiction after adequate notice to the party to whom the Proprietary Information belongs in order to allow that party to seek a protective order therefor.

ARTICLE XXV.

INSPECTIONS

Upon reasonable prior written notice, Lessee shall permit Lessor, or its designated Affiliate, and their respective authorized representatives to inspect the Leased Property during usual business hours subject to any security, health, safety or confidentiality requirements of Lessee, any governmental agency, any Insurance Requirements relating to the Leased Property, or imposed by law or applicable regulations, except that, in the event of an emergency, Lessor shall have the right to inspect the Leased Property upon reasonable notice (which in this circumstance may be verbal) under the circumstances to Lessee.

ARTICLE XXVI.

NO WAIVER

Any provision of this Lease or Exhibits hereto may be amended or waived only in a writing signed by the parties hereto. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

ARTICLE XXVII.

REMEDIES CUMULATIVE

To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

ARTICLE XXVIII.

SURRENDER

No surrender to Lessor of this Lease or of the Leased Property, or of any part thereof or interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor, and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

ARTICLE XXIX.

NO MERGER OF TITLE

There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

ARTICLE XXX.

TRANSFERS BY LESSOR; SEVERANCE RIGHTS

30.1. Transfers by Lessor. Lessee acknowledges that Lessor may sell its interest in the Leased Property in whole or in part, and that Lessor may assign its interest in this Lease in whole or in part, in any such case, without Lessee’s prior written consent or approval. If Lessor or any successor owner of any Property shall convey such Property in accordance with the terms hereof, other than as security for a debt, the grantee or transferee of such Property shall expressly assume all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, and Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease relating to such Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner. Lessee agrees that any successor purchaser may exercise any and all rights of Lessor; provided, however, such successor purchaser shall be subject to the same restrictions imposed upon Lessor hereunder. Subject to the execution by a prospective purchaser of a written confidentiality agreement on terms reasonably acceptable to Lessee, Lessor may divulge to any such prospective purchaser all information, reports, financial statements, certificates and documents obtained by it from Lessee (including all such information and documents relating to each of the Guarantors).

30.2. Severance Rights. Notwithstanding the unitary nature of this Lease, Lessor may at any time and from time to time, cause this Lease to be severed with respect to any one or more of the Properties (each, a “Severed Property”). If Lessor shall desire to sever this Lease pursuant to this Section 30.2, Lessor shall deliver written notice (each, a “Severance Notice”) to Lessee not less than thirty (30) days prior to the date that this Lease shall be severed with respect to the Severed Property or Severed Properties identified in the Severance Notice (such date identified in a Severance Notice, a “Severance Date”). The Severance Notice shall specify the Severed Property and the Severance Date. Effective upon a Severance Date, the applicable Severed Property shall no longer be part of the Leased Property under this Lease and such Severed Property shall be deemed to be and shall be leased by Lessor to Lessee for the amount of Rent allocable to such Severed Property pursuant to a separate lease (a “Severed Lease”) upon the same terms and conditions as provided in this Lease (except for such provisions as by their terms are not applicable to such Severed Property); it being agreed, however, that the liability of the applicable lessor under the Severed Lease shall be limited to such lessor’s interest in the Severed Property. The portion of the Base Rent allocable to the Severed Property shall be the Allocated Base Rent for such Severed Property. Effective upon the Severance Date, (a) the Rent payable with respect to each Severed Property shall no longer be payable by Lessee under this Lease and shall instead be payable under the Severed Lease applicable to such Severed Property, and (b) the parties shall enter into the Severed Lease, an amendment of this Lease, an amendment of the applicable other Obligation Documents that assures that Lessor receives a guaranty of payment and performance and security deposits for both the Severed Lease and this Lease as so amended, comparable to the Guaranty and Allocated Deposit existing for such Severed Property prior to the severance (the “Other Credit Enhancements”), and any reasonably necessary amendment to an Intercreditor Agreement to reflect the Severed Lease. For so long as Lessor under this Lease shall be the lessor under a Severed Lease, any such Severed Lease and the related Other Credit Enhancements shall be deemed “Obligation Documents” for all purposes under this Lease, any Event of Default under such Severed Lease or Other Credit Enhancements shall constitute an Event of Default under this Lease, and any Event of Default under this Lease or the other Obligation Documents shall constitute an Event of Default under such Severed Lease. Lessor will prepare the Severed Lease, the Other Credit Enhancements, the Lease amendment and, if necessary, the amendments to the other applicable Obligation Documents with respect to each Severed Property consistent with the provisions of this Section 30.2 and the parties agree to execute and deliver or cause to be executed and delivered.

ARTICLE XXXI.

QUIET ENJOYMENT

So long as Lessee shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to the Permitted Exceptions, any Facility Loan and all liens and encumbrances of record. No failure by Lessor to comply with the foregoing covenant shall give Lessee any right to cancel or terminate this Lease, or to fail to pay any other sum payable under this Lease, or to fail to perform any other obligation of Lessee hereunder. Notwithstanding the foregoing, Lessee shall have the right by separate and independent action to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Article XXXI.

ARTICLE XXXII.

NOTICES

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Lease shall be in writing and shall be deemed to have been given or delivered (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

if to Lessee:	c/o Capella Holdings, Inc.
510 Corporate Drive, Suite 200
Franklin, TN 37067-2662
Attn: Michael Wiechart
Neil Kunkel
Fax: (615) 764-3038

with a copy to:	Akin, Gump, Strauss, Hauer & Feld, LLP
One Bryant Park
New York, NY 10036
Attn: Adam Weinstein

Fax: (212) 872-1002

Akin, Gump, Strauss, Hauer & Feld, LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 91607
Attn: David Phelps
Fax: (310) 229-1001

if to Lessor:	c/o MPT Operating Partnership, L.P.
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
Attn: Legal Department
Fax: (205) 969-3756

with a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
420 20th Street North
1400 Wells Fargo Tower
Birmingham, Alabama 35203
Attn: Thomas O. Kolb, Esq.
Fax: (205) 322-8007

or to such other address with respect to a party as such party notifies the other in writing as above provided.

ARTICLE XXXIII.

APPRAISAL

If it becomes necessary to determine the Fair Market Value of any Property, each party, within ten (10) Business Days following the date of the event which makes such determination necessary, shall, by notice to the other, appoint an appraiser (each of whom must be a member of the AIREA and adhere to the USPAP standards in the preparation of the appraisal). The appraisers thus appointed shall appoint a third appraiser (such third appraiser must also be a member of the AIREA and adhere to the USPAP standards in the preparation of the appraisal) and such third appraiser shall appraise such Property to determine the Fair Market Value thereof; provided, however, that if a party fails to appoint an appraiser within such required period, the sole appraiser appointed shall conduct the appraisal and the parties shall use commercially reasonable efforts to cause such appraisal to be completed within forty-five (45) days following the event which makes such determination necessary. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Lessor and Lessee shall each pay one-half (1/2) of all costs and expenses incurred in connection with such appraisal. Any appraisal shall assess the Fair Market Value of the applicable Property or Lessee’s Personal Property as of the date of the event which makes such assessment necessary.

ARTICLE XXXIV.

PURCHASE RIGHTS

34.1. Lessor’s Option to Purchase Lessee’s Personal Property. With respect to any Facility, upon prior written notice to Lessee, Lessor shall have the option to purchase all (but not less than all) of the Facility Lessee’s Personal Property relating to such Facility, if any, at the expiration or earlier termination of this Lease with respect to such Facility, for an amount equal to the then fair market value of the Lessee’s Personal Property as determined by independent, third party appraisal reasonably acceptable to Lessor and Lessee, subject in all cases to, and with appropriate price adjustments for, all equipment leases, conditional sale contracts, security interests and other encumbrances to which such Lessee’s Personal Property is subject. Notwithstanding anything contained in this Section 34.1 to the contrary, the options to purchase granted under this Section 34.1 do not pertain to any of the Licenses, it being understood and agreed that all matters relating to the transfer of the Licenses are addressed in Article XXXVIII.

34.2. Lessee’s First Right of Refusal.

(a) Subject to the limitations described in Section 34.2(b) below, upon the expiration of the Fixed Term and during the continuation of any Extension Terms, and so long as no Event of Default has occurred and is continuing and no event has then occurred which has not been cured and with the giving of notice or the passage of time or both would constitute an Event of Default under Section 16.1(a), Lessee shall have a first refusal option to purchase the Leased Property or Lessor’s Equity Interests, as applicable, as provided herein. In the event that Lessor or its Affiliate receives a bona fide written offer during the Extension Terms from an unaffiliated third party in a letter of intent form (which offer the Lessor or its Affiliate intends to accept) to: (i) purchase the Leased Property, or (ii) acquire record ownership or direct beneficial ownership of any Equity Interests in Lessor, such that after giving effect thereto, MPT Operating Partnership, L.P. or its Affiliate shall cease to beneficially own and control at least 51% of the Equity Interests of Lessor (in each case, a “Third Party Offer”), then Lessor shall promptly (but in no event later than ten (10) Business Days following Lessor’s delivery to Lessee of an executed letter of intent) provide Lessee with a copy of such Third Party Offer (the “Third Party Offer Notice”) and Lessee shall have the Decision Period (as hereinafter defined) in which to confirm in writing its intention to purchase the Leased Property or the Equity Interest, as applicable, on the same terms and conditions contained in the Third Party Offer. If Lessee shall fail to provide a written response to Lessor within the Decision Period, then Lessee shall be deemed to have elected not to exercise its option and Lessor and the third party shall be entitled to proceed with the sale of the Leased Property or Equity Interests (as applicable) on the same terms as those set forth in the letter of intent, free and clear of any Lessee rights of first refusal to purchase the Leased Property or Equity Interests. As used herein, the term “Decision Period” shall mean the period of time commencing on the date that Lessee receives the Third Party Offer Notice and ending on the later to occur of (i) the sixtieth (60th) day immediately following the date that Lessee receives the Third Party Offer Notice, or (ii) the thirtieth (30th) day immediately following the date that the Lessor or its Affiliate enters into a binding definitive agreement accepting the Third Party Offer (the “Binding Agreement”).

(b) If, prior to the closing of any such sale of the Leased Property or Equity Interests in accordance with the Third Party Offer, Lessor agrees to reduce the offering price set forth in the Third Party Offer to an amount which is less than ninety-eight (98%) of the original offered amount, or to modify or amend any material terms or conditions set forth in the Third Party Offer or the Binding Agreement such that they are materially more favorable to the third party purchaser than those terms and conditions initially set forth in the Third Party Offer on which the sale of the Leased Property or Equity Interests was initially offered to Lessee, then Lessor shall give Lessee written notice thereof and all supporting documentation (the “Revised Sale Terms”). Lessee shall have thirty (30) days after the receipt of said notice and Revised Sale Terms in which to confirm in writing its intention to purchase the Leased Property or the Equity Interest, as applicable, on the same terms and conditions contained in the Third Party Offer or Binding Agreement, as applicable and as modified by the Revised Sale Terms. If Lessee shall fail to provide a written response to Lessor within such thirty (30) day time period, then Lessee shall be deemed to have elected not to exercise its option and Lessor and the third party shall be entitled to proceed with the sale of the Leased Property or Equity Interests (as applicable) free and clear of any Lessee rights of first refusal to purchase the Leased Property or Equity Interests.

(c) If Lessee exercises the foregoing option, then such purchase shall be consummated in accordance with the provisions of Article XVIII hereof to the extent not inconsistent herewith. The closing of any such purchase by the Lessee shall occur on the later of (i) the closing date specified in the Third Party Offer or Binding Agreement, as applicable, or (ii) the thirtieth (30th) day immediately following Lessor’s receipt of Lessee’s written confirmation of Lessee’s intent to exercise its option as provided herein.

(d) In the event that such sale of the Leased Property or Equity Interests to such third party fails to close for whatever reason, Lessee shall be entitled to exercise its right of first refusal as provided in this Section 34.2 as to any subsequent Third Party Offer that occurs during the Term of this Lease, or with respect to such adjusted Third Party Offer or Binding Agreement, as applicable. In the event that Lessee shall fail to exercise its option as provided herein, and Lessor shall consummate a sale of the Leased Property or Equity Interests to such third party during the Term, then the Lessee shall remain entitled to exercise its right of first refusal as provided in this Section 34.2 as to any subsequent sale or transfer during the Term by such third party of the Leased Property or Lessor’s Equity Interests which is subject to Lessee’s right of first refusal granted herein.

(e) In addition to the conditions and limitations set forth in Section 34.2(a), Lessee’s first refusal option with respect to the Leased Property shall not apply to or otherwise restrict any actions, negotiations or agreements in respect of (i) the sale, transfer of other disposition of the Leased Property or the Equity Interest in Lessor to any unaffiliated third party third party prior to the expiration of the Fixed Term, (ii) the sale, transfer or other disposition of the Leased Property which constitutes a Portfolio Sale, or (iii) the sale of equity, merger, combination, sale of all or substantially all of its assets or similar transaction involving Medical Properties Trust, Inc., MPT Operating Partnership, L.P., or their respective Affiliates and any other Person in connection with a Portfolio Sale.

ARTICLE XXXV.

SUBSTITUTION RIGHTS

35.1. Lessee’s Property Substitution Right. Subject to Lessor’s prior written consent, in its sole and absolute discretion, and further subject to satisfaction of the conditions precedent set forth in Section 35.2 and to all other terms and conditions hereof, Lessee may request that Lessor substitute for up to one (1) Property (such Property, an “Eliminated Property”), a Substitute Property, for any commercially reasonable business purpose (including in connection with any default or Event of Default (a “Property Substitution”).

35.2. Conditions Precedent to Lessee’s Property Substitution Right. The right of Lessee to effect a Property Substitution is subject to satisfaction by Lessee, or waiver by Lessor, in its sole and absolute discretion, of each of the following:

(a) Lessee shall have given Lessor notice of such proposed Property Substitution not less than sixty (60) days prior to the proposed Property Substitution Date. Any notice from Lessee to Lessor concerning a proposed Property Substitution shall include the following:

(i) notice of the Property Substitution Date proposed by Lessee and Lessee’s Affiliate proposed to be the operator of the Substitute Property;

(ii) the Fair Market Value of the Substitute Property is not less than the Fair Market Value of such Eliminated Property, as determined in the good faith, reasonable discretion of Lessor;

(iii) a title insurance commitment from a title insurance company of recognized standing undertaking to issue to Lessor or its designee, at Lessee’s expense, an ALTA Owner’s extended coverage policy of title insurance with respect to the proposed fee real property interests included in the Substitute Property and in the amount of the Fair Market Value thereof, confirming that upon conveyance thereof to Lessor or its designee, such transferee will hold good and marketable title to the proposed Substitute Property, free and clear of title defects, liens, encumbrances and burdens which are not acceptable to such transferee in its sole discretion;

(iv) a written Phase I Environmental Assessment (and if necessary, a Phase II Assessment) of the proposed Substitute Property, prepared by an environmental consulting firm reasonably acceptable to Lessor not more than one hundred twenty (120) days prior to the proposed Property Substitution Date;

(v) a current as-built survey of the real property included in the proposed Substitute Property;

(vi) an engineering and architectural inspection of the buildings and other improvements included in the proposed Substitute Property prepared by an engineering firm reasonably acceptable to Lessor not more than one hundred twenty (120) days prior to the proposed Property Substitution Date, confirming that the proposed Substitute Property is in a good and safe condition and does not require modifications or repairs costing more than Two Percent (2%) of the Fair Market Value thereof during the first (1st) twelve (12) months after the effective date of such Property Substitution;

(vii) a list of all material leases and contracts pertaining to the proposed Substitute Property, together with copies of any such agreements which have a term of more than one (1) year or which involve payment of consideration in excess of Fifty Thousand and No/100 Dollars ($50,000) in any twelve (12) month period;

(viii) a list of all material accreditations, permits, authorizations and approvals of accreditation agencies and federal, state and local agencies pertaining to the proposed Substitute Property and to the Hospital location and related facilities located and operated thereon, together with copies of all such accreditation, permits, authorizations and approvals;

(ix) a copy of the most recent Joint Commission survey of the Hospital location operated on the proposed Substitute Property; and

(x) financial information concerning the Substitute Property sufficient to demonstrate the financial performance of the Substitute Property either (A) in form and level of detail acceptable to Lessor in its sole and absolute discretion, or (B) if Lessee’s Affiliate shall have operated the Substitute Property for at least the preceding two (2) fiscal years, presented in a form and level of detail reasonably acceptable to Lessor; and

(b) the proposed Substitute Property shall have a Fair Market Value of no less than the Fair Market Value of the Eliminated Property, as determined in the good faith, reasonable discretion of Lessor.

35.3. Procedures for Property Substitution. On the Property Substitution Date, Lessee and Lessor and/or their respective Affiliates shall take the following actions:

(a) Lessee and Lessor will execute instruments in mutually agreeable form (i) terminating the Lease with respect to the Eliminated Property, except for such obligations which expressly survive any such termination, and adding such Substitute Property to the Leased Property under this Lease;

(b) Lessor will convey the Eliminated Property to Lessee or its designee on an “as is” and “where is” basis in the manner and on the terms set forth in Article XVIII;

(c) Lessee or its Affiliate will convey the Substitute Property to Lessor or its Affiliate by special warranty deed, which conveyance will be accompanied by ALTA Owner’s title insurance policy as contemplated by Section 35.2(a)(iii) above; and

(d) Lessee, its Affiliates and the Guarantors shall deliver to Lessor the Other Credit Enhancements as shall be necessary to provide Lessor with the security and credit enhancements comparable, in Lessor’s reasonable discretion, to those provided in the other Obligation Documents which pertain to the Substitute Lease.

As soon as practicable after the Property Substitution Date, Lessee will reimburse Lessor and its Affiliates for all documented, out-of-pocket expenses incurred by Lessor and its Affiliates in connection with such Property Substitution.

ARTICLE XXXVI.

FINANCING OF THE LEASED PROPERTY

Lessor agrees that, if it grants or creates any mortgage, lien, encumbrance or other title retention agreement (“Liens”) upon any Property after the Commencement Date, Lessor will obtain an agreement from the holder of each such Lien whereby such holder agrees (a) to give the Facility Lessee which operates such Property the same notice, if any, given to Lessor of any default or acceleration of any obligation underlying any such Lien or any sale in foreclosure of such Lien, (b) to permit such Facility Lessee, after twenty (20) days’ prior written notice, to cure any such default on Lessor’s behalf within any applicable cure period, (c) to permit such Facility Lessee to appear with its representatives and to bid at any foreclosure sale with respect to any such Lien, (d) that, if subordination by such Facility Lessee is requested by the holder of each such Lien, to enter into an agreement with such Facility Lessee containing the provisions described in Article XXXVII, and (e) to execute and deliver to such Facility Lessee a written agreement consenting to this Lease and agreeing that, notwithstanding any such other Facility Instrument or any default, expiration, termination, foreclosure, sale, entry or other act or omission thereunder, such Facility Lessee shall not be disturbed in peaceful enjoyment of such portion of the Leased Property nor shall this Lease be terminated or canceled at any time, except in accordance with Article XVI as a result of an Event of Default. No Facility Lessee shall be subordinated to the holder of a Lien unless both conditions of clause (d) and (e) above are met.

ARTICLE XXXVII.

SUBORDINATION AND NON-DISTURBANCE

At the request from time to time by one or more Facility Lenders with respect to any Facility Lessee, within twenty (20) days from the date of request, such Facility Lessee shall execute and deliver within such twenty (20)-day period, to such Facility Lender, an estoppel certificate along with a written agreement in form and content reasonably acceptable to such Facility Lender and Facility Lessee whereby, as to any Property of such Facility Lessee encumbered by a Facility Instrument of such Facility Lender, such Facility Lessee subordinates this Lease and all of its rights and estate hereunder to each such Facility Instrument and agrees with each such Facility Lender that such Facility Lessee will attorn to and recognize such Facility Lender or the purchaser at any foreclosure sale or any sale under a power of sale contained in any such Facility Instrument, as the case may be, as Lessor under this Lease with respect to such Property for the balance of the Term then remaining, subject to all of the terms and provisions of this Lease; provided, however, that each such Facility Lender simultaneously executes and delivers to such Facility Lessee a written agreement in form and content reasonably acceptable to such Facility Lender and Facility Lessee consenting to this Lease and agreeing that, notwithstanding any such other mortgage, deed of trust, right, title or interest, or any default, expiration, termination, foreclosure, sale, entry or other act or omission under, pursuant to or affecting any of the foregoing, such Facility Lessee shall not be disturbed in peaceful enjoyment of such Property nor shall this Lease be terminated or canceled at any time, except as a result of an Event of Default.

ARTICLE XXXVIII.

LICENSES

38.1. Maintenance of Licenses. With respect to each Facility, each Facility Lessee (a) shall maintain at all times during the Term and any holdover period, (i) the Operating Agreements, (ii) the Participation Agreements and (iii) all applicable federal, state and local governmental licenses, approvals, qualifications, variances, certificates of need, franchises, accreditations, certificates, certifications, consents, permits and other authorizations and contracts, including provider numbers and provider agreements with governmental or quasi-governmental entities and other third parties, which may be necessary for the operation of the Facility operated by such Facility Lessee for the Primary Intended Use, or required for certification and participation under Medicare and Medicaid legislation and regulations, the provider programs of the State Regulatory Authorities for each particular Facility (“DHS”), the United States Department of Health and Human Services (“DHHS”), and the Centers for Medicare and Medicaid Services (“CMS”), and/or state or federal Title XVIII and/or Title XIX provider programs applicable for each such Facility (the items described in this subsection (iii), collectively, the “Licenses”) (provided, however, no Facility Lessee shall be required to maintain any Operating Agreements or Participation Agreements unless such agreements are required for participation in Medicare and Medicaid programs and/or required for the maintenance of federal, state and local licenses); (b) shall remain in compliance with all state and federal laws, rules, regulations and procedures with regard to the operation of the Facility operated by such Facility Lessee, including, without limitation, HIPAA and the regulations promulgated by the State Regulatory Authorities, as applicable for each such Facility, as they may from time to time exist; and (c) shall operate the Facility operated by such Facility Lessee in a manner consistent with quality acute care services and sound reimbursement principles under the Medicare and/or Medicaid programs and as required under state and federal law.

38.2. No Transfers or Alterations of Licenses. Except in connection with a permitted assignment of this Lease (including, without limitation, with respect to an assignment to a Leasehold Mortgageee), Lessee covenants and agrees that during the Term it shall not, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed, other than in connection with a pledge to a Leasehold Mortgagee, (a) sell, move, modify (including, without limitation, the establishment of a “provider-based” network or similar arrangement), cancel, surrender, transfer, assign, sell, relocate, pledge, secure, convey or in any manner encumber any License, or (b) effect or attempt to effect any change in the license category or status of any Facility or any part thereof.

38.3. Notifications; Corrective Actions. Each Facility Lessee shall notify Lessor in writing within five (5) Business Days after such Facility Lessee’s receipt of any notice, action, proceeding or inquiry of any governmental agency, bureau or other authority, whether federal, state or local, of any kind, nature or description, which could adversely affect any material License for the Facility operated by such Facility Lessee, or the ability of such Facility Lessee to maintain its status as the licensed and accredited operator of such Facility, or which alleges any material noncompliance with any law. At the time of delivery of such notification to Lessor, such Facility Lessee shall furnish Lessor with a copy of any and all such notices or inquiries. Each Facility Lessee shall act diligently to correct any deficiency or deal effectively with any “adverse action” or other proceedings, inquiries or other governmental actions, so as to maintain the Licenses and Medicare and/or Medicaid certification, status for the Facility operated by such Facility Lessee in good standing at all times. No Facility Lessee shall agree to any settlement exceeding Four Million and No/100 Dollars ($4,000,000.00) or other action with respect to such proceedings or inquiries which affects the use of all or any portion of the Leased Property or any part thereof for the Primary Intended Use without the prior written consent of Lessor, which consent shall not be unreasonably conditioned or delayed.

38.4. Termination of Lease. UPON THE TERMINATION OF THIS LEASE OR LESSEE’S RIGHT OF POSSESSION HEREUNDER WITH RESPECT TO ANY ONE OR MORE PROPERTIES (ASSUMING LESSEE DOES NOT PURCHASE THE LEASED PROPERTY AS PROVIDED HEREIN), WITHOUT ANY ADDITIONAL CONSIDERATION TO ANY FACILITY LESSEE, THE APPLICABLE FACILITY LESSEE SHALL, FOR REASONABLE PERIODS OF TIME AFTER SUCH TERMINATION, USE ITS BEST EFFORTS TO FACILITATE AN ORDERLY TRANSFER OF THE OPERATION AND OCCUPANCY OF SUCH PROPERTY TO LESSOR OR ITS DESIGNEE, AND SUCH COOPERATION SHALL INCLUDE, WITHOUT LIMITATION, (1) SUCH FACILITY LESSEE’S EXECUTION AND SUBMISSION TO THE APPROPRIATE AUTHORITY OF

ANY AND ALL DOCUMENTS REQUIRED TO EFFECT THE TRANSFER, ISSUANCE OR ASSIGNMENT TO LESSOR OR ITS DESIGNEE OF ANY AND ALL LICENSES, INCLUDING ALL MEDICARE AND MEDICAID PROVIDER NUMBERS AND PROVIDER AGREEMENTS, (2) SUCH FACILITY LESSEE’S MAINTENANCE OF THE EFFECTIVENESS OF ANY AND ALL SUCH LICENSES UNTIL SUCH TIME AS ANY NEW LICENSES NECESSARY FOR ANY NEW LESSEE OR OPERATOR TO OPERATE THE FACILITY OPERATED BY SUCH FACILITY LESSEE HAVE BEEN ISSUED, AND (3) THE TAKING OF SUCH OTHER ACTIONS AS REASONABLY REQUESTED BY LESSOR OR REQUIRED BY APPLICABLE LAW; IT BEING UNDERSTOOD AND AGREED THAT THE PERFORMANCE OR EXERCISE OF ANY OF THE FOREGOING RIGHTS, REMEDIES, DUTIES AND OBLIGATIONS SHALL BE WITHOUT ANY ADDITIONAL CONSIDERATION TO SUCH FACILITY LESSEE.

38.5. Material Condition of Lease. IT IS AN INTEGRAL CONDITION OF THIS LEASE, AND A MATERIAL INDUCEMENT TO LESSOR’S AGREEMENT TO ENTER INTO THIS LEASE, THAT EACH FACILITY LESSEE ACKNOWLEDGES AND AGREES TO COOPERATE WITH AND ASSIST LESSOR AND/OR ITS DESIGNEE IN CONNECTION WITH ANY TRANSFER OF THE LICENSES OR THE OPERATIONS OF THE FACILITIES IN ACCORDANCE WITH THIS ARTICLE XXXVIII. INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH A TERMINATION OF THIS LEASE OR REMOVAL OF LESSEE FROM POSSESSION OF ONE OR MORE PROPERTIES IN THE MANNER SET FORTH IN SECTION 38.4 ABOVE, WHICH COOPERATION AND ASSISTANCE SHALL BE WITHOUT ANY ADDITIONAL CONSIDERATION TO LESSEE.

ARTICLE XXXIX.

INTENTIONALLY OMITTED

ARTICLE XL.

MISCELLANEOUS

40.1. General. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (subject to Article XXIII); provided, however, that (a) this Lease shall not inure to the benefit of any assignee pursuant to an assignment which violates the terms of this Lease and (b) neither this Lease nor any other document or agreement contemplated under this Lease shall be deemed to confer upon any Person not a party to this Lease any rights or remedies contained in this Lease. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect its meaning.

40.2.	Bankruptcy Waivers.

(a) Unitary and Non-Severable Lease. The parties agree that for the purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amendment or successor section thereof, this is one indivisible and non-severable lease dealing with and covering one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property covered hereby.

(b) Relief from Stay. Lessee acknowledges and agrees that in the event any Lessee or any Leased Property relating to any Facility shall become the subject of any bankruptcy or insolvency estate, then (i) Lessee shall not oppose any request by Lessor to obtain an order from the court granting relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code so as to permit the exercise of all rights and remedies pursuant to this Lease, and (ii) the occurrence or existence of any Event of Default under this Lease shall, in and of itself, constitute “cause” for relief from the automatic stay pursuant to the provisions of Section 362(d)(1) of the Bankruptcy Code, based on the fact that the non-existence of a bankruptcy proceeding was a material inducement for the entry by Lessor into this Lease.

(c) Automatic Stay. Lessee hereby waives the stay imposed by 11 U.S.C. Section 362(a) as to actions by the Lessor against each Facility. Lessee acknowledges and agrees that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against Lessee, it shall not assert or request that any other party assert that the automatic stay provided by Section 362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Lessor to enforce any rights or remedies held by virtue of the Lease or applicable law.

(d) Patient Care Ombudsman. Lessee hereby agrees (i) to use its best efforts to contest the necessity of the appointment of a Patient Care Ombudsman for such Facility as that term is defined in 11 U.S.C. Section 333, and/or (ii) to join with Lessor in requesting a waiver of or contesting the appointment of such a Patient Care Ombudsman.

40.3. Lessor’s Expenses. In addition to the other provisions of this Lease, including, without limitation, Section 16.2 hereof, Lessee agrees and shall pay and/or reimburse Lessor and its Affiliates’ reasonable documented, out-of-pocket costs and expenses, including, without limitation, the costs and expenses of reports and investigations and reasonable legal fees and expenses attributable to an Event of Default and Lessor’s pursuing the rights and remedies provided herein and under applicable law, incurred or resulting from or relating to (a) requests by Lessee for approval or consent under this Lease or any other Obligation Document (including any consents relating to any intercreditor issues which arise in connection with any Material Obligations), (b) any circumstances or developments which give rise to Lessor or its Affiliates’ right of consent or approval under this Lease or any other Obligation Document, (c) circumstances resulting from any action or inaction by Lessee contrary to the lease provisions, (d) a request for changes, including, but not limited to, (i) the permitted use of the Leased Property, (ii) alterations and improvements to the Leased Improvements, (iii) subletting or assignment, and (iv) any other changes in the terms, conditions or provisions of this Lease or any other Obligation Document, and (e) enforcement by Lessor or its Affiliates of any of the provisions of this Lease or any other Obligation Document. Such expenses and fees shall be paid by Lessee within thirty (30) days of the submission of a statement for the same or such amount(s) shall be subject to a late charge computed at the Overdue Rate from the expiration of said thirty (30) day period to the date of payment, plus a Late Payment Penalty with respect to such unpaid amount.

40.4. Entire Agreement; Modifications. This Lease, together with all exhibits, schedules and the other documents referred to herein, embody and constitute the entire understanding between the parties with respect to the transactions contemplated herein, and all prior and contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Lease. This Lease amends and restates and supersedes, in all respects, the Original Lease. Neither this Lease, any exhibit or schedule attached hereto, nor any provision hereof or thereof may be modified or amended except by an instrument in writing signed by Lessor and Lessee.

40.5. Lessor Securities Offering and Filings. Notwithstanding anything contained herein to the contrary, Lessee shall, at Lessor’s sole costs and expense, cooperate with Lessor in connection with any securities offerings and filings, or Lessor’s efforts to procure or maintain financing for, or related to, the Leased Property, or any portion thereof and, in connection therewith, Lessee shall furnish Lessor, in a timely fashion, with such financial and other information (including audited financial statements and consents of auditors) as Lessor shall reasonably request; provided that Lessee shall under no circumstances be required to provide (i) any internally prepared reports, (ii) attorney-client privileged communications and work product, or (iii) information subject to a written confidentiality obligation or otherwise restricted by agreement or law from delivery. Lessor shall reimburse the Lessee for any and all reasonable incremental costs (i.e., reasonable costs not otherwise incurred by the Lessee with respect to the normal preparation of such financial statements for other purposes) incurred in furnishing, or causing its accountants to furnish, such financial statements and consents. Lessor may disclose that Lessor has entered into this Lease with Lessee and may provide and disclose information regarding this Lease, Lessee, the Guarantors, the Leased Property and each Facility, and such additional information which Lessor may reasonably deem necessary, to its proposed investors in such public offering or private offering of securities, or any current or prospective lenders with respect to such financing, and to investors, analysts and other parties in connection with earnings calls and other normal communications with investors, analysts, and other parties. Upon reasonable advance notice, Lessor, its legal and financial representatives, and any lender providing financing for all or any portion of the Leased Property (each, a “Requesting Party”) shall have the right, subject to the execution of a written confidentiality agreement on terms reasonably acceptable to Lessor, such lender and Lessee, to access, examine and copy all agreements, records, documentation and information relating to Lessee, the Guarantors, and such Leased Property, and to discuss such affairs and information with the officers, employees and independent public accountants of Lessee; provided, however, that (a) such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Lessee, and in such a manner as to not unreasonably disrupt the normal operations of the Property, (b) Lessee is not under any obligation to disclose to the Requesting Party any information, the disclosure of which is restricted by contract or applicable Law or would result in the waiver of any attorney-client privilege. The additional costs of Lessee in complying with the foregoing shall be reimbursed to Lessee by Lessor.

40.6.	Non-Recourse as to Parties.

(a) Anything contained herein to the contrary notwithstanding, any claim based on, or in respect of, any liability of Lessor under this Lease shall be enforced only against the Leased Property and any proceeds therefrom and not against any other assets, properties or funds of (i) Lessor, (ii) any director, officer, general partner, member, shareholder, limited partner, beneficiary, employee, representative, contractor or agent of Lessor or any of its Affiliates (collectively, the “Lessor Parties”) (or any legal representative, heir, estate, successor or assign of Lessor or any of the Lessor Parties), (iii) any predecessor or successor partnership or corporation (or other entity) of Lessor or any of the Lessor Parties, either directly or through Lessor or the Lessor Parties, or (iv) any person or entity affiliated with any of the foregoing.

(b) Anything contained herein to the contrary notwithstanding, any claim based on, or in respect of, any liability of Lessee under this Lease shall be enforced only against Lessee or any Guarantor and not against (i) any director, officer, general partner, member, shareholder, limited partner, beneficiary, employee, representative, contractor or agent of Lessee or any of its Affiliates other than the Guarantors (collectively, the “Lessee Parties”) (or any legal representative, heir, estate, successor or assign of any Lessee or any of the Lessee Parties), (ii) any predecessor or successor partnership or corporation (or other entity) of any Lessee or any of the Lessee Parties, either directly or through any Lessee or the Lessee Parties or (iii) any person or entity affiliated with any of the foregoing. In no event shall Lessor, any Lessee, any of the Lessor Parties or any of the Lessee Parties be liable for indirect, incidental, consequential, special, punitive or exemplary damages, regardless of the form of action, whether in contract, tort or otherwise, and even if such party has been advised of the possibility of such damages.

40.7. Covenants, Restrictions and Reciprocal Easements. Subject to the Oklahoma Ground Lease, the Kershaw Medical Center Lease and Lessee’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed, and notwithstanding anything herein to the contrary, Lessor shall have the right, but not the obligation, to place of record all covenants, restrictions and reciprocal easements on all or any portion of the Land (collectively, the “Declarations”) which Lessor deems reasonably necessary for the ownership of any Property, with such Declarations to be in form and content acceptable to Lessor in its reasonable discretion.

40.8. Force Majeure. Except for Rent and other monetary obligations payable pursuant to the terms of this Lease (which shall not be extended or excused), in the event that Lessor or Lessee shall be delayed, hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lockouts, labor troubles, or other industrial disturbances, inability to procure materials, failure of power, unavailability of any utility service, restrictive governmental laws or regulations, acts of public enemies, war, blockades, riots, insurrections, earthquakes, fires, storms, floods, civil disturbances, weather-related acts of God, failure to act, or default of another party, or other reason beyond Lessor’s or Lessee’s control (individually “Force Majeure”), then performance of such act shall be excused for the period of the delay, and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay. Within ten (10) Business Days following the occurrence of Force Majeure, the party claiming a delay due to such event shall give written notice to the other setting forth a reasonable estimate of such delay.

40.9. Management Agreements. Lessee shall not engage or replace any Management Company without Lessor’s prior written consent, which consent shall be in Lessor’s sole discretion; provided, however, that notwithstanding the foregoing, Lessee may, without Lessor’s consent, replace the Management Company so long as, at Lessee’s sole cost and expense, (i) the replacement manager is a Qualified Manager engaged pursuant to a replacement Management Agreement, and (ii) the replacement Management Agreement is entered into concurrently with the termination of the prior Management Agreement. Lessee shall require any Management Company to execute and deliver to Lessor within ten (10) Business Days from Lessor’s request an estoppel certificate, as required by Lessor and/or any Facility Lender, in such form and content as is reasonably acceptable to Lessor and/or such Facility Lender.

40.10. Lessee Non-Competition.

(a) Each Facility Lessee agrees that while the Lease is in place and, if such Lease is terminated due to an Event of Default by Lessee, then for a period of three (3) years thereafter (the “Noncompete Period”), no Facility Lessee shall, directly or indirectly, acquire, finance, guarantee indebtedness, own, lease, manage, develop or provide services in connection with the acquisition, ownership, operation or development of any real estate located within ten (10) miles of any point on or within any Property, which real estate is used in a Competing Business. Any violation of the provisions of this Section 40.10 shall suspend the Noncompete Period for the duration of such violation. “Competing Business” shall mean any healthcare business which involves the provision of general acute care services, long term care services, rehabilitation services and skilled nursing; provided, however, that the foregoing shall not prohibit any Facility Lessee from acquiring, owning, operating or developing real estate, the acquisition, ownership, operation or development of which by such Facility Lessee will not have an adverse effect on the applicable Property, or the ability of such Facility Lessee to perform its obligations under this Lease, all as determined in the reasonable discretion of Lessor.

(b) Lessee agrees that the restrictions contained herein are reasonable and necessary to protect the legitimate interests of Lessor, and that any violation of the provisions would result in damages which cannot be adequately compensated by money alone. Lessee agrees that Lessor will be entitled to injunctive or other equitable relief without proving actual damages or posting any bond in the event of any violation of the restrictions contained herein; provided, however, that the foregoing shall not limit or be construed to prohibit or limit the right of Lessor to pursue any other legal and equitable remedies available to it on account of such breach or violation, including the recovery of damages from Lessee.

(c) If any court shall hold that the duration or scope of this Section 40.10 (geographic or otherwise) is unreasonable or invalid, then the provisions of this Section 40.10 shall remain in effect for whatever time period or geographic area that such court does not declare to be unreasonable or invalid. In addition, if any court shall hold that the duration or scope (geographic or otherwise) of this Section 40.10 is unreasonable or invalid, then, to the extent permitted by law, the court may prescribe a maximum duration or scope (geographic or otherwise) that is judicially enforceable and not unreasonable and the parties agree to accept such judicial determination, which the parties agree shall be substituted in place of any and every judicially unenforceable provision of this Section 40.10, and that this Section 40.10, as so modified, shall be fully enforceable as if originally executed in such manner.

(d) The terms of this Section 40.10 are intended to comply with all applicable rules and regulations of all governmental and regulating authorities. Accordingly, the parties agree to renegotiate, in good faith, any term, condition or provision of this Section 40.10 determined to be in contravention of any regulation, policy or law of any such authority. All other provisions hereof shall remain enforceable to the fullest extent permitted by law.

40.11. Lessor Non-Competition.

(a) Each Facility Lessor agrees that while the Lease is in place (the “Lessor Noncompete Period”) no Facility Lessor shall, directly or indirectly, acquire, finance, guarantee indebtedness, own, lease, manage, develop or provide services in connection with the acquisition, ownership, operation or development of any real estate located within ten (10) miles of any point on or within (i) any Property subject to this Lease or (ii) any “Property” subject to an Affiliate Separate Lease, which real estate or any portion thereof is utilized as a general acute care hospital or ambulatory surgery center. Any violation of the provisions of this Section 40.11 shall suspend the Lessor Noncompete Period for the duration of such violation; provided, however, that the foregoing shall not prohibit any Facility Lessor from acquiring, owning, operating or developing real estate, the acquisition, ownership, operation or development of which by such Facility Lessor will not have an adverse effect on the applicable Property, or the ability of Lessee to perform its obligations under this Lease, all as determined in the reasonable discretion of Lessee.

(b) Lessor agrees that the restrictions contained herein are reasonable and necessary to protect the legitimate interests of Lessee and that any violation of the provisions would result in damages which cannot be adequately compensated by money alone. Lessor agrees that Lessee will be entitled to injunctive or other equitable relief without proving actual damages or posting any bond in the event of any violation of the restrictions contained herein; provided, however, that the foregoing shall not limit or be construed to prohibit or limit the right of Lessee to pursue any other legal and equitable remedies available to it on account of such breach or violation, including the recovery of damages from Lessor.

(c) If any court shall hold that the duration or scope of this Section 40.11 (geographic or otherwise) is unreasonable or invalid, then the provisions of this Section 40.11 shall remain in effect for whatever time period or geographic area that such court does not declare to be unreasonable or invalid. In addition, if any court shall hold that the duration or scope (geographic or otherwise) of this Section 40.11 is unreasonable or invalid, then, to the extent permitted by law, the court may prescribe a maximum duration or scope (geographic or otherwise) that is judicially enforceable and not unreasonable and the parties agree to accept such judicial determination, which the parties agree shall be substituted in place of any and every judicially unenforceable provision of this Section 40.11, and that this Section 40.11, as so modified, shall be fully enforceable as if originally executed in such manner.

(d) The terms of this Section 40.11 are intended to comply with all applicable rules and regulations of all governmental and regulating authorities. Accordingly, the parties agree to renegotiate, in good faith, any term, condition or provision of this Section 40.11 determined to be in contravention of any regulation, policy or law of any such authority. All other provisions hereof shall remain enforceable to the fullest extent permitted by law

40.12. Governing Law. THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES. NOTWITHSTANDING THE FOREGOING, ALL PROVISIONS OF THIS LEASE RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO THE RECOVERY OF POSSESSION OF THE LEASED PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER OR OTHER SIMILAR ACTION) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE LEASED PROPERTY IS LOCATED.

40.13. Jurisdiction and Venue. LESSOR AND LESSEE CONSENT TO PERSONAL JURISDICTION IN THE STATE OF DELAWARE. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 40.13, LESSOR AND LESSEE AGREE THAT ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS LEASE SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF DELAWARE. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. LESSOR AND LESSEE EXPRESSLY ACKNOWLEDGE THAT DELAWARE IS A FAIR, JUST AND REASONABLE FORUM AND AGREE NOT TO SEEK REMOVAL OR TRANSFER OF ANY ACTION FILED BY THE OTHER PARTY IN SAID COURTS. FURTHER, LESSOR AND LESSEE IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO ARTICLE XXXII SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A

FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT. NOTWITHSTANDING THE FOREGOING, THE PARTIES FURTHER AGREE THAT ALL ACTIONS AND PROCEEDINGS RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES RELATING TO THE RECOVERY OF POSSESSION OF ALL OR ANY PORTION OF THE LEASED PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER OR OTHER SIMILAR ACTION) MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF THE STATE WHERE THE APPLICABLE PORTION OF THE LEASED PROPERTY IS LOCATED.

40.14. True Operating Lease. Lessor and Lessee agree that this Lease is intended as, and shall for all purposes (except in certain respects for accounting purposes under GAAP) constitute a true operating lease and not a capital lease or financing and nothing herein shall be construed as conveying to Lessee any right, title or interest in or to the Leased Property or to any remainder or reversionary estates in the Leased Property held by any Person, except, in each instance, as a lessee. Under no circumstances shall this Lease be regarded as an assignment of all of Lessor’s interest in and to the Leased Property; instead, Lessor and Lessee shall have the relationship between them of Lessor and Lessee, pursuant to the terms and provisions of this Lease. In no event shall Lessee, Capella Holdings or any of their respective Subsidiaries claim depreciation, amortization or interest deductions as owner of any portion of the Leased Property for United States federal, state or local income tax purposes (except as to Capital Additions not funded by Lessor). It is an integral condition of this Lease, and a material inducement to Lessor’s agreement to enter into this Lease, that Lessee agrees (except in certain respects for accounting purposes under GAAP) this Lease is an operating lease and not a capital lease or financing. Neither Lessor nor Lessee shall shall assert, and each hereby waives, any right to demand, request or plead for the re-characterization of this Lease or any other Obligation Document, whether or not in a proceeding related to any bankruptcy or insolvency of Lessor or Lessee.

40.15. Intentionally Deleted.

40.16. Compliance with Anti-Terrorism Laws. Lessor hereby notifies Lessee that pursuant to the requirements of certain Anti-Terrorism Laws (including, without limitation, the Patriot Act) and Lessor’s policies and practices, Lessor is required to obtain, verify and record certain information and documentation that identifies Lessee, which information includes the name, address and identification number of Lessee. Lessee will not, directly or indirectly, knowingly enter into any lease for the operation of any part of a Facility or any other lease or any material contracts with any person listed on the OFAC List. Lessee shall promptly notify Lessor if Lessee has knowledge that Lessee or any of its principals or Affiliates or any Guarantor is listed on the OFAC List or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Lessee will not, directly or indirectly (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, or other Anti-Terrorism Law.

40.17. Electronically Transmitted Signatures. In order to expedite the execution of this Lease, telecopied signatures or signatures sent by electronic mail may be used in the place of original signatures on this Lease. The parties intend to be bound by the signatures of the telecopied or electronically mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Lease based on the form of the signature. Following any facsimile or electronic mail transmittal, the party shall promptly deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Lease.

40.18. Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE OF ANY PARTY OF THEIR RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING TO THIS LEASE OR THE LEASED PROPERTY (INCLUDING ANY CLAIM OR DEFENSE ASSERTING THAT THIS LEASE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LESSOR TO ENTER INTO THIS LEASE.

40.19. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

40.20. Survival. Notwithstanding any provision of this Lease to the contrary, the parties acknowledge and agree that, all claims against, and liabilities of, Lessee or Lessor which relate to acts or omissions prior to the date of expiration or termination of this Lease, and the covenants and obligations under this Lease which expressly relate to periods after the expiration or earlier termination of Lessee’s tenancy under this Lease, including, without limitation, all indemnification obligations and those covenants and obligations described in Sections 8.1(final sentence only), 8.2(b), 8.3 (final sentence only), 16.2, 38.4, 38.5 and 40.3, and Articles XVIII, XIX and XXII, shall survive such expiration or earlier termination.

40.21. Continuation of Defaults. Notwithstanding any provision hereof to the contrary, whenever in this Lease the phrases “continuing,” “continuation of” or similar words or phrases are used in connection with Events of Default, defaults, or events which with notice or passage of time would constitute Events of Default, such phrases or words shall not be construed to create any right in the Lessee to have additional periods of time to cure such defaults or Events of Default other than those specific cure periods provided in this Lease.

40.22. Specific Performance. In addition to any rights and remedies available to the parties hereunder or at law, each party shall be entitled to bring an action for specific performance and to seek other equitable relief in connection with any breach or violation, or any attempted breach or violation, of the provisions of this Lease.

40.23. Joint Drafting. The parties hereto and their respective counsel have participated in the drafting and redrafting of this Lease and the general rules of construction which would construe any provisions of this Lease in favor of or to the advantage of one party as opposed to the other as a result of one party drafting this Lease as opposed to the other or in resolving any conflict or ambiguity in favor of one party as opposed to the other on the basis of which party drafted this Lease are hereby expressly waived by all parties to this Lease.

40.24. Joint and Several Obligations. Each Facility Lessee shall be jointly and severally liable for all of the liabilities and obligations of Lessee under this Lease. Additionally, each Facility Lessee acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Lease shall be applicable to and shall be binding upon and enforceable against any one or more Facility Lessees.

40.25. Representations, Agreements and Covenants relating to Certain Properties. Further representations, agreements and covenants regarding certain of the Properties are set forth on Schedule 40.25 attached hereto and are hereby incorporated herein by reference.

40.26. Oklahoma Ground Lease. Oklahoma Lessor hereby subleases the Oklahoma Ground Leased Property to Lessee subject to the terms of the Oklahoma Ground Lease and solely for the purpose of using the Oklahoma Ground Leased Property in connection with the operation of the Oklahoma Facility located thereon. Lessee shall perform and fulfill all of Lessor’s obligations and responsibilities under the Oklahoma Ground Lease from and after the date hereof and Lessee accepts, assumes and agrees to comply with, perform and observe all of the terms, conditions, provisions, limitations and obligations contained in the Oklahoma Ground Lease to be performed on the part of the Lessor as lessee therein, including the payment of rent required under the Oklahoma Ground Lease. Lessor and Lessee acknowledge and agree that in the event this Lease is terminated or canceled for any reason (i) the Oklahoma Ground Lease and all right, title and interest thereunder shall automatically revert to Lessor (provided, however, in the event Lessee has failed to perform and pay all obligations under the Oklahoma Ground Lease, Lessee shall indemnify and hold Lessor harmless for all such obligations as provided in Article XXII hereof), and (ii) Lessee shall, immediately upon request by Lessor, sign, acknowledge, provide and deliver to Lessor any and all documents, instruments or other writings (all in recordable form) which are or may become necessary, proper and/or advisable to cause the Oklahoma Ground Lease to revert to Lessor as provided herein. Lessee shall not, without Lessor’s prior written consent, which consent may be granted or denied in Lessor’s sole discretion (i) assign, transfer or convey any interest, right or obligation in, to or under the Oklahoma Ground Lease, (ii) sublease any portion of the Oklahoma Ground Leased Property, (iii) terminate, modify, amend, restate or change in any way the Oklahoma Ground Lease, or (iv) exercise any option to purchase the Oklahoma Ground Leased Property. Lessee agrees that it will promptly upon receipt forward to Lessor copies of all notices, requests, demands and other correspondence and documents directed to and/or received from the Oklahoma Ground Lease Lessor.

40.27. Kershaw Medical Center Lease; Parking License. (a) Subject to the reservation by Kershaw Lessor of certain rights and privileges set forth in the Kershaw Medical Center Lease which are described on Schedule 40.27 attached hereto, Kershaw Lessor hereby subleases the Kershaw Leased Property to Lessee subject to the terms of the Kershaw Medical Center Lease and solely for the purpose of using the Kershaw Leased Property in connection with the operation of the Kershaw Facility located thereon. Lessee shall perform and fulfill all of Lessor’s obligations and responsibilities under the Kershaw Medical Center Lease from and after the date hereof and Lessee accepts, assumes and agrees to comply with, perform and observe all of the terms, conditions, provisions, limitations and obligations contained in the Kershaw Medical Center Lease to be performed on the part of Lessor as lessee therein, including the payment of rent required under the Kershaw Medical Center Lease. Lessor and Lessee acknowledge and agree that in the event this Lease is terminated or canceled for any reason (i) the Kershaw Medical Center Lease and all right, title and interest thereunder shall automatically revert to Lessor (provided, however, in the event Lessee has failed to perform and pay all obligations under the Kershaw Medical Center Lease, Lessee shall indemnify and hold Lessor harmless for all such obligations as provided in Article XXII hereof), and (ii) Lessee shall, immediately upon request by Lessor, sign, acknowledge, provide and deliver to Lessor any and all documents, instruments or other writings (all in recordable form) which are or may become necessary, proper and/or advisable to cause the Kershaw Medical Center Lease to revert to Lessor as provided herein. Lessee shall not, without Lessor’s prior written consent, which consent may be granted or denied in Lessor’s sole discretion (i) assign, transfer or convey any interest, right or obligation in, to or under the Kershaw Medical Center Lease, (ii) sublease any portion of the Kershaw Leased Property, (iii) terminate, modify, amend, restate or change in any way the Kershaw Medical Center Lease, or (iv) exercise any option to purchase the Kershaw Leased Property. Lessee agrees that it will promptly upon receipt forward to Lessor copies of all notices, requests, demands and other correspondence and documents directed to and/or received from the Kershaw Seller.

(b) Subject to the terms and conditions of the Parking License Agreement, Kershaw Lessor hereby assigns to Lessee the Parking License to be used solely for the purposes set forth in the Parking License Agreement and in connection with the operation of the Kershaw Facility. As a condition to the assignment of the Parking License to Lessee, Lessee agrees to and shall perform all of the obligations and responsibilities of Kershaw Lessor under the Parking License Agreement from and after the Effective Date and Lessee accepts, assumes and agrees to comply with, perform and observe all of the terms, conditions, provisions, limitations and obligations contained in the Parking License Agreement to be performed on the part of Kershaw Lessor as the “Licensee” therein, including, without limitation, the payment of license fees, the payment of taxes, maintaining the Premises (as defined the Parking License Agreement), and maintaining and providing the insurance coverages required under the Parking License Agreement. Lessor and Lessee acknowledge and agree that in the event this Lease (or Lessee’s right of possession hereunder )is terminated for any reason with respect to the Kershaw Property, (i) the Parking License and all right, title and interest under the Parking License Agreement shall automatically revert to Kershaw Lessor (provided, however, in the event Lessee has failed to perform and pay all obligations under the Parking License Agreement, Lessee shall indemnify and hold Lessor harmless for all such obligations as provided in Article XXII hereof), and (ii) Lessee shall, immediately upon request by Lessor, sign, acknowledge, provide and deliver to Lessor any and all documents, instruments or other writings (all in recordable form, if reasonably required by Lessor) which are or may become necessary, proper and/or advisable to cause the Parking License Agreement to revert to Kershaw Lessor as provided herein. Lessee shall not, without the prior written consent of Lessor, which consent may be granted or denied in Lessor’s sole discretion, (i) assign, transfer or convey any interest, right or obligation in, to or under the Parking License or the Parking License Agreement, (ii) sub-license, sublease or transfer in any manner any portion of the Parking License, the Parking License Agreement, or the Premises identified in the Parking License Agreement, or (iii) terminate, modify, amend, restate or change in any way the Parking License Agreement. Lessee agrees that it will promptly upon receipt forward to Lessor copies of all notices, requests, demands and other correspondence and documents directed to and/or received from or on behalf of Kershaw Seller.

40.28. Arbitration. If Lessee disputes Lessor’s determination of Fair Market Value Rent, Lessee shall give notice to Lessor of such dispute within ten (10) Business Days after delivery of the Rent Notice, and such dispute shall be determined by arbitration in accordance with the then prevailing Expedited Procedures of the Arbitration Rules for the Real Estate Industry of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the rules shall be modified as follows:

(a) In its demand for arbitration, Lessee shall specify the name and address of the person to act as the arbitrator on Lessee’s behalf. The arbitrator shall be a real estate broker with at least ten (10) years full-time commercial retail brokerage experience who is familiar with the fair market value of comparable healthcare facility space in the county in which the Property is located. Failure on the part of Lessee to make the timely and proper demand for such arbitration shall constitute a waiver of the right thereto and the Allocable Base Rent shall be as set forth in the Rent Notice. Within ten (10) Business Days after the service of the demand for arbitration, Lessor shall give notice to Lessee specifying the name and address of the person designated by Lessor to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Lessor fails to notify Lessee of the appointment of its arbitrator within such ten (10) Business Day period, and such failure continues for three (3) Business Days after Lessee delivers a second notice to Lessor, then the arbitrator appointed by Lessee shall be the arbitrator to determine the Fair Market Value Rent for the Property.

(b) If two arbitrators are chosen pursuant to Section 40.28(a), the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value Rent. If, within twenty (20) Business Days after the second arbitrator is appointed, the two arbitrators are unable to reach agreement on Fair Market Value Rent, then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 40.28(a). The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Section 40.28(c). Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(c) Fair Market Value Rent shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value Rent supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value Rent, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deem appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value Rent shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease evidencing the extension of the Lease Term for the third (3rd) Extension Term and confirming the Allocable Base Rent for the Extension Term, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.

(d) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

ARTICLE XLI.

MEMORANDUM OF LEASE

Lessor and Lessee shall, promptly upon the request of either, enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the state in which the Leased Property is located, in which reference to this Lease, the Term and all options contained herein, shall be made. The party requesting recording shall pay any recording taxes and other costs in connection therewith.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Master Lease Agreement to be executed by their respective officers thereunto duly authorized.

LESSOR:

MPT OF HARTSVILLE-CAPELLA, LLC
MPT OF MCMINNVILLE-CAPELLA, LLC
MPT OF MUSKOGEE-CAPELLA, LLC
MPT OF KERSHAW-CAPELLA, LLC

By:	MPT Operating Partnership, L.P
Its:	Sole Member of each above-referenced entity

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Its:	Executive Vice President and CFO

ACKNOWLEDGED BY TRS ENTITIES:

MPT OF HARTSVILLE-CAPELLA HOSPITAL, LLC

MPT OF MCMINNVILLE-CAPELLA HOSPITAL, LLC

MPT OF MUSKOGEE-CAPELLA HOSPITAL, LLC

MPT OF HARTSVILLE-CAPELLA HOSPITAL, LLC

By:	MPT Development Services, Inc.
Title:	Sole Member of each above-referenced entity

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and CFO

[Master Lease]

LESSEE:

HARTSVILLE, LLC

By:	Carolina Pines Holdings, LLC
Its: Managing Member

By:	/s/ Michael A. Wiechart
Name:	Michael A. Wiechart
Title:	Chief Executive Officer and President

MUSKOGEE REGIONAL MEDICAL CENTER LLC

By:	/s/ Michael A. Wiechart
Name:	Michael A. Wiechart
Title:	Chief Executive Officer and President

WILLAMETTE VALLEY MEDICAL CENTER, LLC

By:	/s/ Michael A. Wiechart
Name:	Michael A. Wiechart
Title:	Chief Executive Officer and President

KERSHAW HOSPITAL, LLC

By:	/s/ Michael A. Wiechart
Name:	Michael A. Wiechart
Title:	Chief Executive Officer and President

[Master Lease]

Exhibit A-1

Oklahoma Owned Land

Exhibit A-2

Oregon Land

Exhibit A-3

South Carolina Land

Exhibit A-4

Oklahoma Ground Leased Land

Exhibit A-5

Kershaw Owned Land

Exhibit A-6

Kershaw Leased Land

Exhibit B-1

Permitted Exceptions - Oklahoma Owned Land

Exhibit B-2

Permitted Exceptions - Oregon Land

Exhibit B-3

Permitted Exceptions - South Carolina Land

Exhibit B-4

Permitted Exceptions - Oklahoma Ground Leased Land

Exhibit B-5

Permitted Exceptions – Kershaw Owned Land

Exhibit B-6

Permitted Exceptions – Kershaw Leased Land

Exhibit C

Lessee Representations and Warranties

Each Facility Lessee hereby represents and warrants to Lessor, jointly and severally, that:

(a) it has full legal right, power and authority to enter into this Lease, to incur the obligations provided for herein, and to execute and deliver the same to Lessor;

(b) this Lease has been duly executed and delivered by such Facility Lessee and constitutes such Facility Lessee’s valid and legally binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and similar laws affecting the enforcement of creditor’s rights or contractual obligations generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity;

(c) no approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of any other person is required in connection with the execution and delivery by such Facility Lessee of this Lease or the consummation and performance by such Facility Lessee of the transactions contemplated hereby, except such approvals or consents as shall have been obtained on or prior to the Effective Date; and

(d) the execution and delivery of this Lease and the obligations created hereby have been duly authorized by all necessary proceedings on the part of such Facility Lessee, and will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under the governing documents of such Facility Lessee, any instrument, contract or other agreement to which it is a party or by or to which such Facility Lessee or any of its assets or properties are bound or subject; or any statute or any regulation, order, judgment or decree of any court or governmental or regulatory body.

Exhibit D

Form Intercreditor Agreement with Leasehold Mortgagee

[To be attached]

Exhibit E

Existing Subleases

Oklahoma Facility:

Landlord Name	Tenant Name	Address of Premises	Lease Agreement
Muskogee Regional Medical Center, LLC	Diagnostic Laboratory of Oklahoma, L.L.C.	3502 West Okmulgee First Floor Muskogee, OK	Lease Agreement for Medical Office dated 01/24/2012

Muskogee Holdings, LLC	Muskogee Regional Medical Center, LLC	300 Rockefeller Dr. Muskogee, OK 74401	Space Lease Proposal dated 05/01/2009

Muskogee Regional Medical Center, LLC	Mahammed Amer Mahayni, M.D.	3502 West Okmulgee First Floor Muskogee, OK K74401	Lease Agreement for Medical Office dated ; Renewal of Agreement or Contract dated 2014; Renewal of Agreement or Contract dated 01/19/2015

Muskogee Holdings, LLC	Muskogee Regional Medical Center, LLC	3204 West Okmulgee Muskogee, OK	Lease Agreement dated 05/07/2009

Muskogee Regional Medical Center, LLC	John V. Tedesco	3506 West Okmulgee Suite 3504 Muskogee, OK 74401	Lease Agreement for Medical Office dated 04/11/2013

Muskogee Regional Medical Center, LLC	Tulsa Paini Consultants, Inc.	3204 West Okmulgee Suite 3204 Muskogee, OK 74401	Lease Agreement for Medical Office dated

Oregon Facility:

Landlord Name	Tenant Name	Address of Premises	Lease Agreement
Willamette Valley Medical Center, LLC	Salem Brain & Spine LLC	254 NE Norton Lane McMinnville, OR 97128	Medical Office License Agreement dated 4/27/2015

South Carolina Facility:

Landlord Name	Tenant Name	Address of Premises	Lease Agreement
Hartsville HMA, LLC	Lifetime Hearing Services, Inc.	696 Medical Park Dr. Part of 2nd Floor Hartsville, SC 29550	Medical Office Building Lease dated 9/1/14

Kershaw Facility:

Landlord Name	Tenant Name	Address of Premises	Lease Agreement
Kershaw County Medical Center	Augustine Mireku-Boateng, M.D.	1327 Haile Street Camden, SC	Lease dated 1/15/ 2009

Kershaw County Medical Center	Pediatric Associates, P.A.	40 Pinnacle Parkway Suite 2 Elgin, SC	Lease Agreement dated 9/ 9/2013, as amended by Amendment One dated 9/25/ 2013 and by First Amendment to Lease Agreement dated 1/19/ 2015

Exhibit F

Kershaw Facilities

Kershaw Facilities Located on Kershaw Leased Land:

1.	Elgin Center
2.	Kershaw Medical Center

Kershaw Facilities Located on Kershaw Owned Land:

Facility/Practice Name	Address
1. KershawHealth Hospice/Home Health	124 Battleship Rd Camden, SC 29020

2. KershawHealth Primary Care at Camden	1111 Mill St Camden, SC 29020

3. KershawHealth Infectious Diseases/ Pulmonary	1218 Roberts Street Camden, SC 29020

4. West Materee Medical Complex	1165 Hwy 1, Suite 500 Lugoff, SC 29078

5. Abandoned House	1215 Gardner Street Camden, SC 29020

6. Empty Lot	1213 Gardner Street Camden, SC 29020

7. Sleep Diagnostic Center at KershawHealth	1329 Haile Street Camden, SC 29020

8. KershawHealth Physical Therapy	110 Cleveland Street Kershaw, SC 29067

9. KershawHealth Urology	1327 Haile Street Camden, SC 29020

10. KershawHealth Human Resources	1211 Roberts Street Camden, SC 29020

Schedule 1-A

MPT of Hartsville-Capella, LLC;

MPT of McMinnville-Capella, LLC;

MPT of Muskogee-Capella, LLC; and

MPT of Kershaw-Capella, LLC;

each a Delaware limited liability company, collectively, jointly and severally, as Lessor.

Schedule 1-B

Hartsville, LLC, a South Carolina limited liability company;

Muskogee Regional Medical Center LLC, a Delaware limited liability company;

Willamette Valley Medical Center, LLC, a Delaware limited liability company; and

Kershaw Hospital, LLC, a South Carolina limited liability company collectively, jointly and severally, as Lessee.

Schedule 3.1(a)

Lease Bases

The “Lease Base” for each of the Properties are as follows:

Property		Lease Base
Oklahoma Property		$60,000,000
• Oklahoma Owned Land	$13,433,000
• Oklahoma Ground Leased Property	$46,567,000
Oregon Property		$110,000,000
South Carolina Property		$50,000,000
Kershaw Property		$25,800,700
• Kershaw Owned Property	$4,100,700
• Kershaw Leased Property	$21,700,000

and, in each case, plus all costs and expenses not included in such sum which are incurred or paid in connection with the purchase and lease of each of the Properties, including, but not limited to legal, appraisal, title, survey, environmental, seismic, engineering and other fees and expenses paid in connection with the inspection of the Properties and each Facility, and paid to advisors and brokers (except to the extent such items are paid by the Lessees), and shall include the costs and Capital Additions funded by Lessor (and Lessor’s Affiliates) as provided in Section10.4 of this Lease with respect to each Property. Notwithstanding any provision hereof, no item shall be included in the Lease Base for purposes of this Lease to the extent that such item is paid separately by Lessees or is subject to a separate loan repayment obligation of Lessees.

Schedule 9.2

Allocation of Security Deposit

Facility	Allocated Deposit
Kershaw Facility	$388,075
Oklahoma Facility	$991,790
Oregon Facility	$1,396,002
South Carolina Facility	$921,284

Schedule 40.25

State Specific Provisions

(a)	Oklahoma: None.

(b)

Oregon: As to the Oregon Property, with respect to the exercise of any purchase option provided to Lessee under this Lease, including, without limitation, under Articles XIV, XV and XXXIV, Lessor and Lessee acknowledge the following statutory warning for the State of Oregon:

ORS 93.040 WARNING: BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSONS RIGHTS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010. THIS INSTRUMENT DOES NOT ALLOW USE OF THE PROPERTY DESCRIBED IN THIS INSTRUMENT IN VIOLATION OF APPLICABLE LAND USE LAWS AND REGULATIONS. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO DETERMINE ANY LIMITS ON LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930, AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010.

(c)	South Carolina: None

Schedule 40.27

Rights reserved to Kershaw Lessor under the Kershaw Medical Center Lease

Notwithstanding anything to the contrary contained herein,

(a) all rights described in Section 2.2(c) of the Kershaw Medical Center Lease to add the Karesh Space to the Premises (as each such term is defined in the Kershaw Medical Center Lease) are not being subleased to Lessee and are being retained by Kershaw Lessor.

(b) all rights described in Section 7.2(b)(ii) of the Kershaw Medical Center Lease regarding Kershaw Lessor removing, selling, trading or otherwise disposing of any Improvements or Fixtures (as each such term is defined in the Kershaw Medical Center Lease) are not being subleased to Lessee and are being retained by Kershaw Lessor.

(c) all rights described in Section 12.2(c) of the Kershaw Medical Center Lease regarding Kershaw Lessor receiving a refund from Kershaw Lessee if the Kershaw Medical Center Lease is terminated during the Initial Term (as defined in the Kershaw Medical Center Lease) are not being subleased to Lessee and are being retained by Kershaw Lessor.